                                                                     EXHIBIT 4.6

================================================================================

                                CREDIT AGREEMENT

                          DATED AS OF DECEMBER 19, 2002

                                      AMONG

 GRANT PRIDECO, LP, XL SYSTEMS, L.P., TEXAS ARAI, INC., TUBE-ALLOY CORPORATION,
              STAR OPERATING COMPANY, REED-HYCALOG OPERATING, L.P.,
                          AND GRANT PRIDECO CANADA LTD.
                                  AS BORROWERS,

                              GRANT PRIDECO, INC.,
                                 AS A GUARANTOR,

                              GRANT PRIDECO, L.P.,
                           AS US FUNDS ADMINISTRATOR,

                           GRANT PRIDECO CANADA LTD.,
                        AS CANADIAN FUNDS ADMINISTRATOR,

                 THE LENDERS SIGNATORY HERETO FROM TIME TO TIME,
                                   AS LENDERS,

                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                  AS US AGENT,

                         DEUTSCHE BANK AG, CANADA BRANCH
                               AS CANADIAN AGENT,

                   TRANSAMERICA BUSINESS CAPITAL CORPORATION,
                             AS DOCUMENTATION AGENT

                              JPMORGAN CHASE BANK,
                             AS CO-SYNDICATION AGENT

                                       AND

                             MERRILL LYNCH CAPITAL,
                           A DIVISION OF MERRILL LYNCH
                       BUSINESS FINANCIAL SERVICES, INC.,
                             AS CO-SYNDICATION AGENT

                                TABLE OF CONTENTS

                                                                                                                   PAGE

ARTICLE 1         DEFINITIONS.......................................................................................2

         1.1      General Definitions...............................................................................2

         1.2      Accounting Terms and Determinations..............................................................42

         1.3      Other Interpretive Provisions....................................................................43

ARTICLE 2         LOANS............................................................................................43

         2.1      Commitments; Bankers' Acceptances; Delivery of Notes.............................................43

         2.2      Borrowing Mechanics; Interim Advances............................................................46

         2.3      Settlements Among the Agents and the Lenders.....................................................49

         2.4      Scheduled Payments of Term Loans; Mandatory Payments; Mandatory Reduction of
                  Commitments......................................................................................51

         2.5      Payments and Computations........................................................................57

         2.6      Maintenance of Account...........................................................................61

         2.7      Statement of Account.............................................................................61

         2.8      Withholding and Other Taxes......................................................................62

         2.9      Affected Lenders.................................................................................65

         2.10     Sharing of Payments..............................................................................66

ARTICLE 3         LETTERS OF CREDIT................................................................................68

         3.1      Issuance of Letters of Credit....................................................................68

         3.2      Procedure for Issuance...........................................................................69

         3.3      Terms of Letters of Credit.......................................................................70

         3.4      Lenders' Participation...........................................................................70

         3.5      Maturity of Drawings; Interest Thereon...........................................................72

         3.6      Payment of Amounts Drawn Under Letters of Credit; Funding of L/C Participations..................72

         3.7      Nature of Issuing Bank's Duties..................................................................73

         3.8      Obligations Absolute.............................................................................74

ARTICLE 4         INTEREST, FEES AND EXPENSES......................................................................75

         4.1      Interest on LIBOR Rate Loans; Pricing for Bankers' Acceptances...................................75

         4.2      Interest on Prime Rate Loans.....................................................................75

         4.3      Notice of Continuation and Notice of Conversion..................................................76

         4.4      Interest After Event of Default..................................................................78

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                   PAGE

         4.5      Unused Line Fees.................................................................................78

         4.6      Letter of Credit Fees............................................................................79

         4.7      Reimbursement of Expenses........................................................................79

         4.8      Authorization to Charge Borrowers' Accounts......................................................79

         4.9      Indemnification in Certain Events................................................................80

         4.10     Calculations and Determinations..................................................................80

ARTICLE 5         CONDITIONS PRECEDENT.............................................................................81

         5.1      Conditions to Initial Credit Event...............................................................81

         5.2      Conditions to Each Credit Event..................................................................84

         5.3      Updating of Schedules............................................................................84

ARTICLE 6         REPRESENTATIONS AND WARRANTIES...................................................................85

         6.1      Organization and Qualification...................................................................85

         6.2      Solvency.........................................................................................85

         6.3      Rights in Collateral; Priority of Liens..........................................................85

         6.4      No Conflict......................................................................................85

         6.5      Enforceability...................................................................................86

         6.6      Consents.........................................................................................86

         6.7      Financial Data...................................................................................86

         6.8      Locations of Offices, Records and Inventory......................................................87

         6.9      Fictitious Business Names........................................................................87

         6.10     Subsidiaries.....................................................................................87

         6.11     No Judgments or Litigation.......................................................................87

         6.12     Environmental Matters............................................................................88

         6.13     Labor Matters....................................................................................88

         6.14     Compliance with Law..............................................................................88

         6.15     ERISA............................................................................................88

         6.16     Intellectual Property............................................................................89

         6.17     Licenses and Permits.............................................................................90

         6.18     Title to Property................................................................................90

         6.19     Governmental Regulations.........................................................................90

         6.20     Borrowers' Taxes and Tax Returns.................................................................91

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                   PAGE

         6.21     Status of Accounts...............................................................................92

         6.22     Material Contracts and Restrictions..............................................................92

         6.23     Affiliate Transactions...........................................................................92

         6.24     Accuracy and Completeness of Information.........................................................92

         6.25     Recording Taxes and Fees.........................................................................92

         6.26     No Adverse Change or Event.......................................................................92

         6.27     Intentionally Omitted............................................................................93

         6.28     Accounts.........................................................................................93

         6.29     Subsidiaries, etc................................................................................93

ARTICLE 7         AFFIRMATIVE COVENANTS............................................................................93

         7.1      Financial Information............................................................................93

         7.2      Inventory........................................................................................96

         7.3      Corporate Existence and Compliance with Laws.....................................................96

         7.4      ERISA............................................................................................96

         7.5      Books and Records................................................................................97

         7.6      Collateral Records...............................................................................98

         7.7      Security Interests...............................................................................98

         7.8      Insurance; Casualty Loss.........................................................................98

         7.9      Borrower's Taxes.................................................................................99

         7.10     Environmental Matters...........................................................................100

         7.11     Use of Proceeds.................................................................................100

         7.12     Fiscal Year.....................................................................................101

         7.13     Notification of Certain Events..................................................................101

         7.14     Intellectual Property...........................................................................101

         7.15     Maintenance of Property.........................................................................102

         7.16     Further Assurances..............................................................................102

         7.17     Changes in Market...............................................................................102

         7.18     Execution of Credit Documents by New Domestic Subsidiaries......................................102

         7.19     Pledge of Securities of New Foreign Subsidiaries................................................102

         7.20     For Sale Properties.............................................................................103

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                   PAGE

ARTICLE 8         NEGATIVE COVENANTS..............................................................................103

         8.1      Financial Covenants.............................................................................103

         8.2      Capital Expenditures............................................................................103

         8.3      No Additional Indebtedness......................................................................104

         8.4      No Liens; Judgments.............................................................................105

         8.5      No Sale of Assets...............................................................................106

         8.6      No Corporate Changes............................................................................107

         8.7      No Guaranties...................................................................................107

         8.8      No Restricted Payments; Payments in respect of Foreign Subsidiaries.............................108

         8.9      No Investments..................................................................................108

         8.10     No Affiliate Transactions.......................................................................111

         8.11     Limitation on Transactions Under ERISA..........................................................111

         8.12     Material Amendments of Material Contracts.......................................................112

         8.13     Additional Restrictive Covenants................................................................112

         8.14     Limitation on Derivative Transactions...........................................................112

         8.15     New Collateral Locations........................................................................112

         8.16     New Accounts....................................................................................112

         8.17     No Excess Cash..................................................................................113

ARTICLE 9         EVENTS OF DEFAULT AND REMEDIES..................................................................113

         9.1      Events of Default...............................................................................113

         9.2      Acceleration and Cash Collateralization.........................................................115

         9.3      Remedies........................................................................................115

         9.4      Actions in Concert..............................................................................116

ARTICLE 10        THE AGENT.......................................................................................117

         10.1     Appointment of Agent............................................................................117

         10.2     Nature of Duties of Agent.......................................................................117

         10.3     Lack of Reliance on the Agent...................................................................117

         10.4     Certain Rights of the Agent.....................................................................118

         10.5     Reliance by the Agent...........................................................................118

         10.6     Indemnification of Agent........................................................................118

         10.7     The Agent in its Individual Capacity............................................................119

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                   PAGE

         10.8     Holders of Notes................................................................................119

         10.9     Successor Agent.................................................................................119

         10.10    Collateral Matters..............................................................................120

         10.11    Actions with Respect to Defaults................................................................121

         10.12    Delivery of Information.........................................................................121

ARTICLE 11        MISCELLANEOUS...................................................................................122

         11.1     SUBMISSION TO JURISDICTION; WAIVERS.............................................................122

         11.2     JURY TRIAL......................................................................................123

         11.3     GOVERNING LAW...................................................................................123

         11.4     Delays; Partial Exercise of Remedies............................................................123

         11.5     Notices.........................................................................................123

         11.6     Assignability...................................................................................124

         11.7     Confidentiality.................................................................................126

         11.8     Indemnification.................................................................................127

         11.9     Entire Agreement; Successors and Assigns........................................................128

         11.10    Amendments, Etc.................................................................................128

         11.11    Nonliability of Agent and Lenders...............................................................129

         11.12    Counterparts....................................................................................129

         11.13    Effectiveness...................................................................................129

         11.14    Severability....................................................................................130

         11.15    Headings Descriptive............................................................................130

         11.16    Maximum Rate....................................................................................130

         11.17    Right of Setoff.................................................................................130

         11.18    Defaulting Lender...............................................................................131

         11.19    Rights Cumulative...............................................................................132

         11.20    Third Party Beneficiaries.......................................................................132

         11.21    Joint and Several Liability / Guaranties........................................................132

         11.22    Appointment and Authorization of Funds Administrators...........................................137

         11.23    Designation of New Borrowers....................................................................139

         11.24    Judgment Currency...............................................................................140

                                     ANNEXES

ANNEX I                    Lenders; Commitments; Lending Offices

                                    EXHIBITS

EXHIBIT A                  Form of Assignment and Assumption Agreement
EXHIBIT B-1                Form of US Term Note
EXHIBIT B-2                Form of Canadian Term Note
EXHIBIT B-3                Form of US Revolving Note
EXHIBIT B-4                Form of Canadian Revolving Note
EXHIBIT C                  Form of Notice of Borrowing
EXHIBIT C-1                Form of Notice of Continuation
EXHIBIT C-2                Form of Notice of Conversion
EXHIBIT D                  Form of Compliance Certificate
EXHIBIT E                  Form of Borrowing Base Certificate
EXHIBIT F                  Form of Opinion of Credit Parties' Counsel
EXHIBIT G                  Form of Solvency Certificate
EXHIBIT H                  Form of Request for Issuance of Letter of Credit
EXHIBIT I                  Form of Subsidiary Guaranty
EXHIBIT J                  Form of Security Agreement
EXHIBIT K                  Form of Canadian Security Agreements

                                    SCHEDULES

SCHEDULE A                          Closing Document List
SCHEDULE A, Part G                  Closing Date Mortgaged Properties
SCHEDULE B, PART 5.1(e)             Corporate Structure
SCHEDULE B, PART 6.1                Jurisdictions Qualified to Do Business
SCHEDULE B, PART 6.8                Principal Places of Business; Chief
                                    Executive Offices; Locations of
                                    Books and Records; Other Locations of
                                    Collateral
SCHEDULE B, PART 6.9                Fictitious Business Names
SCHEDULE B, PART 6.10               Subsidiaries
SCHEDULE B, PART 6.11               Outstanding Judgments; Orders; Waivers
SCHEDULE B, PART 6.12               Environmental Matters
SCHEDULE B, PART 6.13               Labor Matters
SCHEDULE B, PART 6.14               Non-Compliance with Law
SCHEDULE B, PART 6.15               ERISA Matters
SCHEDULE B, PART 6.16               Intellectual Property
SCHEDULE B, PART 6.18               Real Estate
SCHEDULE B, PART 6.20(a)            Tax Filings
SCHEDULE B, PART 6.20(b)            Payment of Taxes/Establishment of Reserves
SCHEDULE B, PART 6.20(c)            Tax Deficiencies
SCHEDULE B, PART 6.20(d)            Tax Sharing Agreements
SCHEDULE B, PART 6.22               Material Contracts
SCHEDULE B, PART 6.23               Affiliate Transactions
SCHEDULE B, PART 6.26               Adverse Change or Event
SCHEDULE 8, PART 6.28               Bank Accounts
SCHEDULE C                          Investment Grade Account Debtors
SCHEDULE D                          Subsidiary Guarantors
SCHEDULE E                          Intentionally Omitted
SCHEDULE F                          Corporate and Capital Structure; Ownership;
                                    Management
SCHEDULE G                          Existing Indebtedness
SCHEDULE H                          Existing Liens
SCHEDULE I                          For Sale Assets
SCHEDULE J                          Permitted Restrictive Covenants
SCHEDULE K                          Certain Exempted Transactions
SCHEDULE L                          Certain Provisions relating to Bankers'
                                    Acceptances

                                CREDIT AGREEMENT

                  This Credit Agreement is dated as of December 19, 2002 and entered into by and among Grant Prideco, LP, a Delaware limited partnership ("Grant Prideco LP"), XL Systems, L.P., a Texas limited partnership ("XL Systems, L.P."), Texas Arai, Inc., a Delaware corporation ("Texas Arai, Inc."), Tube-Alloy Corporation, a Louisiana corporation ("Tube-Alloy Corporation"), Star Operating Company, a Delaware corporation ("Star Operating Company"), Reed-Hycalog Operating, L.P., a Delaware limited partnership ("Reed"), and Grant Prideco Canada Ltd., a corporation organized, constituted and existing under the Alberta Business Corporations Act ("Grant Prideco Canada Ltd."), each individually referred to herein as a "Borrower" and collectively as "Borrowers" (provided, however, that Reed will not be a Borrower until the Reed Assumption (as defined below) becomes effective pursuant to Section 11.13, below) with Grant Prideco, LP acting in its capacity as US Funds Administrator for the Borrowers, and Grant Prideco Canada Ltd. acting in its capacity as Canadian Funds Administrator for the Borrowers, with Grant Prideco, Inc., a Delaware corporation ("Grant Prideco, Inc.") as a guarantor, each of the Lenders from time to time party hereto, Deutsche Bank Trust Company Americas, acting in its capacity as contractual representative for the US Lenders hereunder (in such capacity, the "US Agent") and Deutsche Bank AG, Canada Branch, acting in its capacity as contractual representative of the Canadian Lenders hereunder (in such capacity, "Canadian Agent"), Transamerica Business Capital Corporation, as Documentation Agent, JPMorgan Chase Bank, as Co-Syndication Agent and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. as Co-Syndication Agent. Capitalized terms used in this Credit Agreement shall have the meanings ascribed to them in SECTION 1.1.

                                    RECITALS

                  WHEREAS, Borrowers have requested that Lenders extend credit facilities to Borrowers of up to Two Hundred Forty Million Dollars ($240,000,000) in the aggregate for the purpose of (a) acquiring the Reed-Hycalog business of Schlumberger Technology Corporation (including Reed),
(b) refinancing certain indebtedness of Borrowers, (c) providing working capital financing for Borrowers and (d) funding other purposes permitted hereunder;

                  WHEREAS, Borrowers have agreed to secure all of their obligations under the credit facilities provided herein by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of their existing and after-acquired personal and real property;

                  WHEREAS, Grant Prideco, Inc., a Delaware corporation ("Holdings"), is the parent company to the Borrowers and is willing to (a) guarantee all of the Obligations of Borrowers to Agents and Lenders and (b) secure its guarantee by pledging to Agent, for the benefit of Agent and Lenders, all of the Capital Securities of Borrowers or of its Subsidiaries owning same;

                  WHEREAS, the Subsidiary Guarantors are Subsidiaries of Holdings and/or one of the Borrowers and are willing to (a) guarantee all of the Obligations of Borrowers to Agent and Lenders and (b) secure their respective guarantees by granting to Agent, for the benefit of Agents and Lenders, a security interest in and lien upon all of their respective existing and after-acquired personal and real property, including, without limitation, 65% of the Capital Securities of their respective Foreign Subsidiaries;

                  WHEREAS, Canadian Lenders have agreed to purchase and assume all of the rights and obligations of Transamerica Commercial Finance Corporation, Canada and other lenders relating to the Canadian loan commitments and outstanding Canadian revolving loans under the Existing Credit Arrangements; and

                  WHEREAS, based on the foregoing, Lenders are willing to make such credit facilities available to Borrowers subject to the terms and condition set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 GENERAL DEFINITIONS. As used herein, the following terms shall have the meanings herein specified:

                  "ACCEPTANCE FEE" shall mean, in respect of a Bankers' Acceptance, a fee calculated on the Face Amount of such Bankers' Acceptance at a rate per annum equal to the Applicable Margin that would be payable if the relevant Bankers' Acceptance Loan were a LIBOR Rate Loan drawn on the Drawing Date of such Bankers' Acceptance. Acceptance Fees shall be calculated on the basis of the term to maturity of the Bankers' Acceptance and a year of 365 days.

                  "ACQUISITION" means the transactions contemplated by the Acquisition Agreement.

                  "ACQUISITION AGREEMENT" means that certain Purchase Agreement by and among Seller and Holdings dated as of October 25, 2002, in the form delivered to Administrative Agent and Lenders prior to their execution of this Credit Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 8.12.

                  "ACQUISITION FINANCING REQUIREMENTS" means the aggregate of all amounts necessary (i) to finance the purchase price payable in connection with the Acquisition, (ii) to refinance all Indebtedness outstanding under the Existing Credit Agreements, and (iii) to pay Transaction Costs.

                  "ACCOUNTS" shall mean, with respect to any Person, all of such Person's accounts, whether existing now or in the future, including, without limitation, (a) all accounts receivable of such Person or other accounts of such Person created by, or arising from or related to the sales of goods or rendition of services made by such Person whether under its own name, under any of its trade names, or through any of its divisions, or in the name of any other Person
(b) all unpaid seller's rights of such Person (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom, (c) all rights of such Person to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable or account debtors and (e) all Guarantees or collateral for any of the foregoing.

                  "ACCUMULATED FUNDING DEFICIENCY" shall have the meaning ascribed to that term in Section 302 of ERISA.

                  "ACT OF BANKRUPTCY" shall have the meaning ascribed to that term in the definition of "Eligible Accounts Receivable".

                  "ADJUSTED LIBOR RATE" shall mean, for any Interest Period, the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) a percentage equal to 1 MINUS the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

                  "AFFILIATE" shall mean, with respect to any Person, any Person which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person, or any Person who is a director or officer of such Person or any Subsidiary of such Person.

                  "AGENT" shall mean either US Agent or Canadian Agent and "AGENTS" shall mean the US Agent and the Canadian Agent collectively.

                  "APPLICABLE LENDING OFFICE" shall mean, with respect to each Lender, such Lender's LIBOR Lending Office in the case of a LIBOR Rate Loan, and such Lender's Domestic Lending Office in the case of a Prime Rate Loan, and, in the case of a Canadian Lender, such Lender's Canadian Lending Office in the case of a Canadian Loan.

                  "APPLICABLE MARGIN" shall mean, at any time with respect to any Type of Loan, the annual percentage rate set forth below corresponding to the Type of Loan and the Leverage Ratio as of the Test Date for the Applicable Margin Period, provided, however, that until the Start Date of the first Applicable Margin Period, the Applicable Margin shall equal the rate corresponding to the Type of Loan and appearing at LEVEL II of the chart set forth below:

                                Applicable Margin

                                                     Revolving Loans                            Term Loans
                                           -------------------------------------    ------------------------------------
                    Leverage Ratio         Prime Rate Loans     LIBOR Rate Loans    Prime Rate Loans    LIBOR Rate Loans
                    --------------         ----------------     ----------------    ----------------    ----------------

Level I         Greater than 3.5 to
                1.00                            1.75%                2.75%                2.00%              3.00%
Level II        Equal to or less than
                3.5 to 1.00 but
                greater than 3.0 to
                1.00                            1.50%                2.50%                1.75%              2.75%


Level III       Equal to or less than
                3.0 to 1.00 but
                greater than 2.5 to
                1.00                            1.25%                2.25%                1.50%              2.50%
Level IV        Equal to or less than
                2.5 to 1.00 but
                greater than 2.0 to
                1.00                            1.00%                2.00%                1.25%              2.25%
Level V         Equal to or less than
                2.0 to 1.00                     0.75%                1.75%                1.00%              2.00%

PROVIDED, that, notwithstanding the foregoing, if the Borrowers shall fail to deliver the Financial Statements that are required to be delivered pursuant to
SECTION 7.1(b), from the date which is three Business Days after the date on which such financial statements were so required to be delivered until the date of actual delivery thereof, the Applicable Margin shall be a percentage per annum equal to the applicable percentage amount set forth above with respect to LEVEL I. If a Default or an Event of Default shall exist at the time any reduction in the Applicable Margin has been or is to be implemented, that reduction shall be rescinded or deferred until the date on which such Default or Event of Default is cured or waived and at all times during the existence of such Default or Event of Default, the Applicable Margin shall be a percentage per annum equal to the applicable percentage amounts set forth above with respect to LEVEL I.

                  "APPLICABLE MARGIN PERIOD" shall mean each period which shall commence on the first Business Day of the month following the date on which the financial statements and compliance certificate are delivered pursuant to
SECTION 7.1(b) and which shall end on the earlier of (i) the date of actual delivery of the next financial statements and compliance certificate pursuant to
SECTION 7.1(b), (ii) the latest date on which the next financial statements and compliance certificate are required to be delivered pursuant to SECTION 7.1(b) and (iii) the 90th day following the commencement of such period, PROVIDED that the first Applicable Margin Period shall commence on the first Business Day of the month following the delivery of the financial statements in respect of the twelve month period ending on June 30, 2003.

                  "ASSET SALE" means the sale or disposition by Holdings, or any of its Subsidiaries to any Person other than a Borrower or any of their Wholly-Owned Subsidiaries that is a party to the Subsidiary Guaranty of (i) any of the stock of any of Holding's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Holdings, or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Holdings, or any of its Subsidiaries (other than inventory sold in the ordinary course of business). Notwithstanding anything to the contrary in the foregoing, an exchange of currencies at market value shall not be deemed to constitute an "Asset Sale."

                  "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean an assignment and assumption agreement substantially in the form of Exhibit A entered into by an assigning Lender and an assignee Lender, and which has been accepted by the Agent, in accordance with SECTION 11.6.

                  "AUDITORS" shall mean a nationally-recognized firm of independent certified public accountants selected by the Borrowers and satisfactory to the Agent in its sole discretion. For purposes of this Credit Agreement, the Borrowers' current firm of independent certified public accountants, Ernst & Young, LLP, shall be deemed to be satisfactory to the Agent.

                  "BANKERS' ACCEPTANCE" shall mean a Draft accepted by a Canadian Lender pursuant to Section 2.1(c) and Schedule L.

                  "BANKERS' ACCEPTANCE LOANS" shall mean the creation and discount of Bankers' Acceptances as contemplated in Section 2.1(c) and Schedule L hereto.

                  "BANKRUPTCY CODE" shall mean United States Bankruptcy Code 11 USC Section 101 et. seq.

                  "BA DISCOUNT PROCEEDS" shall mean, in respect of any Bankers' Acceptance to be purchased by a Canadian Lender on any date pursuant to Section 2.1(c) and Schedule L hereto, an amount rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up, calculated on such day by dividing:

                  (a) the Face Amount of such Banker's Acceptance; by

                  (b) the sum of one plus the product of:

                           (i) The Discount Rate (expressed as a decimal) of such Canadian Lender applicable to such Bankers' Acceptance; and

                           (ii) a fraction, the numerator of which is the number of days in the term to maturity of such Banker's Acceptance and the denominator of which is 365;

with such product being rounded up or down to the fifth decimal place and ..000005 being rounded up.

                  "BANKRUPTCY DEFAULT" shall mean a Default which is such by virtue of SECTION 9.1(e)(ii).

                  "BORROWER" shall mean a US Borrower or a Canadian Borrower and "BORROWERS" shall mean all US Borrowers and Canadian Borrowers.

                  "BORROWER'S ACCOUNT" and "BORROWERS' ACCOUNTS" shall have the meanings ascribed to such terms in SECTION 2.6.

                  "BORROWER TAXES" shall have the meaning ascribed to that term in SECTION 6.20(b).

                  "BORROWING" shall mean a borrowing consisting of Loans of the same Type advanced, continued or converted on the same day by the Lenders or the Agent.

                  "BORROWING BASE" of a Borrower shall mean:

                  (a) Subject to CLAUSES (b), (c) and (d) below, at any time, the amount equal at such time to:

                           (i) Eighty five percent (85%) of the Value of Eligible Accounts Receivable of such Borrower, PLUS

                           (ii) the lesser of (A) eighty five percent (85%) of the Net Orderly Liquidation Value of Inventory or (B) the sum of (1) sixty percent (60%) of the Value of Eligible Inventory of such Borrower comprised of raw materials and finished goods (but excluding work in progress) and (2) thirty-five percent (35%) of the Value of Eligible Inventory of such Borrower comprised of work in progress (excluding raw materials and finished goods), provided the amount of the Borrowing Base attributable to work in progress shall not at any time exceed $10 million and provided further that the amount of the Borrowing Base calculated pursuant to this clause (ii) shall not exceed sixty percent (60%) of the sum of the amounts calculated in clauses (a)(i) and
         (a)(ii), MINUS

                           (iii) the amount of any reserves established by the US Agent pursuant to CLAUSE (b) below, without duplication of any reserves already established for the same purpose.

                  (b) The US Agent or, with respect to the Borrowing Base of a Canadian Borrower, Canadian Agent, at any time in the exercise of its Permitted Discretion shall be entitled to (i) establish and increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory, (ii) reduce the advance rates to be applied under CLAUSES (a)(i) AND (ii) above to a level below the rates stated therein or (following any such reduction or following any increase in such advance rates pursuant to CLAUSE (c) below) restore such advance rates to any level equal to or below the advance rates stated in CLAUSES
(a)(i) and (ii) above, (iii) impose additional restrictions (or eliminate any such additional restrictions) to the standards of eligibility set forth in the respective definitions of "Eligible Accounts Receivable" and "Eligible Inventory" and (iv) establish and increase or decrease a reserve in the amount of interest payable by the Borrowers hereunder, including interest on Loans and drawings under Letters of Credit. The Borrowing Base of each Borrower shall be calculated separately.

                  (c) The US Agent at any time in the exercise of its Permitted Discretion shall be entitled, with the consent of all Lenders, to increase the advance rates to a level above the rates stated in CLAUSES (a)(i) and (ii) above.

                  (d) The Borrowing Base shall be reduced by an amount equal to any liability under Permitted Hedging Transactions which is secured.

                  "BORROWING BASE CERTIFICATE" shall have the meaning ascribed to that term in SECTION 7.1(f).

                  "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or legal holiday on which commercial banks in NEW YORK, NEW YORK, are generally closed. When used in connection with LIBOR Rate Loans, this definition will also exclude any day on which commercial banks are not open for dealing in Dollar deposits in the London (England, U.K.) interbank market. When used in connection with any Letter of Credit, this definition will also exclude any day on which the applicable Issuing Bank is not open for the general conduct of its business. When used in connection with any Canadian Loan, this definition will also exclude any day on which commercial banks in Toronto, Ontario, are generally closed.

                  "CANADIAN AGENT" shall have the meaning ascribed to that term in the preamble to this Credit Agreement and shall include any successor Canadian Agent appointed pursuant to Section 10.9.

                  "CANADIAN BORROWER" means either Grant Prideco Canada Ltd., an Alberta corporation, or any new Borrower domiciled in Canada and approved by Agent in accordance with Section 11.23; and "CANADIAN BORROWERS" means all such entities collectively.

                  "CANADIAN BORROWING BASE" means the sum of the Borrowing Bases of the Canadian Borrowers.

                  "CANADIAN DOLLARS" and "CDN. $" shall each mean freely transferable lawful money of Canada.

                  "CANADIAN FUNDS ADMINISTRATOR" shall mean Grant Prideco Canada Ltd in its capacity as borrowing agent and funds administrator for the Canadian Borrowers hereunder and under each of the other Credit Documents.

                  "CANADIAN LENDER" means any Canadian Revolving Lender or any Canadian Term Lender.

                  "CANADIAN LENDING OFFICE" shall mean, with respect to any Canadian Lender, the office of such Lender specified as its "Canadian Lending Office" opposite its name on Annex I, as such annex may be amended from time to time, or in the relevant Assignment and Assumption Agreement.

                  "CANADIAN LETTER OF CREDIT" shall mean all letters of credit (whether commercial or stand-by and whether for the purchase of inventory, equipment or otherwise) issued for the account of any Canadian Borrower by an Issuing Bank pursuant to ARTICLE 3 of this Credit Agreement and all amendments, renewals, extensions or replacements thereof.

                  "CANADIAN LETTER OF CREDIT OBLIGATIONS" shall mean, at any time, the sum of (a) the aggregate undrawn face amounts of all Canadian Letters of Credit outstanding at such time, PLUS (b) the aggregate unreimbursed amount of all drawings under Canadian Letters of Credit.

                  "CANADIAN LOAN" means a Canadian Revolving Loan or a Canadian Term Loan and includes Bankers' Acceptance Loans.

                  "CANADIAN PRIME RATE" shall mean, for each day in any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times for such day be equal to (i) with respect to Canadian Loans denominated in Canadian Dollars, the higher of (a) the annual rate of interest announced publicly by the Canadian Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans made in Canada and (b) 0.75% per annum above the CDOR Rate in effect on such date and (ii) with respect to Canadian Loans denominated in Dollars the higher of (a) the annual rate of interest announced publicly by the Canadian Agent and in effect at its principal office in Toronto, Ontario on such day as its reference rate of interest for loans in Dollars to its Canadian borrowers, and (b) the Federal Funds Rate plus 0.75% per annum.

                  "CANADIAN REVOLVING LENDER" means any Lender with a Canadian Revolving Loan Commitment.

                  "CANADIAN REVOLVING LOAN COMMITMENT" means the commitment of a Canadian Lender to make Canadian Revolving Loans to the Canadian Borrowers pursuant to Section 2.1(b)(ii), and "CANADIAN REVOLVING LOAN COMMITMENTS" means such commitments of all Canadian Lenders in the aggregate.

                  "CANADIAN REVOLVING LOAN EXPOSURE" means, with respect to any Canadian Lender, the aggregate amount of such Lender's outstanding Canadian Revolving Loans made in Dollars plus the aggregate amount of the Dollar Equivalent of such Lender's outstanding Canadian Revolving Loans made in Canadian Dollars plus the aggregate amount of such Lender's Proportionate Share of outstanding Canadian Letter of Credit Obligations.

                  "CANADIAN REVOLVING LOANS" means the Loans made by Canadian Lenders to the Canadian Borrowers pursuant to subsection 2.1(b)(ii).

                  "CANADIAN REVOLVING NOTE" shall mean a promissory note of a Canadian Borrower payable to the order of any Canadian Lender, in the form of EXHIBIT B-4, evidencing the aggregate Indebtedness of such Canadian Borrower to such Lender resulting from the Canadian Revolving Loans made by such Lender to such Canadian Borrower or acquired by such Lender pursuant to SECTION 11.6.

                  "CANADIAN SECURITY AGREEMENTS" means the Canadian Security Agreements of even date herewith, among the Canadian Agent and the Canadian Borrower, substantially in the form of Exhibit K.

                  "CANADIAN SUBSIDIARY" means a Foreign Subsidiary domiciled in Canada.

                  "CANADIAN TERM LENDER" means any Lender with a Canadian Term Loan Commitment.

                  "CANADIAN TERM LOAN COMMITMENT" means the commitment of a Canadian Term Lender to make Canadian Term Loans to the Canadian Borrowers pursuant to Section 2.1(a)(ii), and "CANADIAN TERM LOAN COMMITMENTS" means such commitments of all Canadian Term Lenders in the aggregate.

                  "CANADIAN TERM LOAN EXPOSURE" means, with respect to any Canadian Lender, as of any date of determination (i) prior to the funding of the Canadian Term Loans, that Lender's Canadian Term Loan Commitment, and (ii) after the funding of the Canadian Term Loans, the outstanding principal amount of the Canadian Term Loans of that Lender made in Dollars plus the aggregate amount of the Dollar Equivalent of such Lender's outstanding Canadian Term Loans made in Canadian Dollars.

                  "CANADIAN TERM LOANS" means the Loans made by Canadian Term Lenders to the Canadian Borrowers pursuant to subsection 2.1(a)(ii).

                  "CANADIAN TERM NOTE" shall mean a promissory note of a Canadian Borrower payable to the order of any Canadian Term Lender, in the form of EXHIBIT B-2, evidencing the aggregate Indebtedness of such Canadian Borrower to such Lender resulting from the Canadian Term Loans made by such Lender to such Canadian Borrower or acquired by such Lender pursuant to SECTION 11.6.

                  "CAPITAL EXPENDITURES" shall mean, of any Person for any period, the sum of (a) all expenditures capitalized by such Person for financial statement purposes in accordance with GAAP PLUS, without duplication, (b) the entire principal amount of any debt (including obligations under capitalized leases) assumed or incurred by such Person in connection with any such expenditures. For purposes of this Credit Agreement (i) insurance proceeds and any other payments received on account of any Casualty Loss applied to the repair or replacement of the property affected by such Casualty Loss and, (ii) Property, plant or equipment owned by an entity acquired by a Person and (iii) Investments in Intelliserv/Composite pursuant to SECTION 8.9(g) or (l) shall not constitute Capital Expenditures.

                  "CAPITAL SECURITY" shall mean, with respect to any Person, (a) any share of capital stock of or other unit of ownership interest in such Person and (b) any security convertible into, or any option, warrant or other right to acquire, any share of capital stock of or other unit of ownership interest in such Person.

                  "CASH EQUIVALENTS" shall mean (a) securities issued, guarantied or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired, (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a US federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $250,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's Corporation and at least P-1 or the equivalent by Moody's Investors Services, Inc., (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in CLAUSE (a) above and entered into only with commercial banks having the qualifications described in CLAUSE (b) above, (d) commercial paper, other than commercial paper issued by any Borrower or any Affiliate of any Borrower, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation and at least P-1 or the equivalent thereof by Moody's Investors Services, Inc., in each case with maturities of not more than one year from the date acquired, and (e) investments in money market funds which have net assets of at least $250,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in CLAUSES (a) THROUGH (d) above; (f) with respect to any Foreign Subsidiary or Canadian Borrower, such other investments in the applicable jurisdiction that are comparable in term and credit quality to those described in the foregoing clauses (a)-(e), as approved by the Canadian Agent, with respect to Canada, and the US Agent, with respect to all other jurisdictions, in the exercise of their reasonable judgment; (g) deposit accounts (A) in a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least US$500,000,000 and whose commercial paper (or that of the holding company with which such bank or trust company is affiliated) is rated A-1 or better by Standard & Poor's Rating Group or P-1 or better by Moody's Investors Service, Inc. and (B) in a bank organized under the laws of the United States or any state thereof not included in the description in clause (A) above, so long as the aggregate amount on deposit in all such banks by the Borrowers and their Subsidiaries does not exceed US$5,000,000 in the aggregate; and (h) other instruments, commercial paper or investments acceptable to the Agent in its sole discretion.

                  "CASUALTY LOSS" shall have the meaning ascribed to that term in SECTION 7.8.

                  "CDN. LOANS" shall have the meaning ascribed to that term in the Existing Credit Arrangements.

                  "CDBT ACCOUNT" shall have the meaning ascribed to that term in
SECTION 2.5(c).

                  "CDOR RATE" means, on any day, the annual rate of interest which is the arithmetic average of the "BA 1 month" rates applicable to $100,000, Cdn. $ bankers' acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day (as adjusted by the Canadian Agent after 10:00 a.m. (Toronto time) to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to one month $100,000, Cdn. $ bankers' acceptances of, and as quoted by, any of the Canadian Lenders, chosen by the Canadian Agent in its discretion, as of 10:00 a.m. (Toronto time) on the day, or if the day is not a Business Day, then on the immediately preceding Business Day.

                  "CHANGE OF CONTROL" shall mean one or more of the following events:

                           (a) less than a majority of the members of Holdings Board of Directors shall be persons who either (i) were serving as directors on the Closing Date or (ii) were nominated as directors and approved by the vote of the majority of the directors who are either directors referred to in CLAUSE (i) above or directors nominated and approved pursuant to this CLAUSE (ii); or

                           (b) the stockholders of Holdings shall approve any plan or proposal for the liquidation or dissolution of Holdings; or

                           (c) a Person or group of Persons acting in concert shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of Capital Securities of Holdings representing more than twenty-five per cent (25%) of the combined voting power of the outstanding voting Capital Securities or other ownership interests for the election of directors or shall have the right to elect a majority of the Board of Directors of Holdings; or

                           (d) any Borrower, other than (i) Star Operating Company upon a sale complying with Section 8.5, or (ii) any US Borrower upon its merger with any other US Borrower, or any Canadian Borrower upon its merger with any other Canadian Borrower, ceases to be a Wholly Owned Subsidiary of Holdings; or

                           (e) a "Change of Control" or similar event occurs that constitutes a Default or an Event of Default or triggers an obligation to repurchase or redeem such Indebtedness, or offer to do so, under the terms of any document or agreement evidencing Indebtedness (other than the Obligations), including without limitation under the Existing Senior Notes or the New Senior Notes.

                  "CLASS" means, as applied to Lenders, each of the following four classes of Lenders: (i) Lenders having US Revolving Loan Exposure, (ii) Lenders having US Term Loan Exposure, (iii) Lenders having Canadian Revolving Loan Exposure; and (iv) Lenders having Canadian Term Loan Exposure.

                  "CLOSING DATE" shall mean the date on which the initial Credit Event occurs.

                  "CLOSING DOCUMENT LIST" shall mean the Closing Document List attached hereto as SCHEDULE A.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

                  "COLLATERAL" shall mean any and all assets and rights and interests in or to property of each Borrower and each of the other Credit Parties, whether real or personal, tangible or intangible, on which a Lien is granted or purported to be granted to the US Agent, Canadian Agent or any Lender pursuant to the Credit Documents.

                  "COLLATERAL ACCESS AGREEMENTS" shall mean any landlord waivers, mortgagee waivers, bailee letters and any similar usage, access or acknowledgment agreements of any Person, such as a warehouseman, processor, lienholder or lessor, in possession of any assets of any Borrower or any other Credit Party, in each case in form and substance satisfactory to the US Agent.

                  "COLLATERAL DOCUMENTS" shall mean the Security Agreement, the Canadian Security Agreements, the Control Agreements, the Mortgages and all other contracts, instruments and other documents now or hereafter executed and delivered in connection with this Credit Agreement, pursuant to which Liens are granted or are purported to be granted to either Agent in the Collateral for the benefit of some or all of either Agent, the Lenders and the Issuing Banks.

                  "COMMITMENT" means either a US Term Loan Commitment, a US Revolving Loan Commitment, a Canadian Term Loan Commitment or a Canadian Revolving Loan Commitment.

                  "CONCENTRATION ACCOUNT" shall have the meaning ascribed to that term in SECTION 2.5(b)(ii).

                  "CONCENTRATION ACCOUNT BANK" shall have the meaning ascribed to that term in SECTION 2.5(b)(ii).

                  "CONSOLIDATED ENTITY" shall mean Holdings and each of its respective Subsidiaries which are such by virtue of CLAUSE (a) of the definition thereof.

                  "CONSOLIDATED NET INCOME" shall mean for any period the consolidated net income of the Consolidated Entity for such period calculated in accordance with GAAP.

                  "CONTINUATION" shall have the meaning ascribed to that term in
SECTION 4.3.

                  "CONTROL" shall mean, with respect to any Person, the possession, directly or indirectly, of the power to (a) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or managers of such Person or (b) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise either alone or in conjunction with others or any group. The words "CONTROLLING" and "CONTROLLED" have correlative meanings. For the avoidance of doubt, Voest-Alpine Stahlrohr Kindberg GmbH, Voest-Alpine Stahl AG, Voest Alpine Tubulars GmbH & Co KG and their respective Subsidiaries are not Controlled by any Credit Party as of the Closing Date.

                  "CONTROL AGREEMENT" shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, the applicable Credit Party and any financial institution, securities intermediary, commodity intermediary or other Person who has custody, control or possession of any receipts on Accounts, deposits or investment property of such Credit Party, pursuant to which such financial institution, securities intermediary, commodity intermediary or such other Person acknowledges that such financial institution, securities intermediary, commodity intermediary or other Person has custody, control or possession of such receipts, deposits or investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such receipts, deposits or investment property, or other instructions of Agent, or (as the case may be) apply any amounts distributed on account of such assets as directed by Agent, in each case, without the further consent of such Credit Party and including such other terms and conditions as Agent may require.

                  "CONTROL EVENT" shall have the meaning ascribed to such term in SECTION 2.5(c).

                  "CONVERT," "CONVERSION" and "CONVERTED" each shall refer to a conversion of Loans of one Type into Loans of another Type pursuant to SECTION 4.3.

                  "COVERED TAXES" shall have the meaning ascribed to that term in SECTION 2.8(a).

                  "CREDIT AGREEMENT" shall mean this credit agreement, dated as of the date hereof, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time.

                  "CREDIT DOCUMENTS" shall mean, collectively, this Credit Agreement, the Notes, Letters of Credit, each L/C Application, each Draft, each Bankers' Acceptance, each of the Collateral Documents, the Subsidiary Guaranty, the Fee Letter and all other documents, agreements, instruments, opinions and certificates now or hereafter executed and delivered in connection herewith or therewith, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time.

                  "CREDIT EVENT" shall mean (a) the making of a Loan and/or (b) the issuance of any Letter of Credit.

                  "CREDIT PARTY" OR "CREDIT PARTIES" shall mean, individually or collectively as the context requires, Holdings, each Borrower and each other Person (other than the Lenders, the Agents and the Issuing Banks) that is a pledgor under a Security Agreement, maker of a Note, guarantor under a Subsidiary Guaranty or pledgor or guarantor under any other instrument or agreement securing or guaranteeing payment of the Obligations arising hereunder.

                  "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which any Credit Party is a party.

                  "DBT ACCOUNT" shall have the meaning ascribed to that term in
SECTION 2.5(c).

                  "DBTCO." shall mean Deutsche Bank Trust Company Americas, a New York banking corporation, acting in its individual capacity, and its successors and assigns.

                  "DEFAULT" shall mean an event, condition or default which with the giving of notice, the passage of time or both would be an Event of Default.

                  "DEFAULTING LENDER" shall have the meaning ascribed to that term in SECTION 11.18(b).

                  "DEPOSITORY ACCOUNTS" shall have the meaning ascribed to that term in SECTION 7.7.

                  "DERIVATIVE CONTRACT" shall mean an agreement, whether or not in writing and including any master agreement, documenting, evidencing or relating to any Derivative Transaction between Holdings, or any of its Subsidiaries, and another Person.

                  "DERIVATIVE TRANSACTION" shall mean (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks.

                  "DISBURSEMENT ACCOUNT" and "DISBURSEMENT ACCOUNTS" shall have the meanings ascribed to such terms in SECTION 2.2(a).

                  "DISBURSEMENT ACCOUNT BANK" shall mean, with respect to US Borrowers, Bankers Trust (Delaware), DBTCo., Deutsche Bank, JP Morgan Chase Bank, Syracuse or any other bank selected from time to time by the US Agent and reasonably acceptable to the US Funds Administrator, and with respect to Canadian Borrowers, The Bank of Nova Scotia or any other bank selected by the Canadian Agent reasonably acceptable to the Canadian Funds Administrator.

                  "DISCOUNT RATE" shall mean, in respect of any Bankers' Acceptances to be purchased by a Canadian Lender pursuant to Section 2.1(c) and Schedule L hereto, the discount rate (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded
up) quoted by such Canadian Lender at 10:00 A.M. (Toronto time) as the discount rate at which such Canadian Lender would purchase, on the relevant Drawing Date, its own bankers' acceptances having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers' Acceptances to be acquired by such Canadian Lender on such Drawing Date.

                  "DISQUALIFIED STOCK" means any Capital Securities of Subsidiaries that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), or upon the happening of any event or with the passage of time, matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case on, or prior to, the Expiration Date, or is convertible into or is exchangeable for debt securities of Holdings or any of its Subsidiaries.

                  "DOL" shall mean the United States Department of Labor and any successor department or agency.

                  "DOLLAR EQUIVALENT" means, at any time, (x) as to any amount denominated in Canadian Dollars, the equivalent amount in Dollars as determined by the US Agent at such time on the basis of the Spot Rate for purchase of Dollars with Canadian Dollars and (y) on any date when an amount expressed in a currency other than Dollars and Canadian Dollars is to be determined in Dollars, an equivalent amount of Dollars determined at the nominal rate of exchange quoted by Agent in New York City, not later than 9:00 A.M. (New York time) on the date of determination, to prime banks in New York City for the spot purchase in the New York foreign exchange market of Dollars with such other currency.

                  "DOLLARS" and the sign "$" shall each mean freely transferable lawful money of the United States of America.

                  "DOMESTIC LENDING OFFICE" shall mean, with respect to any US Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on ANNEX I, as such annex may be amended from time to time, or in the relevant Assignment and Assumption Agreement.

                  "DOMESTIC SUBSIDIARY" shall mean any Subsidiary of Holdings incorporated or organized under the laws of any state of the United States of America.

                  "DRAFT" shall mean, at any time, either a depository bill within the meaning of the Depository Bills and Notes Act (Canada), or a bill of exchange within the meaning of the Bills of

Exchange Act (Canada), drawn by a Canadian Borrower on a Canadian Lender or any other Person and bearing such distinguishing letters and numbers as the Canadian Lender or the Person may determine, but which at such time has not been completed as the payee or accepted by the Canadian Lender or the Person.

                  "DRAWING DATE" shall mean any Business Day fixed pursuant to Schedule L for the creation and purchase of Bankers' Acceptances.

                  "EBITDA" shall mean, for any fiscal period, without duplication, (a) Consolidated Net Income (excluding extraordinary items) of the Consolidated Entity for such period, PLUS (b) the amount of all Interest Expense (including commitment, facility and like fees and charges upon Indebtedness paid or payable for such period), income tax expense, depreciation and amortization, including amortization of any goodwill or other intangibles, for such period, all to the extent deducted in calculating Consolidated Net Income for such period, (c) any issuance of Qualified Stock attributable to non-cash compensation expense included in the calculation of Consolidated Net Income for such period, and (d) any cash refunds received during such fiscal period with respect to taxes paid in any prior fiscal period and (e) deferred compensation costs accrued but not payable during the applicable accounting period (provided that if such costs are not included as an expense when calculating Consolidated Net Income during the period when such costs are paid in cash, then such costs shall be deducted from EBITDA for such period) and PLUS or MINUS (as the case may be) (f) the cumulative effects of any change in accounting principles, PLUS or MINUS, as the case may be, (g) non-cash gains or losses, including, without limitation, the non-cash gains or losses arising from write-offs in connection with discontinued operations and the subsequent sale of any such written off operations, and (h) any gains and losses attributable to any fixed asset sales, which have been subtracted or added, as the case may be, in calculating Consolidated Net Income for such period, all determined in accordance with GAAP.

                  "EFFECTIVE DATE" shall mean, as applied to an L/C Notice of Drawing, the Business Day on which the Agent receives such L/C Notice of Drawing if such notice is received by it not later than 11:00 A.M. on such day and, if received after such time, the next succeeding Business Day.

                  "ELIGIBLE ACCOUNTS RECEIVABLE" shall mean Accounts of a Borrower payable in Dollars or, in the case of a Canadian Borrower, in Canadian Dollars or Dollars and not excluded below. In determining the amount to be so included, the face amount of such Accounts shall exclude any such Accounts that the US Agent determines to be ineligible pursuant to the definition of the term "Borrowing Base" set forth herein. Unless otherwise approved in writing by US Agent, in the exercise of its Permitted Discretion, no Account of any Borrower shall be deemed to be an Eligible Account Receivable if:

                           (a) it arises out of a sale made by such Borrower to an Affiliate of such or any other Borrower, or the account debtor is Holdings, a Subsidiary of Holdings, or any Affiliate of either; provided that the restrictions in this clause (a) shall not apply to Weatherford International Ltd. and its Subsidiaries if Weatherford International Ltd. has signed an agreement disclaiming and waiving any right of offset in terms and substance satisfactory to Agent in its sole discretion; or

                           (b) the Account is unpaid more than 60 days after the original payment due date; or

                           (c) the invoice for the Account provides that payment is due more than 30 days from the date of such invoice and/or the Account is unpaid more than 90 days after the original invoice date; provided, however, that an Account otherwise excluded by the terms of this clause (c) may be included in Eligible Accounts if (i) the invoice for the Account provides that payment is due no more than 90 days from the date of such invoice, (ii) the Account is not unpaid more than 60 days after the original payment due date, (iii) the Account is not unpaid more than 120 days after the original invoice date and (iv) the aggregate amount of all Accounts included in Eligible Accounts Receivable pursuant to the foregoing exception do not exceed $10 million at any one time; or

                           (d) it is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of all Accounts from such account debtor (and any Affiliate thereof) are ineligible pursuant to CLAUSES (b) or (c) above; or

                           (e) the Account, when aggregated with all other Accounts of such account debtor (and any Affiliate thereof), exceeds ten percent (10%) in face value of all Accounts of all Borrowers combined then outstanding, to the extent of such excess; PROVIDED that
         (i) Accounts supported or secured by an Eligible Letter of Credit shall be excluded from this clause (e) to the extent of the face amount of such Eligible Letter of Credit for the purposes of such calculation and
         (ii) Accounts for which the account debtor is a Person listed on Schedule C whose public debt is rated as of the date of determination as investment grade by Moody's Investor Services and Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. or its principal operating subsidiary shall be excluded from this clause (e) to the extent of the amount of such Accounts that does not exceed 20% of the face value of all Accounts combined and then outstanding; or

                           (f) (i) the account debtor is also a creditor of such Borrower, (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to such Borrower, which has not been resolved or (iii) the Account otherwise is or may reasonably be expected to become subject to any right of setoff by the account debtor; PROVIDED that any Account deemed ineligible pursuant to this CLAUSE (f) shall only be ineligible to the extent of the amount owed by such Borrower to the account debtor, the amount of such dispute or claim, or the amount of such setoff, as applicable; or

                           (g) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any similar law in any other jurisdiction or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an "ACT OF BANKRUPTCY"), unless the payment of Accounts from such account debtor is secured by assets of, or guaranteed by, in either case in a manner satisfactory to the US Agent, a Person with respect to which an Act of Bankruptcy has not occurred and that is acceptable to the US Agent or, if the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws, as now or hereafter in effect, the US Agent shall have determined that the timely payment and collection of such Account will not be impaired; or

                           (h) the sale is to an account debtor outside of the United States, Canada or Puerto Rico, unless (i) such account debtor has supplied such Borrower with an Eligible Letter of Credit, or (ii) such Account is subject to credit insurance payable to US Agent issued by an insurer and on terms and in an amount acceptable to US Agent or
         (iii) the account debtor is BP Amoco Norge, all steps necessary to perfect a security interest in such account under Norwegian law have been completed to the Agent's satisfaction and the Eligible Accounts Receivables attributable to BP Amoco Norge, after including such account, would not exceed an amount that creates aggregate Borrowing Base availability of more than $5,000,000 in the aggregate; or

                           (i) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return other than a Permitted Bill-and-Hold Transaction; or

                           (j) the US Agent determines in its Permitted
         Discretion that collection of such Account is insecure or that such Account may not be paid by reason of the account debtor's financial inability to pay; or

                           (k) the account debtor is the United States of America, any State or any political subdivision, department, agency or instrumentality thereof, unless such Borrower duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940 (31 U.S.C. Section 3727 et seq.) or complies with any similar State or local law as US Agent shall require; or

                           (l) the account debtor is a Canadian federal, provincial, municipal or local government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, unless such Account has been assigned to the Canadian Agent on behalf of the Lenders in accordance with all applicable laws and all steps required by the Canadian Agent in connection therewith, including notice to such account debtor, have been duly taken; or

                           (m) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor (unless the sale is a Permitted Bill and Hold Transaction) or the services giving rise to such Account have not been performed by such

         Borrower and accepted by the account debtor or the Account otherwise does not represent a final sale; or

                           (n) any documentation relating to the Account does not comply with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

                           (o) an Agent does not have a valid and perfected first priority security interest in such Account or the Account does not otherwise conform to the representations and warranties contained in the Credit Agreement, any Security Agreement or any of the other Collateral Documents; or

                           (p) the Accounts are subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor, but only to the extent of such adverse security deposit, progress payment or similar advance; or

                           (q) the Accounts are evidenced by or arise under any instrument or chattel paper unless such instruments or chattel paper have been pledged to an Agent containing such endorsement as such Agent shall require; or

                           (r) the account debtor has a presence in a State requiring the filing of Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account unless such Borrower has qualified to do business in such State or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; or

                           (s) the Account consists of progress billings (such that the obligation of the account debtor with respect to such Account is conditioned upon such Borrower's satisfactory completion of any further performance under the agreement giving rise thereto); or

                           (t) the Account is deemed by the US Agent in its Permitted Discretion to be otherwise ineligible for inclusion in the calculation of the Borrowing Base.

                  "ELIGIBLE INVENTORY" shall mean Inventory of a Borrower that consists of raw materials, work in progress and finished goods and is not excluded below. In determining the amount to be so included, the amount of such Inventory shall exclude any Inventory that the US Agent determines to be ineligible pursuant to the definition of the term "Borrowing Base" set forth herein. Unless otherwise approved in writing by the US Agent, in the exercise of its Permitted Discretion, no Inventory of any Borrower shall be deemed Eligible Inventory if:

                           (a) the Inventory has been returned or rejected by such Borrower's customers for any reason that the Agent determines, in its Permitted Discretion, makes such goods non-saleable in the ordinary course of such Borrower's business; or

                           (b) the Inventory is not owned solely by such Borrower or such Borrower does not have good, valid and marketable title thereto; or

                           (c) the Inventory is in transit, other than Inventory in transit from (x) either the Port of Houston or one of any Borrower's warehouses or manufacturing facilities in the U.S. listed on SCHEDULE B, PART 6.8 to (y) one of any Borrower's warehouse or manufacturing facility listed on SCHEDULE B, PART 6.8, for a period not exceeding five (5) days (such included in-transit Inventory to be deemed owned by the Borrower due to receive same); or

                           (d) the Inventory is not stored on property that is either (i) owned or leased by such or any other Borrower or (ii) owned or leased by a warehouseman that has contracted with such Borrower to store Inventory on such warehouseman's property (PROVIDED that, with respect to Inventory of any Borrower, (A) stored on property leased by a Borrower, such Borrower shall have delivered to the US Agent (or in the case of a Canadian Borrower, Canadian Agent) a Collateral Access Agreement executed by the lessor of such property, (B) stored on property owned or leased by a warehouseman, such Borrower shall have delivered to the US Agent (or in the case of a Canadian Borrower, Canadian Agent) a Collateral Access Agreement executed by such warehouseman) and (C) stored on property owned by such Borrower which is subject to a mortgage in favor of any Person other than an Agent or any Lender, unless such Borrower shall have delivered to the US Agent (or in the case of a Canadian Borrower, Canadian Agent) a Collateral Access Agreement executed by the mortgagee of such property; or

                           (e) the Inventory is not subject to a valid and perfected first priority security interest in favor of an Agent except, with respect to Eligible Inventory stored at sites described in CLAUSE
         (d)(ii) of this sentence, for Liens for normal and customary warehousing charges; or

                           (f) the Inventory has been delivered to a Borrower in Canada within the preceding 30 days, unless payment in respect of the Inventory has been made by such Borrower or the supplier of the Inventory has waived or lost its rights to repossession under the Bankruptcy and Insolvency Act (Canada) and any similar legislation or laws of general application, including, without limitation, in connection with rights of revindication; or

                           (g) the Inventory is obsolete or slow moving (in each case as determined by the US Agent in its Permitted Discretion) or the Inventory does not otherwise conform to the representations and warranties contained in the Credit Agreement, the Security Agreement or any of the other Collateral Documents; or

                           (h) the Inventory was not manufactured in accordance with or does not meet all standards imposed by all Requirements of Law or by any government agency, or department or division thereof, having regulatory authority over such goods or their manufacture, use or sale; or

                           (i) the Inventory consists of spare parts for equipment, packaging and shipping materials or supplies used or consumed in a Borrower's business; or

                           (j) the Inventory is purchased or sold on consignment; or

                           (k) the Inventory is located outside the United States of America or Canada (provided that, with respect to Inventory in Canada, US Agent (or in the case of Inventory of a Canadian Borrower, Canadian Agent) has determined that it has a valid and perfected first priority security interest in such Inventory); or

                           (l) the Inventory is subject to a license agreement or other arrangement with a third party which, in US Agent's determination, restricts the ability of the Agents to exercise their rights under any of the Credit Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance satisfactory to US Agent permitting the Agents to exercise their rights with respect to such Inventory or US Agent has otherwise agreed to allow such Inventory to be eligible in US Agent's Permitted Discretion; or

                           (m) the Inventory is deemed by the US Agent in its Permitted Discretion to be otherwise ineligible for inclusion in the calculation of the Borrowing Base.

                  "ELIGIBLE LETTER OF CREDIT" means an irrevocable letter of credit in form and substance satisfactory to the appropriate Agent, issued by a financial institution satisfactory to the appropriate Agent, the proceeds of which are assigned to the appropriate Agent with the written consent of the issuer of such letter of credit.

                  "ENVIRONMENTAL CLAIMS" shall mean all accusations, allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury or property damage, arising out of or related to Environmental Conditions or pursuant to applicable Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include (i) claims for violations of or obligations under any contract related to applicable Environmental Laws or Environmental Conditions between the Borrower or any Subsidiary and any other person, (ii) claims for actual or threatened damages to natural resources, (iii) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (iv) claims pursuant to applicable Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (v) claims for fines, penalties or liens against property pursuant to applicable Environmental Laws or Environmental Conditions, (vi) claims pursuant to applicable Environmental Laws or arising out of Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (vii) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

                  "ENVIRONMENTAL CONDITIONS" shall mean releases or threatened releases into or present in the environment (whether or not at the Real Estate), including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air of Hazardous Substances, relating to or arising out of the use, handling, storage, treatment, disposal, recycling, generation, or transportation of Hazardous Substances by the Borrower or any Subsidiary, or by their respective agents, representatives, employees or independent contractors when acting in such capacity on behalf of the Borrower or any Subsidiary. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from the Real Estate or Former Real Estate.

                  "ENVIRONMENTAL LAWS" shall mean all applicable federal, state, provincial and local laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, decrees, guidelines, policies or Requirements of Law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface, flora, fauna or subsurface strata), including, without limitation, those relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  "EQUIPMENT" shall mean, with respect to any Person, all of such Person's equipment, including machinery, equipment, office equipment and supplies, computers and related equipment, furniture, furnishings, tools, tooling, jigs, dies, fixtures, manufacturing implements, fork lifts, trucks, trailers, motor vehicles, and other equipment.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and all final or temporary regulations promulgated thereunder and published, generally applicable rulings entitled to precedential effect.

                  "ERISA AFFILIATE" shall mean any Person required at any relevant time to be aggregated with any Credit Party under Sections 414(b), (c),
(m) or (o) of the Code.

                  "EVENTS OF DEFAULT" shall have the meaning ascribed to that term in ARTICLE 9 of this Credit Agreement.

                  "EXISTING LETTER OF CREDIT" shall have the meaning ascribed to that term in ARTICLE 3.4 of this Credit Agreement.

                  "EXISTING CREDIT ARRANGEMENTS" means that certain Amended and Restated Loan and Security Agreement dated as of July 10, 2000 among Grant Prideco, LP, XL Systems, Inc., Texas Arai, Inc., Tube-Alloy Corporation, Drill Tube International, Inc., Petro-Drive, Inc., Grant Prideco Canada Ltd., the financial institutions party thereto, and Transamerica Business Capital Corporation (as successor in interest to Transamerica Business Credit Corporation) and Transamerica Commercial Finance Corporation, Canada as Agents.

                  "EXISTING SENIOR NOTE INDENTURE" means the indenture pursuant to which the Existing Senior Notes were issued, as such indenture may be amended from time to time to the extent permitted under Section 8.12.

                  "EXISTING SENIOR NOTES" means Holdings' 9 5/8% Senior Notes due 2007 in initial aggregate principal amount of $200,000,000.

                  "EXPENSES" shall mean all present and future expenses incurred by or on behalf of either Agent, in its capacity as an Agent, in connection with the Credit Agreement, any other Credit

Document or otherwise, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, the fees and expenses of attorneys (including the allocated cost of internal counsel) and paralegals, all costs and expenses incurred by an Agent in opening bank accounts and lockboxes, depositing checks, receiving and transferring funds, and any charges imposed on an Agent due to insufficient funds of deposited checks and such Agent's standard fee relating thereto, collateral examination fees and expenses, fees and expenses of accountants, appraisers, field examiners or other consultants, experts or advisors employed or retained by an Agent, fees and expenses incurred by an Agent in connection with the assignments of or sales of participations in the Loans, title insurance premiums, real estate survey costs, fees and taxes relative to the filing of financing statements, costs of preparing and recording any Mortgages or any other Collateral Documents, all expenses and costs referred to in ARTICLE 4 of this Credit Agreement, all other fees and expenses required to be paid pursuant to the Fee Letter and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.

                  "EXPIRATION DATE" shall mean the earlier of (a) December 18, 2006 and (b) the date of the termination or reduction to zero (0) of each of the Revolving Loan Commitments, the Term Loan Commitments, the Canadian Term Loan Commitments and the Canadian Revolving Loan Commitments.

                  "FACE AMOUNT" shall mean, in respect of a Bankers' Acceptance, the amount payable to the holder thereof on its maturity. The Face Amount of any Bankers' Acceptance Loan shall be equal to the Face Amounts of the underlying Bankers' Acceptances.

                  "FEDERAL FUNDS RATE" shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

                  "FEE LETTER" shall mean that certain letter agreement dated October 25, 2002 between the US Agent and Holdings and providing for the payment of certain fees in connection with this Credit Agreement.

                  "FEES" shall mean the Unused Line Fee, the Letter of Credit Fees and the Issuing Bank Fees, and, without duplication, all fees payable by Holdings under the Fee Letter.

                  "FINANCIAL STATEMENTS" shall mean the consolidated and, unless otherwise specified, consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of the Consolidated Entity for the period specified.

                  "FIRST TIER REVOLVING LOANS" means any US Revolving Loans under this Credit Agreement until the aggregate principal amount of US Revolving Loans equals $65,000,000 (including any US Revolving Loans made after the outstanding principal balance of all US

Revolving Loans subsequently falls below $65,000,000, until the aggregate principal amount of such US Revolving Loans again equals $65,000,000).

                  "FISCAL QUARTER" shall mean any of the quarterly accounting periods of Borrowers, ending on March 31st, June 30th, September 30th and December 31st of each year.

                  "FISCAL YEAR" shall mean any of the annual accounting periods of Borrowers ending on December 31st of each year.

                  "FIXED CHARGE COVERAGE RATIO" shall mean, for any period, without duplication, for the Consolidated Entity, the ratio of (i) EBITDA minus
(a) provision for income and franchise taxes paid in cash (excluding deferred taxes), (b) Capital Expenditures, other than to the extent Capital Expenditures are funded with the proceeds of Indebtedness (other than Loans under this Credit Agreement) incurred for such purpose; (c) dividends and distributions paid in cash to holders of any shares of any class of capital stock of Holdings or any of its Subsidiaries or any warrants or options to purchase such shares of capital stock (provided that dividends paid to minority owners of Subsidiaries shall not be deducted to the extent of minority interest expense included in EBITDA), and (d) amounts paid to redeem, repurchase or retire any shares of any class of capital stock of Holdings or any of its Subsidiaries, any warrants or options to purchase such shares of capital stock except any amounts paid to purchase capital stock of Holdings for delivery to officers or employees (or accounts for their benefit) as compensation pursuant to the Grant Prideco, Inc. Executive Deferred Compensation Plan or other employee benefit plans, to the extent such purchases are reflected as expenses in calculating Consolidated Net Income, and plus the amount of cash received from issuance of Qualified Stock of Holdings divided by (ii) the sum of (x) Interest Expense paid in cash and (y) scheduled payments of principal with respect to all Indebtedness, including payments under capital leases and in respect of the Term Loans, but excluding payments of Revolving Loans which do not reduce the Commitments. For purposes of the foregoing, issuance of Qualified Stock shall not constitute a "payment".

                  "FOREIGN SUBSIDIARY" shall mean any Subsidiary of Holdings incorporated or organized under the laws of a jurisdiction other than a state of the United States of America, other than a Canadian Borrower.

                  "FORMER REAL ESTATE" shall mean all real property that was owned or leased by any Borrower or any Subsidiary of any Borrower within the last ten (10) years prior to the date hereof which is no longer owner or leased.

                  "FUNDS ADMINISTRATOR" shall mean either the US Funds Administrator or the Canadian Funds Administrator and "FUNDS ADMINISTRATORS" shall mean the US Funds Administrator and the Canadian Funds Administrator collectively

                  "FX TRADING OFFICE" means such office of US Agent as it may designate from time to time by written notice to US Funds Administrator.

                  "FUNDING BANK" shall have the meaning ascribed to that term in
SECTION 4.9.

                  "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

                  "GOVERNING DOCUMENTS" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person.

                  "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "GP BORROWER" means any of Grant Prideco, LP, XL Systems, L.P., Texas Arai, Inc., Tube-Alloy Corporation, Star Operating Company or Grant Prideco Canada Ltd.; and "GP BORROWERS" means all such entities collectively.

                  "GUARANTY" of any Person means any Liability, contingent or otherwise, of such Person (other than an endorsement for collection or deposit in the ordinary course of business) (a) to pay any Liability of any other Person or to otherwise protect, or having the practical effect of protecting, the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to maintain solvency, assets, level of income or other financial condition, to purchase assets, goods, securities or services or to take or pay, or otherwise) or (b) incurred in connection with the issuance by a third Person of a Guaranty of any Liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise). The word "Guarantee" when used as a verb has the correlative meaning.

                  "HAZARDOUS MATERIALS" shall mean (a) any chemical, material or substance (whether solid, liquid or gas) at any time defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or words of similar import under any applicable Environmental Laws; (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) asbestos in any form; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (i) pesticides; and (j) radon.

                  "HIGHEST LAWFUL RATE" shall mean, at any time when any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, that then may be contracted for, taken, reserved, charged or received on the Obligations owing under this Credit Agreement or any of the other Credit Documents, under (a) the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents) or (b) if higher, applicable federal laws, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

                  "HOLDINGS" means Grant Prideco., Inc., a Delaware corporation.

                  "HOLDINGS COMMON STOCK" means the common stock of Holdings, par value $.01 per share.

                  "INDEBTEDNESS" of any Person means (in each case, whether such obligation is with full or limited recourse) (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price (deferred in excess of 90 days) of property or services, except a trade account payable that arises in the ordinary course of business but only if and so long as the same is payable on customary trade terms (it being acknowledged, however, that in some regions outside the U.S. and Canada, customers customarily fail to pay accounts payable for periods up to one year, and agreed that the failure of a Person to pay accounts payable for periods up to one year in jurisdictions where such behavior is customary shall not cause such account payable to be deemed Indebtedness), (d) any obligation of such Person as lessee under a capital lease, (e) any Mandatorily Redeemable Obligation of such Person owned by any Person other than such Person or a Subsidiary of such Person (the amount of such Mandatorily Redeemable Obligation to be determined for this purpose as the higher of the liquidation preference of and the amount payable upon redemption of such Mandatorily Redeemable Obligation), (f) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (g) any obligation of such Person (whether or not contingent) to any other Person in respect of a letter of credit or other Guaranty issued by such other Person, (h) any Derivative Contract or similar obligation, other than obligations under any Permitted Hedging Transactions, obligating such Person to make payments, whether periodically or upon the happening of a contingency, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof (i) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person and (j) any Indebtedness of others Guaranteed by such Person.

                  "INTELLECTUAL PROPERTY" shall mean, with respect to any Person, all of such Person's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

                  "INTELLISERV/COMPOSITE" shall mean one or both (as the context may require) of the joint venture interests of Holdings in (i) Intelliserv, Inc., a Delaware corporation, 50% of which is owned by Credit Parties, and (ii) GPEX, L.P., a Texas limited partnership, 50% of which is owned by Credit Parties.

                  "INTEREST EXPENSE" shall mean the aggregate consolidated interest expense of the Consolidated Entity paid in cash in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including amortization of original issue discount on any Indebtedness and of all fees (including, without limitation, commitment fees, closing costs, legal fees, printing costs, SEC fees, accountants' fees and like fees and charges) payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense for the relevant period in accordance with GAAP), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.

                  "INTEREST PERIOD" shall mean a period, commencing, in the case of the first Interest Period applicable to a LIBOR Rate Loan, on the date of the making of, or conversion into, such Loan, and, in the case of each subsequent, successive Interest Period applicable thereto, on the last day of the immediately preceding Interest Period, but without duplication of interest charges for any day that is the last day of one Interest Period and the first day of another Interest Period. The duration of each such Interest Period shall be one, two, three or six months, in each case as the appropriate Funds Administrator may, in an appropriate Notice of Borrowing, Notice of Continuation or Notice of Conversion, select; PROVIDED that the appropriate Funds Administrator may not select any Interest Period that ends after the Expiration Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

                  "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any Credit Party is a party.

                  "INTERIM ADVANCE" shall mean a Loan made by the US Agent to the US Borrowers pursuant to SECTION 2.2(b)(i).

                  "INTERIM ADVANCE PERIOD" shall have the meaning ascribed to that term in SECTION 2.2(b)(i).

                  "INTERNAL REVENUE SERVICE" or "IRS" shall mean the United States Internal Revenue Service and any successor agency.

                  "INVENTORY" shall mean, with respect to any Person, all of such Person's inventory, including: (a) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in such Person's business; (b) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and (c) all goods returned or repossessed by such Person.

                  "INVESTMENT" shall mean, as applied to an investment of or by any Person, (i) all Guaranties by such Person of any Liabilities of another Person (ii) all expenditures made and all Liabilities incurred (contingently or otherwise) for or in connection with the acquisition of stock or other ownership interests of another Person or assets of another Person comprising a business; or

Indebtedness of, or for loans, advances, capital contributions or transfers of property to, another Person. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a Guaranty shall be taken at not less than the principal amount of the Liabilities to which such Guaranty is applicable and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by sale, repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the original amount of any Investment, and such Investment shall be deemed to continue to be "outstanding" in such original amount notwithstanding, any (i) decrease in the market value thereof or (ii) amount thereof that may have been forgiven, released, cancelled or otherwise nullified or held to be invalid.

                  "ISSUING BANK" shall mean (a) any Lender and (B) any Affiliate of a Lender that, in either case is acceptable to the US Agent and the US Funds Administrator and has agreed in writing to issue Letters of Credit under this Credit Agreement; provided however that US Agent or any of its Affiliates shall not be obligated to issue any commercial Letter of Credit until such time as it notifies the US Funds Administrator otherwise.

                  "ISSUING BANK FEES" shall have the meaning ascribed to that term in SECTION 4.6(b).

                  "L/C APPLICATION" shall mean, as applied to any Issuing Bank,
(a) the form then generally used by such Issuing Bank as the form to be used by a Person requesting such Issuing Bank to issue an irrevocable standby letter of credit and (b) any agreement between such Issuing Bank and such Person pursuant to which such Person agrees to reimburse such Issuing Bank for amounts disbursed by such Issuing Bank under the letter of credit to which such application relates (each a "REIMBURSEMENT AGREEMENT").

                  "L/C INTEREST RATE" shall have the meaning ascribed to that term in SECTION 3.5(b).

                  "L/C NOTICE OF DRAWING" shall mean the date on which the Issuing Bank provides the appropriate Agent with notice that a drawing has been made under a Letter of Credit.

                  "L/C PARTICIPATION" shall have the meaning ascribed to that term in SECTION 3.4.

                  "L/C PARTICIPATION FUNDING AMOUNT" shall have the meaning ascribed to that term in SECTION 3.6(b)(i)(A).

                  "L/C PARTICIPATION FUNDING DATE" shall have the meaning ascribed to that term in SECTION 3.6(b)(ii).

                  "L/C PARTICIPATION FUNDING NOTICE" shall have the meaning ascribed to that term in SECTION 3.6(b)(i)(A).

                  "LENDER" shall, subject to SECTION 11.18(b)(ii), mean (a) each Person listed as a "Lender" on the signature pages hereof and (b) each Person that has been assigned any or all of the rights and obligations of a Lender pursuant to SECTION 11.6.

                  "LETTER OF CREDIT" shall mean a US Letter of Credit or a Canadian Letter of Credit.

                  "LETTER OF CREDIT FEES" shall have the meaning ascribed to that term in SECTION 4.6(a).

                  "LETTER OF CREDIT OBLIGATIONS" shall mean the US Letter of Credit Obligations and the Canadian Letter of Credit Obligations.

                  "LETTER OF CREDIT REQUEST" shall have the meaning ascribed to that term in SECTION 3.2(a).

                  "LEVERAGE RATIO" shall mean, as at the last day of any Fiscal Quarter, the ratio of Total Debt as of the last day of such Fiscal Quarter to EBITDA for the twelve month period ending as of the last day of such Fiscal Quarter, calculated on a Pro Forma Basis.

                  "LIABILITY" of any Person shall mean (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under contract, Requirement of Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.

                  "LIBOR LENDING OFFICE" shall mean, with respect to any Lender, the office of such Lender specified as its "LIBOR Lending Office" opposite its name on Annex I or in the relevant Assignment and Assumption Agreement (or, if no such office is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify to the appropriate Funds Administrator and the appropriate Agent.

                  "LIBOR MARGIN" shall mean, at any time, the Applicable Margin for LIBOR Rate Loans at such time.

                  "LIBOR RATE" shall mean, with respect to any Interest Period,
(a) the rate per annum for Dollar deposits approximately equal to the principal amount of the LIBOR Rate Loans for which the LIBOR Rate is being determined and with maturities comparable to the Interest Period for which such LIBOR Rate would apply, which appears on the Telerate Page 3750 at approximately 11:00 A.M., London time, on the day that is two (2) Business Days prior to the first day of such Interest Period and (b) if no such rate so appears on the Telerate Page 3750, an interest rate per annum equal to the rate (rounded upward to the nearest whole multiple of one-sixteenth (1/16) of one percent (1.00%) per annum, if such rate is not such a multiple) of the offered quotation, if any, to first class banks in the London (U.K.) interbank market by Deutsche Bank for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the LIBOR Rate Loans for which the LIBOR Rate is being determined with maturities comparable to the Interest Period for which such LIBOR Rate will apply as of approximately 10:00 A.M. two (2) Business Days prior to the commencement of such Interest Period. The term "TELERATE PAGE 3750" shall mean the display designated as Page 3750 on the Telerate Services (or such other page as may replace such page on such service for the purpose of displaying a comparable rate).

                  "LIBOR RATE LOAN" shall mean a US Loan or a Canadian Loan made in US Dollars that bears, or is to bear, interest by reference to the LIBOR Rate.

                  "LIEN(S)" shall mean (a) any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement and (b) in addition, in the case of any investment property, any contract or other arrangement, express or implied, under which any Person has the right to control such investment property.

                  "LOANS" shall mean amounts advanced by an Agent or a Lender pursuant to SECTION 2.1, 2.2(a), 2.2(b), 3.6(a) or any other provision of this Credit Agreement and includes Bankers' Acceptance Loans.

                  "LOCKBOXES" shall have the meaning ascribed to that term in
SECTION 2.5(b)(i).

                  "MAJORITY CANADIAN REVOLVING LENDERS" means Canadian Lenders having or holding more than 50% of the aggregate Canadian Revolving Loan Commitments of all Canadian Lenders.

                  "MAJORITY CANADIAN TERM LENDERS" means Canadian Lenders having or holding more than 50% of the aggregate Canadian Term Loan Commitments of all Canadian Lenders.

                  "MAJORITY CLASS LENDERS" means, at any time of determination,
(i) for the Class of Lenders having US Revolving Loan Commitments, Lenders having or holding more than 50% of the aggregate US Revolving Loan Commitments of all Lenders, (ii) for the Class of Lenders having US Term Loan Commitment, Lenders having or holding more than 50% of the aggregate US Term Loan Commitment of all Lenders, (iii) for the Class of Lenders having Canadian Revolving Loan Commitment, Lenders having or holding more than 50% of the aggregate Canadian Revolving Loan Commitment of all Lenders and (iv) for the Class of Lenders having Canadian Term Loan Commitment, Lenders having or holding more than 50% of the aggregate Canadian Term Loan Commitment of all Lenders.

                  "MAJORITY US REVOLVING LENDERS" means Lenders having or holding more than 50% of the aggregate US Revolving Loan Commitment of all Lenders.

                  "MAJORITY US TERM LENDERS" means Lenders having or holding more than 50% of the aggregate US Term Loan Commitment of all Lenders.

                  "MAJORITY LENDERS" means Lenders having or holding more than 50% of the sum of the aggregate US Term Loan Commitment of all Lenders plus the aggregate US Revolving Loan Commitment of all Lenders plus the aggregate Canadian Revolving Loan Commitment of all Lenders plus the aggregate Canadian Term Loan Commitment of all Lenders.

                  "MANDATORILY REDEEMABLE OBLIGATION" shall mean a Liability of Holdings or any of its Subsidiaries, or a Liability of another Person Guaranteed by Holdings or any of its Subsidiaries, to the extent that, in either case, it is redeemable, payable or required to be purchased or otherwise retired or extinguished (a) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (b) at the option of any Person other than Holdings or such Subsidiary or (c) upon the occurrence of a condition not solely within the control of such Holdings or such Subsidiary, such as a redemption required to be made out of future earnings.

                  "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) the value of Collateral or the amount which the Agents, the Lenders or any Issuing Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, (c) any Credit Party's ability to perform its obligations under the Credit Documents to which it is a party or (d) the rights and remedies of the Agents, the Lenders or any Issuing Bank under any Credit Document.

                  "MATERIAL CONTRACT" shall mean any contract, lease, license indenture, agreement, commitment or other arrangement (other than the Credit Documents), whether written or oral, to which Holdings or any Subsidiary thereof is a party with respect to which breaches, performances, nonperformances, cancellations or failures to renew by any party thereto singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

                  "MORTGAGES" shall mean the mortgage(s) or deeds(s) of trust granted by any Credit Party in favor of the Agent and any leasehold mortgage(s) granted by any Credit Party in favor of the Agent (if any) with respect to leases entered into after the Closing Date, including, without limitation, a debenture dated on or about the date hereof among Grant Prideco Canada Ltd. and the Canadian Agent.

                  "MULTIEMPLOYER PLAN" shall mean a "multiemployer plan" as defined in Sections 3(37) or 400l(a)(3) of ERISA and (a) which is, or within the immediately preceding six (6) years was, contributed to by any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate or (b) with respect to which any Borrower or any Subsidiary of any Borrower may incur any liability.

                  "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred by any Credit Party in connection with such Asset Sale, including
(i) income taxes reasonably estimated to be actually payable by any Credit Party within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof or under applicable law as a result of such Asset Sale.

                  "NET INSURANCE/CONDEMNATION PROCEEDS" means any cash payments or proceeds received by Holdings or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof.

                  "NET ORDERLY LIQUIDATION VALUE" shall mean, with respect to an asset, the net orderly liquidation value thereof, as determined by an appraiser engaged by Agent.

                  "NET PAYMENTS IN RESPECT OF FOREIGN SUBSIDIARIES" shall mean the excess of (a) (i) payments by Credit Parties to Foreign Subsidiaries in respect of Indebtedness owing to Foreign Subsidiaries, (ii) Guarantees of Indebtedness of Foreign Subsidiaries, (iii) payments by Credit Parties in satisfaction of obligations under Guaranties of obligations of any Foreign Subsidiaries (other than Guarantees of Indebtedness already included pursuant to the preceding clause (ii)), and (iv) loans to or equity investments in Foreign Subsidiaries (other than loans listed on Schedule G and equity investments made prior to the date of this Credit Agreement), over (b) (i) payments by Foreign Subsidiaries to Credit Parties in respect of Indebtedness owing by Foreign Subsidiaries to Credit Parties, (ii) loans to Credit Parties made by Foreign Subsidiaries in compliance with Section 8.9(e) after the date of this Credit Agreement and (iii) distributions in respect of equity by Foreign Subsidiaries to Credit Parties. However, loans to or equity investments in Foreign Subsidiaries shall not be included in the calculation of Net Payments in respect of Foreign Subsidiaries to the extent that such loans or equity investments are made to fund acquisitions permitted by Section 8.9(g) and included in calculating usage of the acquisition basket provided therein.

                  "NEW SENIOR NOTE INDENTURE" means the indenture pursuant to which the New Senior Notes are issued, as such indenture may be amended from time to time to the extent permitted under SECTION 8.3(d).

                  "NEW SENIOR NOTES" means the 9% Senior Notes due 2009 of Holdings in aggregate principal amount of $175,000,000 issued pursuant to the New Senior Note Indenture.

                  "NON-CANADIAN LENDER" shall mean any Lender that is a non-resident for purposes of Part XIII of the Income Tax Act (Canada) in respect of the Canadian Loans.

                  "NON-US LENDER" shall mean any Lender or Issuing Bank that is not a United States Person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

                  "NOTE" shall mean a Term Note, a Revolving Note, a Canadian Revolving Note or a Canadian Term Note.

                  "NOTICE OF BORROWING" shall have the meaning ascribed to that term in SECTION 2.2(a)(i).

                  "NOTICE OF CONTINUATION" shall have the meaning ascribed to that term in SECTION 4.3(b).

                  "NOTICE OF CONVERSION" shall have the meaning ascribed to that term in SECTION 4.3(a).

                  "OBLIGATIONS" shall mean (a) the unpaid principal of and interest on the Loans and the Notes, (b) the obligation of the Borrowers to pay to an Issuing Bank the amounts of all drawings together with interest accrued thereon at the L/C Interest Rate, made under Letters of Credit of such Issuing Bank, (c) the Fees, (d) the Expenses,
(e) all other Liabilities of the respective Credit Parties to the Agent and any Lender (in its capacity as such and not in its capacity as an Issuing Bank), which may arise under, out of, or in connection with, the Credit Agreement, the Notes, any other Credit Document or any other document made, delivered or given in connection herewith or therewith, (f) all other Liabilities of the respective Borrowers to an Issuing Bank under all its L/C Applications and Letters of Credit and (g) any Permitted Hedging Transactions of any Credit Parties owing to Lenders or their Affiliates. As used in CLAUSES (a), (b) AND (c) and wherever else the determination of the amount of "interest" is relevant, "interest" shall include interest accruing on or after the filing of, or what would have accrued but for the filing of, any petition in bankruptcy, or the commencement of any insolvency, reorganization, or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

                  "OTHER TAXES" shall have the meaning ascribed to that term in
SECTION 2.8(b).

                  "PARENT" shall mean Grant Prideco, Inc., a Delaware corporation.

                  "PAYMENT" shall have the meaning ascribed to that term in
SECTION 2.10.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

                  "PERMITTED BILL-AND HOLD TRANSACTION" shall mean a transaction that is invoiced as "ex works place of manufacture" and supported by all documentation (including, without limitation, third party inspection reports) necessary to establish that title to the applicable asset subject to such purchase transaction has been legally transferred to such account debtor and that such account debtor has assumed the legal risk of ownership of such asset, irrespective of whether such asset is held by such account debtor or any other Person, in form and substance acceptable to US Agent in its reasonable discretion.

                  "PERMITTED BUSINESS" means the drill pipe and tubular business, tubular steel mills, drilling tools, oil field goods and services, and any businesses, services or activities reasonably incident or related thereto.

                  "PERMITTED DISCRETION" shall mean an Agent's judgment exercised in good faith based upon its consideration of any factor which such Agent believes in good faith: (a) will or could adversely affect the value of any Collateral, the enforceability or priority of such Agent's Liens thereon or the amount which such Agent, the Lenders or any Issuing Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (b) suggests that any collateral report or financial information delivered to such Agent by any Person on behalf of any Borrower is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any Borrower or any Subsidiary of any Borrower or any of the Collateral; or (d) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, an Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Inventory, as well as any of the following: (i) the changes in collection history and dilution with respect to the Accounts; (ii) changes in demand for, pricing of, or product mix of Inventory; (iii) changes in any concentration of risk with respect to the respective Borrowers' Accounts or Inventory; and (iv) any other factors that are likely, in Agent's good faith judgment, to change the credit risk of lending to any Borrower on the security of any Borrowers' Accounts or Inventory. The burden of establishing lack of good faith hereunder shall be on the Borrowers.

                  "PERMITTED HEDGING TRANSACTIONS" shall mean an Interest Rate Agreement, commodity hedging agreement or a Currency Agreement designed to hedge against fluctuations in interest rates, commodity values or currency values, respectively, entered into by a Borrower with a Lender or its Affiliate not for purposes of speculation.

                  "PERMITTED LIENS" shall have the meaning ascribed to that term in SECTION 8.4.

                  "PERMITTED RESTRICTIVE COVENANT" shall mean (a) any covenant or restriction contained in any Credit Document, (b) any covenant or restriction binding upon any Person at the time such Person becomes a Subsidiary of any Borrower if the same is not created in contemplation thereof, (c) any covenant or restriction of the type contained in SECTION 8.13 that is contained in any contract evidencing or providing for the creation of or concerning Indebtedness secured by any Purchase Money Lien so long as such covenant or restriction is limited to the property purchased therewith and proceeds thereof, (d) any covenant or restriction described in SCHEDULE J, but only to the extent such covenant or restriction is there identified by specific reference to the provision of the contract in which such covenant or restriction is contained or
(e) any covenant or restriction that (i) is not more burdensome than an existing Permitted Restrictive Covenant permitted by CLAUSE (b), (c) or (d) above; (ii) is contained in a contract constituting a renewal, extension or replacement of the Contract in which such existing Permitted Restrictive Covenant is contained; and (iii) is binding only on the Person or Persons bound by such existing Permitted Restrictive Covenant.

                  "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

                  "PLAN" shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA), whether oral or written, maintained or contributed to by any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate, or with respect to which any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate, may incur liability.

                  "PRIME RATE LOAN" shall mean (i) with respect to a US Loan, a Loan that bears, or is to bear, interest by reference to the US Prime Rate and
(ii) with respect to a Canadian Loan, a Loan that bears, or is to bear, interest by reference to the Canadian Prime Rate.

                  "PRO FORMA BASIS" means, after giving effect on a pro forma basis to any permitted acquisitions made during the relevant period and any permitted dispositions made during such period (other than sales of inventory in the ordinary course of business and dispositions of obsolete equipment) as follows:

                           (i) any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection with such permitted acquisitions and any Indebtedness repaid in connection with such permitted acquisitions or dispositions shall be deemed to have been incurred or repaid, respectively, as of the first day of the period;

                           (ii) if such Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection with such permitted acquisitions has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period shall be computed as if the rate in effect for such Indebtedness on the relevant measurement date had been the applicable rate for the entire applicable period; and

                           (iii) income statement items (whether positive or negative) attributable to the property or business acquired or disposed of in such permitted acquisitions or dispositions shall be included as if such acquisitions or dispositions took place on the first day of such period on a pro forma basis.

                  All pro forma adjustments shall be approved by the Agent in its reasonable discretion.

                  "PROHIBITED TRANSACTION" shall mean any transaction that is prohibited under Code Section 4975 or ERISA Section 406 and not exempt under Code Section 4975 or ERISA Section 408.

                  "PROPORTIONATE SHARE" shall, subject to SECTION 11.18(b)(ii), mean, (i) with respect to all payments, computations and other matters relating to the US Term Loan Commitment or the US Term Loans of any Lender, the percentage obtained by dividing (x) the US Term Loan Commitment of that Lender by (y) the Total US Term Loan Commitment, (ii) with respect to all payments, computations and other matters relating to the US Revolving Loan Commitment or the US Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any US Lender, the percentage obtained by dividing (x) the US Revolving Loan Commitment of that Lender by (y) the Total US Revolving Loan Commitment, (iii) with respect to all payments, computations and other matters relating to the Canadian Revolving Loan Commitment or the Canadian Revolving Loans of any Canadian Lender or any Letters of Credit issued or participations therein deemed purchased by any Canadian Lender, the percentage obtained by dividing (x) the Canadian Revolving Loan Commitment of that Canadian Lender by (y) the Total Canadian Revolving Loan Commitment, (iv) with respect to all payments, computations and other matters relating to the Canadian Term Loan Commitment or the Canadian Term Loans of any Lender, the percentage obtained by dividing (x) the Canadian Term Loan Commitment of that Lender by (y) the Total Canadian Term Loan Commitment, and
(v) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the US Term Loan Commitment of that Lender plus the US Revolving Loan Commitment of that Lender plus the Canadian Revolving Loan Commitment of that Lender plus the Canadian Term Loan Commitment of that Lender by (y) the sum of the Total US Term Loan Commitment plus the Total US Revolving Loan Commitment plus the Total Canadian Revolving Loan Commitment plus the Total Canadian Term Loan Commitment, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 11.6(c) or required pursuant to Section 11.10(c).

                  "PURCHASE MONEY LIENS" shall mean Liens on any item of Equipment or Real Estate of any Credit Party acquired after the date of this Credit Agreement to secure the purchase price thereof, PROVIDED that each such Lien shall attach only to the property to be acquired and proceeds thereof.

                  "QUALIFIED STOCK" means, with respect to any Person, any Capital Securities of such Person that is not Disqualified Stock.

                  "REAL ESTATE" shall mean all real property owned or leased by any Borrower or any Subsidiary of any Borrower, together with all fixtures, improvements and other structures thereon.

                  "REDUCED RATE" shall have the meaning ascribed to that term in
SECTION 2.8(e), relating to backup withholding tax.

                  "REED ASSUMPTION" shall have the meaning ascribed to that term in SECTION 11.13.

                  "REED CANADA" shall mean Camco International (Canada) Limited, an Ontario corporation.

                  "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

                  "REIMBURSEMENT AGREEMENT" shall have the meaning ascribed to that term in CLAUSE (b) of the definition of "L/C Application."

                  "RELATED AGREEMENTS" means, collectively, the Acquisition Agreement and the New Senior Note Indenture.

                  "REPORTABLE EVENT" shall mean any of the events described in
Section 4043 of ERISA and the regulations thereunder, for which notice to the PBGC has not been waived.

                  "REQUIREMENT OF LAW" shall mean, as to any Person, the Governing Documents of such Person, and any law, treaty, rule, regulation, direction, ordinance, criterion or guideline or determination of a court or other Governmental Authority or determination of an arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "RESTRICTED PAYMENT" means, with respect to any Person, (a) any payment with respect to or on account of any of the Capital Securities of such Person, including any dividend or other distribution on, any payment of interest on or principal of, and any payment (other than a payment effected using the Qualified Stock of Grant Prideco, Inc.) on account of any purchase, redemption, retirement, exchange, defeasance or conversion of, or on account of any claim relating to or arising out of the offer, sale or purchase of, any such Capital Securities and (b) any optional payment or prepayment on or redemption, retirement, (including by making payments to a sinking or analogous fund), repurchase, defeasance or other acquisition of, any Indebtedness (other than Indebtedness pursuant to this Credit Agreement). For the purposes of this definition, a "payment" shall include the transfer of any asset or the incurrence of any Indebtedness or other Liability (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively) but shall not include (i) the issuance by such Person to the holders of a class or series of a class of its Capital Securities of the same class and, if applicable, series, other than, in the case of Holdings or any Subsidiary thereof, Mandatorily Redeemable Obligations or (ii) any issuance of Qualified Stock of Grant Prideco, Inc.

                  "RETIREE WELFARE PLAN" means, at any time, a welfare plan (as defined in Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant.

                  "REVOLVER AVAILABILITY" means, at any time, the amount by which (A) the lesser of (i) the Total Revolving Loan Commitments and (ii) the aggregate Borrowing Base of all Borrowers exceeds (B) the Total Revolving Loan Exposure.

                  "REVOLVING LENDER" means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

                  "REVOLVING LOAN COMMITMENT" means the commitment of a Revolving Lender to make Revolving Loans to the Borrowers pursuant to subsection 2.1(b), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Revolving Lenders in the aggregate.

                  "REVOLVING LOAN EXPOSURE" of a Lender means the principal amount of such Lender's Revolving Loans outstanding plus such Lender's Proportionate Share of outstanding Letter of Credit Obligations.

                  "REVOLVING LOANS" means the US Revolving Loans and the Canadian Revolving Loans.

                  "REVOLVING NOTES" shall mean the US Revolving Notes and the Canadian Revolving Notes.

                  "SECOND TIER REVOLVING LOANS" means any US Revolving Loans made to US Borrowers under this Credit Agreement that are not First Tier Revolving Loans.

                  "SECURITY AGREEMENT" shall mean the Security Agreement, of even date herewith, among the Agent and the Borrowers, substantially in the form of Exhibit J.

                  "SELLER" means Schlumberger Technology Corporation.

                  "SERVING AFFILIATE" shall mean an Affiliate of a Lender that is an Issuing Bank.

                  "SETTLEMENT DATE" shall have the meaning ascribed to that term in SECTION 2.3(b)(i).

                  "SPOT RATE" means the rate quoted by the US Agent in accordance with its customary procedures as the spot rate for the purchase by US Agent of Dollars with a currency other than Dollars or the purchase of a currency other than Dollars with Dollars, as the case may be, through its FX Trading Office at the time such office ordinarily determines the spot rate for such currency on such date as of which the applicable foreign exchange computation is made.

                  "START DATE" shall mean, with respect to any Applicable Margin Period, the first day of such Applicable Margin Period.

                  "SUBJECT BUSINESS" means the Reed Hycalog Business of Seller and all other rights, assets and businesses to be acquired pursuant to the Acquisition Agreement.

                  "SUBSIDIARY" means, with respect to any Person at any time (a) any other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time, and (b) such other Person (i) who is, at such time, Controlled by, or (ii) securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions), or other ownership interests of which ordinarily constituting a majority voting interest, are at such time, directly or indirectly, owned or Controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

                  "SUBSIDIARY GUARANTOR" means any Subsidiary of Holdings that executes and delivers a counterpart to the Subsidiary Guaranty. As of the Closing Date, the Subsidiary Guarantors are those listed on Schedule D.

                  "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty executed and delivered by the Subsidiary Guarantors on the Closing Date pursuant to
SECTION 5.1(a) and thereafter supplemented under certain circumstances by certain Subsidiaries of Holdings in accordance with SECTION 7.18, as such Subsidiary Guaranty may be amended, supplemented or otherwise modified from time to time substantially in the form of Exhibit I.

                  "SYNDICATION DATE" shall mean the earlier of (a) the date which is ninety (90) days after the Closing Date and (b) the date on which the Agent notifies the US Funds Administrator that the primary syndication has been completed, as determined by the Agent in its sole discretion, which notice shall be promptly given.

                  "TAX TRANSFEREE" shall have the meaning ascribed to that term in SECTION 2.8(a).

                  "TAXES" shall have the meaning ascribed to that term in
SECTION 2.8(a).

                  "TERMINATION EVENT" shall mean (a) a Reportable Event with respect to any Title IV Plan or Multiemployer Plan; (b) the withdrawal of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate from a Title IV Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of any amendment as a termination under Section 4041(e) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Title IV Plan or Multiemployer Plan; (e) any event or condition (i) that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to
Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of

ERISA, of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate from a Multiemployer Plan.

                  "TERM LOAN COMMITMENT" means the commitment of a Lender to make Term Loans to the Borrowers pursuant to subsection 2.1(a), and "TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

                  "TERM LOAN EXPOSURE" means, with respect to any Lender, as of any date of determination (i) prior to the funding of the Term Loans, that Lender's Term Loan Commitment, and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

                  "TERM LOANS" means the US Term Loans and the Canadian Term Loans.

                  "TERM NOTES" means the US Term Notes and the Canadian Term Notes.

                  "TEST DATE" shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of the Consolidated Entity ended immediately prior to such Start Date.

                  "TEST PERIOD" shall mean each period of four consecutive fiscal quarters of the Consolidated Entity then last ended (in each case taken as one accounting period).

                  "TITLE IV PLAN" shall mean a Plan that is an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer
Plan) for which the funding requirements under Section 412 of the Code or
Section 302 of ERISA is, or within the immediately preceding six (6) years was, in whole or in part, the responsibility of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate.

                  "TOTAL CANADIAN REVOLVING LOAN EXPOSURE" shall mean the aggregate Canadian Revolving Loan Exposure of all Canadian Lenders.

                  "TOTAL CANADIAN REVOLVING LOAN COMMITMENTS" shall mean the aggregate of the Canadian Revolving Loan Commitments of all the Lenders, which in the aggregate shall not exceed $7,000,000.

                  "TOTAL CANADIAN TERM LOAN EXPOSURE" shall mean the aggregate Canadian Term Loan Exposure of all Canadian Lenders.

                  "TOTAL DEBT" shall mean, as at the last day of any Fiscal Quarter, the aggregate amount of all Indebtedness of the Consolidated Entity determined in accordance with GAAP as of the last day of such Fiscal Quarter.

                  "TOTAL REVOLVING LOAN COMMITMENTS" shall mean the aggregate of the US Revolving Loan Commitments and the Canadian Revolving Loan Commitments of all the Lenders.

                  "TOTAL REVOLVING LOAN EXPOSURE" shall mean the aggregate Total US Revolving Loan Exposure and the Total Canadian Revolving Loan Exposure.

                  "TOTAL US REVOLVING LOAN COMMITMENTS" shall mean the aggregate of the US Revolving Loan Commitments of all the Lenders, which in the aggregate shall not exceed $183,000,000.

                  "TOTAL US REVOLVING LOAN EXPOSURE" shall mean, at any time, an amount equal to the sum of (a) the US Letter of Credit Obligations and (b) the principal amount of outstanding US Revolving Loans (including Interim Advances).

                  "TOTAL US TERM LOAN EXPOSURE" shall mean the aggregate US Term Loan Exposure of all Lenders.

                  "TRANSACTION COSTS" means the fees, costs and expenses payable by Holdings on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

                  "TRIGGER EVENT" means the occurrence of four consecutive Fiscal Quarters in which the Fixed Charge Coverage Ratio is less than 1.0 to 1.0.

                  "TYPE" shall mean, with respect to any Loan, whether such Loan is a LIBOR Rate Loan, a Prime Rate Loan or a Bankers' Acceptance Loan.

                  "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; PROVIDED that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the Liens granted to the Agent pursuant to the applicable Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then "UCC" shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Credit Agreement, each Credit Document and any financing statement relating to such perfection or effect of perfection or non-perfection; and further provided that in respect of any Lien governed by the laws of a province of Canada, other than the laws of the province of Quebec, "UCC" shall mean the Personal Property Security Act in effect from time to time in such province and in respect of any Lien governed by the laws of the province of Quebec, "UCC" shall mean the applicable provisions of the Civil Code of Quebec.

                  "UNFUNDED PENSION LIABILITY" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Borrower, Subsidiary of any Borrower or any ERISA Affiliate as a result of such transaction.

                  "UNUSED LINE FEE" shall mean a non-refundable fee equal to a per annum percentage of the amount by which the Revolving Loan Commitments exceed the sum of the Total Revolving Loan Exposure, such percentage equaling, during any Applicable Margin Period, the percentage set forth below corresponding to the Leverage Ratio as of the Test Date for such Applicable Margin Period, provided, however, that until the Start Date of the first Applicable Margin Period, the Unused Line Fee shall equal the rate appearing at LEVEL II of the chart set forth below:

                                              Leverage Ratio         Unused Line Fee
                                              --------------         ---------------
                          Level I        Greater than 3.5 to 1.00          .50%
                          Level II       Equal to or less than
                                         3.5 to 1.00 but greater
                                         than 3.0 to 1.00                 .375%
                          Level III      Equal to or less than
                                         3.0 to 1.00 but greater
                                         than 2.5 to 1.00                 .375%
                          Level IV       Equal to or less than
                                         2.5 to 1.00 but greater
                                         than 2.0 to 1.00                 .375%
                          Level V        Equal to or less than
                                         2.0 to 1.00                       .25%

PROVIDED, that, notwithstanding the foregoing, if the Borrowers shall fail to deliver the financial statements that are required to be delivered pursuant to
SECTION 7.1(b), from the date which is three Business Days after the date on which such financial statements were so required to be delivered until the date of actual delivery thereof, the Unused Line Fee shall be a percentage per annum equal to the applicable percentage amount set forth above with respect to LEVEL
I. If a Default or an Event of Default shall exist at the time any reduction in the Unused Line Fee has been or is to be implemented, that reduction shall be rescinded or deferred until the date on which such Default or Event of Default is cured or waived and at all times during the existence of such Default or Event of Default, the Unused Line Fee shall be a percentage per annum equal to the applicable percentage amounts set forth above with respect to LEVEL I.

                  "US AGENT" shall have the meaning ascribed to that term in the preamble to this Credit Agreement and shall include any successor US Agent appointed pursuant to SECTION 10.9.

                  "US BORROWER" means (i) any of Grant Prideco, LP, XL Systems, L.P., Texas Arai, Inc., Tube-Alloy Corporation, Star Operating Company or (ii) Reed-Hycalog Operating, L.P., after the effectiveness of the Reed Assumption or
(iii) any new Borrower domiciled in the U.S. and approved by US Agent in accordance with Section 11.23; and "US BORROWERS" means all such entities collectively.

                  "US BORROWING BASE" means the sum of the Borrowing Bases for the US Borrowers.

                  "US FUNDS ADMINISTRATOR" shall mean Grant Prideco, LP in its capacity as borrowing agent and funds administrator for the US Borrowers hereunder and under each of the other Credit Documents.

                  "US LENDER" means any US Revolving Lender or any US Term
Lender.

                  "US LETTER OF CREDIT" shall mean all letters of credit (whether commercial or stand-by and whether for the purchase of inventory, equipment or otherwise) issued for the account of any US Borrower by an Issuing Bank pursuant to ARTICLE 3 of this Credit Agreement and all amendments, renewals, extensions or replacements thereof.

                  "US LETTER OF CREDIT OBLIGATIONS" shall mean, at any time, the sum of (a) the aggregate undrawn face amounts of all US Letters of Credit outstanding at such time, PLUS (b) the aggregate unreimbursed amount of all drawings under US Letters of Credit.

                  "US LOANS" means the US Term Loans and the US Revolving Loans.

                  "US PRIME RATE" shall mean the rate that Deutsche Bank announces from time to time in New York, New York as its US Prime Rate in the United States, as in effect from time to time. The US Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Deutsche Bank, DBTCo. and each of the other Lenders may make commercial loans or other loans at rates of interest at, above or below the US Prime Rate.

                  "US REVOLVING LENDER" means any Lender that has a US Revolving Loan Commitment and/or that has an outstanding US Revolving Loan.

                  "US REVOLVING LOAN COMMITMENT" means the commitment of a US Revolving Lender to make US Revolving Loans to the US Borrowers pursuant to subsection 2.1(b)(i), and "US REVOLVING LOAN COMMITMENTS" means such commitments of all US Revolving Lenders in the aggregate.

                  "US REVOLVING LOAN EXPOSURE" of a US Lender means the principal amount of such Lender's US Revolving Loans outstanding plus such Lender's Proportionate Share of outstanding US Letter of Credit Obligations.

                  "US REVOLVING LOANS" means the Loans made by US Revolving Lenders to the US Borrowers pursuant to subsection 2.1(b)(i).

                  "US REVOLVING NOTE" shall mean a promissory note of the Borrowers payable to the order of any US Revolving Lender, in the form of EXHIBIT B-3, evidencing the aggregate Indebtedness of the US Borrowers to such Lender resulting from the US Revolving Loans made by such Lender or acquired by such Lender pursuant to SECTION 11.6.

                  "US TERM LENDER" means any Lender that has a US Term Loan Commitment and/or that has an outstanding US Term Loan.

                  "US TERM LOAN COMMITMENT" means the commitment of a Lender to make US Term Loans to the Borrowers pursuant to subsection 2.1(a)(i), and "US TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

                  "US TERM LOAN EXPOSURE" means, with respect to any Lender, as of any date of determination (i) prior to the funding of the US Term Loans, that Lender's US Term Loan Commitment, and (ii) after the funding of the US Term Loans, the outstanding principal amount of the US Term Loan of that Lender.

                  "US TERM LOANS" means the Loans made by Lenders to the US Borrowers pursuant to subsection 2.1(a).

                  "US TERM NOTES" means shall mean a promissory note of the Borrowers payable to the order of any Lender, in the form of EXHIBIT B-1, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the US Term Loans made by such Lender or acquired by such Lender pursuant to SECTION 11.6.

                  "VALUE" shall mean, as determined by an Agent in good faith,
(a) with respect to Eligible Accounts Receivable, the gross face amount of Eligible Accounts Receivable less the sum of (i) sales, excise or similar taxes included in the amount thereof and (ii) returns, discounts, claims, credits, charges and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto and (b) with respect to Eligible Inventory, the lower of (i) cost computed on a first-in first-out basis in accordance with GAAP or (ii) market value.

                  "WELFARE PLAN" means a Plan described in Section 3(1) of ERISA.

                  "WHOLLY OWNED SUBSIDIARY" shall mean, with respect to any Person, any Subsidiary of such Person all of the Capital Securities of which (except directors' qualifying shares) are, directly or indirectly, owned or Controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more of such Subsidiaries.

         1.2 ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise defined or specified herein, all accounting terms used herein shall have the meanings customarily given in accordance with GAAP, and all financial computations to be made under this Credit Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent and the Lenders on the Closing Date. All accounting determinations for purposes of determining compliance with SECTION 8.1 shall be made in accordance with GAAP and applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent and the Lenders on the Closing Date. The Financial Statement required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained in accordance with GAAP or, if GAAP shall change from the basis used in preparing the Financial Statements delivered to the Agent and the Lenders on the Closing Date, the certificates required to be delivered pursuant to SECTION 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how the Borrowers are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. If any

Borrower shall change its method of inventory accounting from the first-in-first-out method, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

         1.3 OTHER INTERPRETIVE PROVISIONS. Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC. The words "hereof" "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and references to Article, Section, Annex, Schedule, Exhibit and like references are references to this Credit Agreement unless otherwise specified. Any item or list of items set forth following the word "including," "include" or "includes" is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are "included," such item or items are in such category, and shall not be construed as indicating that the items in the category are limited to such items or to items similar to such items. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with SECTION 11.10. Except as otherwise specified herein, all references herein (a) to any Person shall be deemed to include such Person's successors and assigns, (b) to any Requirement of Law defined or referred to herein shall be deemed references to such Requirement of Law or any successor Requirement of Law as the same may have been or may be amended or supplemented from time to time, (c) to any Credit Document or Collateral Document defined or referred to herein shall be deemed references to such Credit Document or Collateral Document (and, in the case of any Note or any other instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time, PROVIDED that, in the case of any L/C Application or Letter of Credit, any such amendment, supplement, waiver or other modification shall have been approved in writing by the Agent and (d) to any other document, agreement, instrument or contract shall include references to all amendments, supplements, waivers or other modifications thereto to the extent not otherwise prohibited under the terms of this Credit Agreement. Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa. Except as otherwise specified herein, all references to the time of day shall be deemed to be to the City of New York time as then in effect.

                                    ARTICLE 2

                                      LOANS

         2.1 COMMITMENTS; BANKERS' ACCEPTANCES; DELIVERY OF NOTES.

                  (a) Term Loans.

                           (i) US Term Loans. Subject to the terms and conditions set forth in this Credit Agreement, each Lender that has a US Term Loan Commitment severally agrees to make US Term Loans in Dollars to one or more of the US Borrowers on a joint and several basis on the Closing Date in an amount not exceeding such Lender's Proportionate Share of the aggregate amount of the US Term Loan Commitments to be used for the purposes identified in SECTION 7.11. The amount of each Lender's US Term Loan Commitment is set forth opposite its name on Annex 1 annexed hereto and the aggregate amount of the US Term Loan Commitments is $47,000,000; provided, that the amount of the US Term Loan Exposure shall be reduced from time by the amount of any payments applied to the principal thereof pursuant to
         SECTION 2.4. Each Lender's US Term Loan Commitment shall expire immediately and without further action on January 31, 2003 if the US Term Loans are not made on or before that date. The US Borrowers may make only one borrowing under the US Term Loan Commitments. Amounts borrowed under this Section 2.1(a)(i) and subsequently repaid or prepaid may not be reborrowed.

                           (ii) Canadian Term Loans. Subject to the terms and conditions set forth in this Credit Agreement, each Canadian Lender that has a Canadian Term Loan Commitment severally agrees to make Canadian Term Loans in Dollars or Canadian Dollars to one or more of the Canadian Borrowers on a joint and several basis on the Closing Date in an aggregate amount not exceeding such Lender's Proportionate Share of the aggregate amount of the Canadian Term Loan Commitments to be used for the purposes identified in SECTION 7.11. The amount of each Lender's Canadian Term Loan Commitment is set forth opposite its name on Annex 1 annexed hereto and the aggregate amount of the Canadian Term Loan Commitments is $3,000,000; provided, that the amount of the Canadian Term Loan Exposure shall be reduced from time by the amount of any payments applied to the principal thereof pursuant to SECTION 2.4. Each Lender's Canadian Term Loan Commitment shall expire immediately and without further action on January 31, 2003 if the Canadian Term Loans are not made on or before that date. The Canadian Borrowers may make only one borrowing under the Canadian Term Loan Commitments. Amounts borrowed under this Section 2.1(a)(ii) and subsequently repaid or prepaid may not be reborrowed.

                  (b) Revolving Loans.

                           (i) US Revolving Loans. Subject to the terms and conditions set forth in this Credit Agreement, on and after the Closing Date and to and excluding the Expiration Date, each Lender with a US Revolving Loan Commitment severally agrees to make from time to time US Revolving Loans in Dollars to the US Borrowers hereunder on a joint and several basis; PROVIDED that no such Loan shall be made for the account of any US Borrower if after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, (i) the aggregate amount of the US Revolving Loan Exposure of such Lender would exceed the US Revolving Loan Commitment of such Lender or (ii) the Total US Revolving Loan Exposure would exceed the Total US Revolving Loan Commitments or (iii) the Total US Revolving Loan Exposure would, subject to SECTION 2.2(b), exceed the US Borrowing Base or (iv) the Total US Revolving Loan Exposure in respect of such Borrower would exceed such Borrower's separate US Borrowing Base. The original amount of each Lender's US Revolving Loan Commitment is set forth opposite its name on Annex 1 annexed hereto and the aggregate amount of the US Revolving Loan Commitment is $183,000,000; provided, that, the US Revolving Loan Commitments of the US Revolving Lenders shall be adjusted to give effect to any assignments of the US Revolving Loan Commitments pursuant to SECTION 11.6(b) and shall be reduced from time to time by the amount of any reductions thereto made pursuant to
         SECTION 2.4. Each Lender's US Revolving Loan Commitment shall expire immediately and without further action on January 31, 2003 if the Term Loans are not made on or before that date.

                           (ii) Canadian Revolving Loans. Each of the Canadian Lenders with a Canadian Revolving Loan Commitment severally agrees to purchase and assume the Canadian loan commitments under the Existing Credit Arrangements and its pro rata share of Cdn. Loans outstanding thereunder as of the Closing Date in an amount equal to the Canadian Revolving Loan Commitment of such Canadian Lender. Such assumed commitments are hereby amended and restated in their entirety on the terms set forth in this Credit Agreement and shall constitute Canadian Revolving Loan Commitments for all purposes of this Credit Agreement. Such Cdn. Loans purchased by the Canadian Lenders shall constitute Canadian Revolving Loans for all purposes of this Credit Agreement, and shall be subject to the terms of this Credit Agreement. The Canadian Lenders are not subject to or bound by any of the terms or provisions of the Existing Credit Arrangements. Subject to the terms and conditions set forth in this Credit Agreement, on and after the Closing Date and to and excluding the Expiration Date, each of the Canadian Lenders with a Canadian Revolving Loan Commitment severally agrees to make from time to time Canadian Revolving Loans in either Dollars or Canadian Dollars to the Canadian Borrowers on a joint and several basis hereunder; PROVIDED that no such Loan shall be made for the account of a Canadian Borrower if after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, (i) the aggregate amount of the Canadian Revolving Loan Exposure of such Lender would exceed the Canadian Revolving Loan Commitment of such Lender,
         (ii) the Total Canadian Revolving Loan Exposure would exceed the Total Canadian Revolving Loan Commitments, (iii) the Total Canadian Revolving Loan Exposure would exceed, the Canadian Borrowing Base or (iv) the Total Canadian Revolving Loan Exposure in respect of such Canadian Borrower would exceed such Canadian Borrower's separate Canadian Borrowing Base. The original amount of each Lender's Canadian Revolving Loan Commitment is set forth opposite its name on Annex 1 annexed hereto and the aggregate amount of the Canadian Revolving Loan Commitments is $7,000,000; provided, that, the Canadian Revolving Loan Commitments of the Canadian Revolving Lenders shall be adjusted to give effect to any assignments of the Canadian Revolving Loan Commitments pursuant to SECTION 11.6(b) and shall be reduced from time to time by the amount of any reductions thereto made pursuant to SECTION 2.4. Each Lender's Canadian Revolving Loan Commitment shall expire immediately and without further action on January 31, 2003 if the Canadian Term Loans are not made on or before that date.

                  (c) Bankers' Acceptance Loans. Borrowings of Canadian Loans may, at the option of the Canadian Borrowers, be made by the Canadian Lenders by means of the creation and discount of Bankers' Acceptances in Canadian Dollars on the terms and conditions provided for herein and in Schedule L hereto (the terms and conditions of which shall be deemed to be incorporated by reference into this Credit Agreement).

                  (d) Each of the US Borrowers hereby agrees to execute and deliver to each Lender a US Revolving Note to evidence the US Revolving Loans to the US Borrowers by such Lender and a US Term Note to evidence the US Term Loans to the US Borrowers by such Lender. Each of the Canadian Borrowers hereby agrees to execute and deliver to each Canadian Lender a Canadian Revolving Note to evidence the Canadian Revolving Loans to such Canadian Borrower by such Canadian Lender and a Canadian Term Note to evidence the Canadian Term Loans to such Canadian Borrower by such Canadian Lender.

         2.2 BORROWING MECHANICS; INTERIM ADVANCES.

                  (a) Term Loans and Revolving Loans. Except as provided in SECTIONS 2.2(b), 2.3(b) AND 3.6(a), Borrowings shall be made on notice from the appropriate Funds Administrator to the appropriate Agent, given not later than 11:00 A.M. on the Business Day on which a proposed Borrowing consisting of Prime Rate Loans is requested to be made and on the third Business Day prior to the date of any proposed Borrowing consisting of LIBOR Rate Loans is requested to be made.

                           (i) Each Notice of Borrowing shall be given by, alternatively, telephone, facsimile or electronic E-mail transmission, and, if by telephone or electronic E-mail transmission, confirmed in writing on the same Business Day to the extent requested by an Agent substantially in the form of Exhibit C (the "NOTICE OF BORROWING") which notice, if dealing with US Revolving Loans, shall state whether the requested Loans will be First Tier Revolving Loans or Second Tier Revolving Loans and shall calculate the basis for such Borrower's ability to borrow such sums under the Existing Senior Note Indenture and the New Senior Note Indenture. Each Notice of Borrowing shall be irrevocable by and binding on the appropriate Funds Administrator and Borrowers.

                           (ii) The Funds Administrators shall notify the Agents in writing of the names of the officers of the Funds Administrators authorized to request Loans on behalf of the Borrowers and specifying which of those officers are also, or, if none are, the other officers that are, authorized to direct the disbursement of Loans in a manner contrary to standing disbursement instructions, and shall provide the Agents with a specimen signature of each such officer. In the absence of a specification of those officers who are authorized to vary standing disbursement instructions, the Agents may assume that each officer authorized to request Loans also has such authority. The Agents shall be entitled to rely conclusively on the authority of such officers of the Funds Administrators to request Loans on behalf of the Borrowers, or to vary standing disbursement instructions, until the Agents receive written notice to the contrary. Agents shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or other writing delivered pursuant to this SECTION 2.2(a) and, with respect to an oral or electronic E-mail request for Loans, the Agents shall have no duty to verify the identity of any individual representing himself as one of the officers of the Funds Administrators authorized to make such request on behalf of the Borrowers. Neither of the Agents nor any of the Lenders shall incur any liability to the Funds Administrators or any of the Borrowers as a result of (A) acting upon any telephonic or electronic E-mail notice referred to in this SECTION 2.2(a) if the appropriate Agent believes in good faith such notice to have been given by a duly authorized officer of the Funds Administrators or other individual authorized to request Loans on behalf of the Borrowers or to direct the disbursement thereof in a manner contrary to standing disbursement instructions, or (B) otherwise acting in good faith under this SECTION 2.2(a) and an advance made and disbursed pursuant to any such telephonic or electronic E-mail notice shall be deemed to be a Loan for all purposes of this Credit Agreement.

                           (iii) In its Notice of Borrowing, a Funds
         Administrator may request one or more Borrowings on a single day. Each such Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type and shall, in the case of a Borrowing of LIBOR Rate Loans, be in an aggregate amount per Borrower, for all Lenders, of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof and shall, in the case of Canadian Loans, consist entirely of Loans in the same currency.

                           (iv) Notwithstanding anything to the contrary herein, the Canadian Funds Administrator may not choose LIBOR Rate Loans for Canadian Loans made in Canadian Dollars (and may not convert Loans made in Canadian Dollars to LIBOR Rate Loans). The right of a Funds Administrator to choose LIBOR Rate Loans is also subject to the provisions of SECTION 4.3(c).

                  The Funds Administrators have informed the Agents that they have decided to open separate checking accounts in the name of each Borrower (each, a "DISBURSEMENT ACCOUNT" and collectively, the "DISBURSEMENT ACCOUNTS") with the applicable Disbursement Account Bank for the purpose of paying trade payables and other operating expenses and to fund other operating needs of the Borrowers. The Lenders hereby authorize the Agents, and so long as the conditions for Borrowing specified in the proviso to Section 2.1(b) and in
Article 5 are satisfied or so long as an Interim Advance Period exists, the appropriate Agent on behalf of the US Lenders or Canadian Lenders (as appropriate) may but shall not be obligated to make loans to cover the respective amounts of checks presented for payment and other disbursements from any Borrower's Disbursement Account. Advice from the Disbursement Account Bank of amounts required to cover such amounts for any Borrower, together with authorization (verbal or otherwise) by an authorized officer of the appropriate Funds Administrator, will be deemed sufficient notice of Borrowing. All of such Borrowings shall be Prime Rate Loans.

                  (b) (i) In the event the US Borrowers are unable to comply with (A) the Borrowing Base limitation set forth in clause (iii) or clause (iv) of the PROVISO to SECTION 2.1(b)(i) or (B) the conditions precedent set forth in SECTION 5.2 to a Credit Event, the Lenders authorize the US Agent, in its sole discretion (but without obligation to do so), to make US Revolving Loans ("INTERIM ADVANCES") to the US Borrowers during the period commencing on the date the US Agent first receives a Notice of Borrowing requesting an Interim Advance until the earliest of (1) the fifteen (15th) Business Day after such date, (2) the date the US Borrowers are again able to comply with such Borrowing Base limitation and conditions precedent, or obtains an amendment or waiver with respect thereto and (3) the date the Majority US Revolving Lenders instruct the US Agent, or the US Agent determines, to cease making Interim Advances (in each case, the "INTERIM ADVANCE PERIOD").

                           (ii) The US Agent shall not, in any event, (A) make any Interim Advance during any Interim Advance Period if, after giving effect to such Interim Advance, Total US Revolving Loan Exposure would exceed one hundred ten percent (110%) of Total US Revolving Loan Exposure on the first day of such Interim Advance Period (calculated without giving effect to Interim Advances made on such day) and (B) make any Interim

         Advance if, after giving effect to such Interim Advance, Total US Revolving Loan Exposure would exceed the Total US Revolving Loan Commitments.

                           (iii) All amounts received by the US Agent during an Interim Advance Period on account of the Obligations, whether in the form of payments from any US Borrower, collections on the Collateral of a US Borrower or otherwise, shall, so long as any Interim Advances made during such Interim Advance Period are outstanding, be applied by the US Agent, FIRST, to the repayment of such Interim Advances and, SECOND, in accordance with SECTION 2.5(e)(i).

                           (iv) Each Interim Advance shall be settled with the US Lenders on the first Settlement Date after such Interim Advance is made. In such event, US Agent shall include such US Revolving Loans in the notice contemplated by clauses (i) and (ii) of SECTIONS 2.3(b), and such US Revolving Loans shall be settled among the US Agent and the US Lenders in accordance with SECTION 2.3(b).

                  (c) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

                  (d) In addition to being evidenced, as provided in SECTION 2.6, by the Borrowers' Accounts, each Lender's Loans, the US Borrowers' joint and several obligations to repay such Loans with interest in accordance with the terms of this Credit Agreement and the Canadian Borrowers' joint and several obligations to repay the Canadian Loans with interest in accordance with the terms of this Credit Agreement shall be evidenced by this Credit Agreement, the records of such Lender and such Lender's Term Notes and/or Revolving Notes. The records of each Lender shall be prima facie evidence of such Lender's Loans and accrued interest thereon and of all payments made in respect thereof.

                  (e) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with ARTICLE 4, on outstanding Loans which it has funded to an Agent; PROVIDED that in the case of interest accrued but unpaid at the time of a Bankruptcy Default and interest accruing thereafter and during a Bankruptcy Default, such Lender shall be entitled to receive only its Proportionate Share of amounts actually received by such Agent in respect of such interest; FURTHER PROVIDED that if any amount received by such Agent in respect of such interest and distributed by it is thereafter recovered from such Agent, such Lender shall, upon request, repay to such Agent its Proportionate Share of the amount so recovered to the extent received by it, but without interest (unless such Agent is required to pay interest on the amount recovered, in which case such Lender shall be required to pay interest at a like rate).

                  (f) Notwithstanding the obligation of the Funds Administrators to send written confirmation of a Notice of Borrowing made by telephone or electronic E-mail transmission if and when requested by an Agent, in the event that an Agent agrees to accept a Notice of Borrowing made by telephone or electronic E-mail transmission, such Notice of Borrowing shall be binding on the appropriate Funds Administrator and each of the appropriate Borrowers whether or not written confirmation is sent by the Funds Administrator or requested by an Agent. Either Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon telephonic or electronic E-mail notice believed by such Agent in good faith to be from the Funds Administrator or its agents. The appropriate Agent's records of the terms of any telephonic or electronic E-mail transmission Notices of Borrowing shall be conclusive on the Funds Administrators, each Borrower and the Lenders in the absence of gross negligence or willful misconduct on the part of such Agent in connection therewith.

                  (g) From time to time, any Borrower may request that the Inventory be appraised by an appraiser of recognized national standing selected by the appropriate Agent and approved (such approval not to be unreasonably withheld) by the appropriate Funds Administrator. The US Funds Administrator shall pay the cost of such appraisal with respect to the Inventory of any US Borrower, and the Canadian Funds Administrator shall pay the cost of such appraisal with respect to the Inventory of any Canadian Borrower.

         2.3 SETTLEMENTS AMONG THE AGENTS AND THE LENDERS.

                  (a) Except as provided in SECTION 2.3(b), (i) the US Agent shall give to each US Lender prompt notice of each Notice of Borrowing requesting US Loans by telecopy or facsimile transmission; no later than 2:00 P.M. (eastern standard time) on the date of receipt of each such Notice of Borrowing (unless such Notice of Borrowing specifies the Closing Date as the date of Borrowing, in which case no later than 11:00 A.M. on the Closing Date), each US Lender will make available for the account of its Applicable Lending Office, to the US Agent at the address of the US Agent set forth on Annex I, in immediately available funds, its Proportionate Share of such Borrowing requested to be made, and (ii) the Canadian Agent shall give to each Canadian Lender prompt notice of each Notice of Borrowing, requesting Canadian Loans by telecopy or facsimile transmission; no later than 2:00 P.M. (eastern standard time) on the date of receipt of each such Notice of Borrowing (unless such Notice of Borrowing specifies the Closing Date as the date of Borrowing, in which case no later than 11:00 A.M. on the Closing Date), each Canadian Lender will make available for the account of its Applicable Lending Office, to the Canadian Agent at the address of the Canadian Agent set forth on Annex I, in immediately available funds, its Proportionate Share of such Borrowing requested to be made. Unless an Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to such Agent its portion of a Borrowing to be made on such date, such Agent may assume that such Lender will make such amount available to such Agent on the Settlement Date and such Agent, in reliance upon such assumption, may but shall not be obligated to make available the amount of the Borrowing to be provided by such Lender. If and to the extent such Lender shall not have so made available to the appropriate Agent its Proportionate Share on such date and such Agent shall have so made available to a Borrower a corresponding amount on behalf of such Lender, such Agent may recover such amount on demand from such Lender in accordance with
SECTION 11.18. If such Lender does not pay such corresponding amount promptly upon such Agent's demand therefor, such Agent may promptly notify the appropriate Funds Administrator and the appropriate Borrowers shall immediately repay such corresponding amount to such Agent together with accrued interest thereon at the applicable rate or rates provided in SECTIONS 4.1, 4.2, AND 4.4.

                  (b) Unless the Majority US Revolving Lenders have instructed the US Agent to the contrary, the US Agent on behalf of the Lenders may but shall not be obligated to make US

Revolving Loans to the US Borrowers under SECTION 2.2 without prior notice of the proposed Borrowing to the Lenders. Unless the Majority Canadian Revolving Lenders have instructed the Canadian Agent to the contrary, the Canadian Agent, on behalf of the Canadian Revolving Lenders, may, but shall not be obligated to make Canadian Revolving Loans in Dollars or in Canadian Dollars to a Canadian Borrower under Section 2.2 without prior notice of the proposed Borrowing to the Canadian Revolving Lenders. Loans made pursuant to the previous two sentences shall be Prime Rate Loans and shall be subject to the following settlement arrangements:

                           (i) The amount of each Lender's Proportionate Share of US Revolving Loans shall be computed weekly (or more frequently in the US Agent's discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans as of 5:00 P.M. (eastern standard time) on the last Business Day of the period specified by the US Agent (such date, the "SETTLEMENT DATE"). The US Agent shall deliver to each of the US Lenders promptly after the Settlement Date a notice of the amount of outstanding US Revolving Loans for such period. The US Lenders shall transfer to the US Agent, or, subject to SECTION 11.18(b)(i), the US Agent shall transfer to the US Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of US Revolving Loans made by each US Lender shall be equal to such Lender's Proportionate Share of the aggregate amount of US Revolving Loans outstanding as of such Settlement Date. During a Bankruptcy Default, amounts required to be transferred by the US Lenders to the US Agent shall, instead of constituting US Revolving Loans to the US Borrowers, be in the form of participations purchased by the US Lenders in the outstanding Revolving Loans of DBTCo., acting as US Agent. If the summary statement is received by the US Lenders prior to 12:00 noon (eastern standard time) on any Business Day, each US Lender shall make the transfers described above in immediately available funds no later than 2:00 P.M. (eastern standard time) on the day such summary statement was received; and if such summary statement is received by the US Lenders after 12:00 noon (eastern standard time) on such day, each US Lender shall make such transfers no later than 2:00 P.M. (eastern standard time) on the next succeeding Business Day. The obligation of each of the US Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the US Agent. Each of the US Agent and the US Lenders agrees to mark its books and records on the Settlement Date to show at all times the dollar amount of its Proportionate Share of the outstanding US Revolving Loans.

                           (ii) The amount of each Canadian Lender's
         Proportionate Share of Canadian Revolving Loans shall be computed weekly (or more frequently in the Canadian Agent's discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Canadian Revolving Loans as of 5:00 P.M. (eastern standard time) on the last Business Day of the period specified by the Canadian Agent (such date, the "SETTLEMENT DATE"). The Canadian Agent shall deliver to each of the Canadian Revolving Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Canadian Revolving Loans for such period. The Canadian Lenders shall transfer to the Canadian Agent, or, subject to SECTION 11.18, the Canadian Agent shall transfer to the Canadian Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Canadian Revolving Loans made by each Canadian Lender shall be equal to such Canadian Lender's Proportionate Share of the aggregate amount of Canadian Revolving Loans outstanding as of such Settlement Date. During a

         Bankruptcy Default, amounts required to be transferred by the Canadian Lenders to the Canadian Agent shall, instead of constituting Canadian Revolving Loans to the Borrower, be in the form of participations purchased by the Canadian Lenders in the outstanding Canadian Revolving Loans of Deutsche Bank AG, Canada Branch, acting as Canadian Agent. If the summary statement is received by the Canadian Lenders prior to 12:00 noon (eastern standard time) on any Business Day, each Canadian Lender shall make the transfers described above in immediately available funds no later than 2:00 P.M. (eastern standard time) on the day such summary statement was received; and if such summary statement is received by the Canadian Lenders after 12:00 noon (eastern standard time) on such day, each Canadian Lender shall make such transfers no later than 2:00 P.M. (eastern standard time) on the next succeeding Business Day. The obligation of each of the Canadian Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Canadian Agent. Each of the Canadian Agent and the Canadian Lenders agrees to mark its books and records on the Settlement Date to show at all times the amount of its Proportionate Share of the outstanding Canadian Revolving Loans.

                           (iii) To the extent that the settlement described above shall not yet have occurred, upon repayment of Loans by the Borrowers, each Agent may first apply such amounts repaid directly to the amounts made available by such Agent pursuant to this SECTION 2.3(b).

                           (iv) Because the Agents on behalf of the Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when the Lenders will actually advance and/or be repaid such Loans, interest with respect to such Loans shall be allocated by each Agent to each Lender and such Agent in accordance with the amount of such Loans actually advanced by and repaid to each Lender and such Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by the Borrowers in accordance with SECTION 2.4 or actually settled by the applicable Lender as described in this SECTION 2.3(b).

         2.4 SCHEDULED PAYMENTS OF TERM LOANS; MANDATORY PAYMENTS; MANDATORY REDUCTION OF COMMITMENTS.

                  (a) Scheduled Payments of Term Loans.

                           (i) US Term Loans. US Borrowers shall make principal payments on the US Term Loans in installments on the dates and in the amounts set forth below:

                               DATE                                     SCHEDULED REPAYMENT
                               ----                                     -------------------
                            March 31, 2003                                  $ 1,678,571.43
                            June 30, 2003                                   $ 1,678,571.43
                            September 30, 2003                              $ 1,678,571.43

                               DATE                                     SCHEDULED REPAYMENT
                               ----                                     -------------------
                            December 31, 2003                               $ 1,678,571.43
                            March 31, 2004                                  $ 1,678,571.43
                            June 30, 2004                                   $ 1,678,571.43
                            September 30, 2004                              $ 1,678,571.43
                            December 31, 2004                               $ 1,678,571.43
                            March 31, 2005                                  $ 1,678,571.43
                            June 30, 2005                                   $ 1,678,571.43
                            September 30, 2005                              $ 1,678,571.43
                            December 31, 2005                               $ 1,678,571.43
                            March 31, 2006                                  $ 1,678,571.43
                            June 30, 2006                                   $ 1,678,571.43
                            September 30, 2006                              $ 1,678,571.43
                            December 18, 2006                               $21,821,428.55

; provided that the scheduled installments of principal of the US Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the US Term Loans in accordance with Sections 2.4(g) and 2.4(h); and provided, further that the US Term Loans and all other amounts owed hereunder with respect to the US Term Loans shall be paid in full no later than the Expiration Date, and the final installment payable by US Borrowers in respect of the US Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrowers under this Credit Agreement with respect to the US Term Loans.

                           (ii) Canadian Term Loans. Canadian Borrowers shall make principal payments on the Canadian Term Loans in the currency in which such Loans were made in installments on the dates and in the amounts set forth below:

                               DATE                                     SCHEDULED REPAYMENT
                               ----                                     -------------------
                            March 31, 2003                                 $  107,142.86
                            June 30, 2003                                  $  107,142.86
                            September 30, 2003                             $  107,142.86

                               DATE                                     SCHEDULED REPAYMENT
                               ----                                     -------------------
                            December 31, 2003                              $  107,142.86
                            March 31, 2004                                 $  107,142.86
                            June 30, 2004                                  $  107,142.86
                            September 30, 2004                             $  107,142.86
                            December 31, 2004                              $  107,142.86
                            March 31, 2005                                 $  107,142.86
                            June 30, 2005                                  $  107,142.86
                            September 30, 2005                             $  107,142.86
                            December 31, 2005                              $  107,142.86
                            March 31, 2006                                 $  107,142.86
                            June 30, 2006                                  $  107,142.86
                            September 30, 2006                             $  107,142.86
                            December 18, 2006                              $1,392,857.10

provided that the scheduled installments of principal of the Canadian Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Canadian Term Loans in accordance with Sections 2.4(g) and 2.4(h); and provided, further that the Canadian Term Loans and all other amounts owed hereunder with respect to the Canadian Term Loans shall be paid in full no later than the Expiration Date, and the final installment payable by Canadian Borrowers in respect of the Canadian Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Canadian Borrowers under this Credit Agreement with respect to the Canadian Term Loans.

                  (b) Reductions of Revolving Loan Commitments. The amount by which the Total Revolving Loan Exposure in respect of any Borrower exceeds such Borrower's separate Borrowing Base at any time shall be immediately due and payable without the necessity of any notice or demand, except to the extent of any Interim Advances within any Interim Advance Period which have not been settled with the US Lenders pursuant to SECTION 2.2(b)(iv) and except to the extent that one or more Borrowers with sufficient Borrowing Base assumes Loans of such Borrower in sufficient amounts to cure such overage, and such assumption is documented as required by the following sentence (provided, however, that Canadian Borrowers may not assume US Loans and US Borrowers may not assume Canadian Loans). If a Borrower assumes Loans of another Borrower, the appropriate Funds Administrator shall deliver written notice of such assumption to the appropriate Agent, which notice may be included as part of a Borrowing Base Certificate and shall also certify that appropriate intercompany consideration has been received by the assuming Borrower. For avoidance of doubt, assumption of all or a portion of an existing US Revolving Loan by a Borrower does not require transfer of cash (except to the extent any of the Borrowers choose to transfer cash between them in consideration of such assumption.) Repayments of such excess amounts shall be applied, FIRST, to the repayment of US Revolving

Loans made to such Borrower, SECOND, to the payment of outstanding reimbursement obligations with respect to Letters of Credit issued for such Borrower, and, THIRD, to the securing, with cash or Cash Equivalents as provided in the second paragraph of SECTION 9.2 (but without the requirement of any demand provided for in such paragraph), of the Letter of Credit Obligations (in each case to the extent the same are such by virtue of CLAUSE (a) of the definition thereof with respect to Letters of Credit issued for such Borrower).

                           (i) On the Expiration Date, (A) the US Revolving Loan Commitment of each US Lender and (B) the Canadian Revolving Loan Commitment of each Canadian Lender, shall each automatically reduce to zero and may not be reinstated.

                           (ii) The US Borrowers may reduce or terminate the US Revolving Loan Commitments and the Canadian Borrowers may reduce or terminate the Canadian Revolving Loan Commitments, in each case, at any time and from time to time in whole or in part by reducing or terminating such Commitments; PROVIDED that each such reduction must be in an amount not less than the lesser of (x) the then-existing aggregate Commitments of the relevant Type and (y) $5,000,000 (and in increments of $1,000,000), in the case of the US Revolving Loan Commitments, or $1,000,000 (and in increments of $1,000,000), in the case of the Canadian Revolving Loan Commitments; and PROVIDED FURTHER that (A) if the US Borrowers seek to reduce the US Revolving Loan Commitments to an amount less than $15,000,000, then the US Revolving Loan Commitments shall, at the option of the US Agent, be reduced to zero, (B) if the Canadian Borrowers seek to reduce the Canadian Revolving Loan Commitments to an amount less than $5,000,000, then the Canadian Revolving Loan Commitments shall, at the option of the Canadian Agent, be reduced to zero and (C) once reduced the amount of any such reductions in any Commitment may not be reinstated.

                           (iii) The amount by which the US Revolving Loan Exposure exceeds the aggregate amount of the US Revolving Loan Commitments shall be immediately due and payable by the US Borrowers without the necessity of any notice or demand. Repayments of such excess amounts shall be applied, FIRST, to the repayment of US Revolving Loans, SECOND, to the payment of outstanding reimbursement obligations with respect to US Letters of Credit, and, THIRD, to the securing, with cash or Cash Equivalents as provided in the second paragraph of SECTION 9.2 (but without the requirement of any demand provided for in such paragraph), of the Letter of Credit Obligations (in each case to the extent the same are such by virtue of CLAUSE (a) of the definition thereof).

                           (iv) The amount by which the Total Canadian Revolving Loan Exposure exceeds the aggregate amount of the Canadian Revolving Loan Commitments shall be immediately due and payable without necessity of any notice or demand. Repayments of such excess amounts shall be applied to the repayment of the Canadian Revolving Loans.

                  (c) If Holdings issues Capital Securities other than the New Senior Notes, no later than the Business Day following the date of receipt of the proceeds thereof, the Borrowers shall prepay the Loans (without a reduction in Revolving Loan Commitments) in accordance with SECTION 2.4(h) in an amount equal to fifty percent (50%) of such proceeds, and net of, reasonable out-of-pocket fees, costs and expenses incurred in connection therewith.

                  (d) If Holdings, or any of its Subsidiaries issues Indebtedness for borrowed money, other than the New Senior Notes, no later than the Business Day following the date of receipt of the proceeds thereof, the Borrowers shall apply the proceeds thereof, net of reasonable, out-of-pocket fees, costs and expenses incurred in connection therewith, to prepay the Loans (without a reduction in Revolving Loan Commitments) in accordance with SECTION 2.4(h) in an amount equal to the remaining net proceeds.

                  (e) The US Borrowers or Canadian Borrowers, as appropriate, shall pay an amount equal to any Net Asset Sale Proceeds to the appropriate Agent for application in accordance with Section 2.4(h) by no later than the first Business Day following the date of receipt thereof by Holdings or any of its Subsidiaries, provided, however, that so long as no Event of Default shall have occurred and be continuing, the amount required to be paid pursuant to this sentence shall not exceed the amount of the outstanding US Revolving Loans or Canadian Revolving Loans, as appropriate and such amount shall be applied to prepay outstanding US Revolving Loans or Canadian Revolving Loans, as appropriate, without a reduction in Revolving Loan Commitments, to the full extent thereof (and may be reborrowed from time to time for purposes of such reinvestment, or repayment of Loans as contemplated below, subject to all applicable borrowing requirements under this Credit Agreement). (For purposes of this Section 2.4(e), the Canadian Borrowers shall be obligated to pay with respect to Net Asset Sale Proceeds received by them or their Subsidiaries, and the US Borrowers shall be obligated to pay with respect to all other Net Asset Sale Proceeds.) The US Borrowers or Canadian Borrowers, as appropriate, shall deliver to the appropriate Agent, within thirty (30) days after receipt of any Net Asset Sale Proceeds, a certificate from an officer of the appropriate Funds Administrator setting forth (x) that portion of such Net Asset Sale Proceeds that Holdings or the applicable Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Holdings and its Subsidiaries within 180 days of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as the appropriate Agent may reasonably request. Concurrently with the delivery of such certificate, the appropriate Borrowers shall pay to the appropriate Agent an amount equal to the portion of such Net Asset Sale Proceeds which the Borrowers have not elected in such certificate to reinvest, and the appropriate Agent shall apply such payment in accordance with Section 2.4(h). Holdings shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes. In addition, no later than 180 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Loans or that have not been so reinvested as provided above, make an additional prepayment of the Loans in accordance with SECTION 2.4(h) in the full amount of all such Net Asset Sale Proceeds. Notwithstanding the foregoing, (a) Net Asset Sale Proceeds received within 180 days after the Closing Date in respect of dispositions of the assets described on Schedule I, and (b) the first $1,000,000 of Net Asset Sale Proceeds from Asset Sales to Foreign Subsidiaries by Credit Parties shall be exempt from the prepayment requirements of this Section 2.4(e).

                  (f) The US Borrowers or Canadian Borrowers, as appropriate, shall pay an amount equal to any Net Insurance/Condemnation Proceeds to the appropriate Agent for application in accordance with Section 2.4(h) by no later than the first Business Day following the date of receipt thereof by Holdings or any of its Subsidiaries, provided, however, that so long as no Event of Default shall have occurred and be continuing, the amount required to be paid pursuant to this sentence shall not exceed the amount of the outstanding US Revolving Loans or Canadian

Revolving Loans, as appropriate and such amount shall be applied to prepay outstanding US Revolving Loans or Canadian Revolving Loans, as appropriate, without a reduction in Revolving Loan Commitments, to the full extent thereof (and may be reborrowed from time to time for purposes of such reinvestment, or repayment of Loans as contemplated below, subject to all applicable borrowing requirements under this Credit Agreement). (For purposes of this Section 2.4(f), the Canadian Borrowers shall be obligated to pay with respect to Net Insurance/Condemnation Proceeds received by them or their Subsidiaries, and the US Borrowers shall be obligated to pay with respect to all other Net Insurance/Condemnation Proceeds). The US Borrowers or Canadian Borrowers, as appropriate, shall deliver to the appropriate Agent, within thirty (30) days after receipt of any Net Insurance/Condemnation Proceeds a certificate from an officer of the appropriate Funds Administrator setting forth (x) that portion of such Net Insurance/Condemnation Proceeds, if any, that Holdings or the applicable Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Holdings and its Subsidiaries within 180 days of such date of receipt and (y) the proposed use of such portion of the Net Insurance/Condemnation Proceeds and such other information with respect to such reinvestment as the appropriate Agent may reasonably request. Holdings shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply the portion of such Net Insurance/Condemnation Proceeds which the Borrowers have elected to reinvest to such reinvestment purposes. In addition, no later than 180 days after receipt of such Net Insurance/Condemnation Proceeds, to the extent of any portion thereof that has not been applied to the Loans in accordance with Section 2.4(h) or that has not been so reinvested as provided above, the appropriate Borrowers shall make an additional prepayment of the Loans in accordance with SECTION 2.4(h) in the full amount of such portion of Net Insurance/Condemnation Proceeds. For purposes of the preceding sentence, proceeds that the Borrowers have elected in such certificate to reinvest toward repair or restoration of the property damage resulting in such insurance proceeds shall be deemed reinvested to the extent such work has been contracted for within such 180-day period and such work is thereafter diligently pursued to completion.

                  (g) Any Borrower may, upon not less than one Business Day's prior written or telephonic notice, in the case of Prime Rate Loans, and three Business Days' prior written or telephonic notice, in the case of LIBOR Rate Loans, in each case given to Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the appropriate Agent (which original written or telephonic notice the appropriate Agent will promptly transmit by telefacsimile or telephone to each Lender for the Loans to be prepaid), at any time and from time to time prepay any Term Loans and/or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 in the case of Prime Rate Loans and $5,000,000 in the case of LIBOR Rate Loans and, in each case, multiples of $500,000 in excess of that amount; provided, however, that a LIBOR Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Borrowers pay all amounts owing to Lenders under Section 4.7B. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified by the Borrower in the applicable notice of prepayment; provided that in the event Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Term Loans on a pro rata basis to the full extent thereof, and second to repay outstanding Revolving Loans on a pro rata basis to the full extent thereof. Any voluntary



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

prepayments of the Term Loans pursuant to this section shall be applied to reduce the scheduled installments of principal of the Term Loans in inverse chronological order.

                  (h) Any amount required to be applied as a mandatory prepayment of the Loans pursuant to this SECTION 2.4 shall be applied first to prepay the Term Loans on a pro rata basis to the full extent thereof, and second, to the extent of any remaining portion of such amount, to prepay the Revolving Loans on a pro rata basis to the full extent thereof (without reducing the Revolving Loan Commitments, except as provided above). Mandatory prepayments of the Term Loans shall be applied to reduce the scheduled installments of principal of the Term Loans in inverse chronological order. Mandatory prepayments pursuant to this SECTION 2.4 shall be made by the Borrowers on a pro rata basis in accordance with the respective outstanding principal amounts of their Term Loans, until the Term Loans have been repaid in full, and then in accordance with the respective outstanding principal amounts of their Revolving Loans until all Revolving Loans have been repaid in full. For purposes of the preceding sentence, proration based on outstanding Revolving Loans among US Borrowers shall be made first on the basis of the respective outstanding principal amount of their Second Tier Revolving Loans until the Second Tier Revolving Loans have been repaid in full, and then on the basis of the respective outstanding principal amount of their First Tier Revolving Loans.

                  (i) The GP Borrowers have instructed the US Agent to apply the proceeds of the US Term Loans made to the GP Borrowers, when such Loans are made, to repay outstanding US Revolving Loans made to such GP Borrowers on the Closing Date (up to the amount of such Revolving Loans).

         2.5 PAYMENTS AND COMPUTATIONS.

                  (a) (i) The US Borrowers shall, subject, in the case of payments in respect of Letters of Credit, pursuant to the final sentence of this SECTION 2.5(a)(i), make each payment under the Credit Documents and under the Notes not later than 2:00 P.M. (eastern standard time) on the day when due in Dollars to the US Agent at its address designated in or pursuant to SECTION 11.5 in immediately available funds. The obligations of the US Borrowers to the Lenders with respect to such payments shall be discharged by making such payments to the US Agent pursuant to this SECTION 2.5 or by the US Agent, in its discretion, adding such payments to the principal amount of the US Revolving Loans outstanding by charging such payments to the appropriate Borrower's Account pursuant to SECTION 2.6. Amounts payable by the Borrowers in respect of any Letter of Credit should be made by the Borrowers to the appropriate Agent until the appropriate Funds Administrator shall have received notice from the appropriate Agent that the appropriate Agent has received payments equal to the aggregate amount of all drawings thereunder, PLUS interest thereon from the date such drawings were disbursed at the L/C Interest Rate.

                           (ii) The Canadian Borrowers shall make each payment under the Credit Documents and under the Canadian Notes not later than 2:00 P.M. (eastern standard time) on the day when due in Dollars, except for payments in respect of Loans made in Canadian Dollars which shall be made in Canadian Dollars, to the Canadian Agent at its address designated in or pursuant to SECTION 11.5 in immediately available funds. The obligations of the Canadian Borrowers to the Lenders with respect to such payments shall be



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

         discharged by making such payments to the Canadian Agent pursuant to this SECTION 2.5 or by the Canadian Agent, in its discretion, adding such payments to the principal amount of the Canadian Revolving Loans outstanding by charging such payments to the appropriate Canadian Borrower's Account pursuant to SECTION 2.6. Amounts payable by the Canadian Borrowers in respect of any Letter of Credit should be made by the Canadian Borrowers to the appropriate Agent until the appropriate Funds Administrator shall have received notice from the appropriate Agent that the appropriate Agent has received payments equal to the aggregate amount of all drawings thereunder, plus interest thereon from the date such drawings were disbursed at the L/C Interest Rate.

                           (iii) All amounts drawn under Eligible Letters of Credit (or any other letters of credit the proceeds of which are assigned to Agent) shall be wired by the issuer directly into the DBT Account, or the CDBT Account, as appropriate, and applied to the repayment of Revolving Loans outstanding (without reduction of Revolving Loan Commitments), provided, however, that proceeds of letters of credit issued to Canadian Borrowers shall not be applied to US Revolving Loans and, so long as no Event of Default has occurred and is continuing, proceeds of letters of credit issued to US Borrowers shall not be applied to Canadian Revolving Loans. So long as no Event of Default has occurred and is continuing, any excess of such proceeds of letters of credit over the Revolving Loans to which they are applicable shall be disbursed to the appropriate Funds Administrator. After the occurrence and during the continuance of an Event of Default, the appropriate Agent may, at its election and in its sole discretion,
         (a) apply the proceeds realized from letters of credit to payment of accrued and unpaid interest or outstanding principal under Loans or any other Obligations then due and payable, or (b) hold such proceeds as additional Collateral to secure any other Obligations then due and payable but, in each case, such proceeds of letters of credit issued to Canadian Borrowers shall not be applied to US Revolving Loans.

                  (b) (i) Each Borrower shall have established and shall maintain, at one or more financial institutions selected by such Borrower and acceptable to the appropriate Agent, one or more lockboxes (with respect to each Borrower, such Borrower's "Lockboxes") and shall instruct all account debtors on the Accounts of such Borrower to remit all payments to such Borrower's Lockboxes. Each Borrower, the US Agent (or, in the case of a Canadian Borrower, Canadian Agent) and the applicable financial institutions shall have entered into a Control Agreement providing, among other things, that all receipts in the Lockboxes shall be transferred by 5:00 pm on each Business Day to the Concentration Account. All amounts received by any Borrower from any account debtor, in addition to all other cash received from any other source, shall upon receipt be deposited into the applicable Concentration Account.

                           (ii) Each Borrower, the US Agent (or, in the case of a Canadian Borrower, the Canadian Agent) and one or more financial institutions selected by such Borrower and acceptable to such Agent (each a "CONCENTRATION ACCOUNT BANK") shall enter into a Control Agreement, providing, among other things, that (A) such Agent will open an account at each Concentration Account Bank (each a "CONCENTRATION ACCOUNT") and (B) all receipts and other amounts received in the Lockboxes and Depository Accounts



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

         of each Borrower shall be transferred at the end of each day to the appropriate Concentration Account.

                           (iii) The closing of any Lockbox or Depository Account or Control Account and the termination of any Control Agreement shall require in each case the prior written consent of the US Agent.

                  (c) From and after any date on which Revolver Availability is less than $40,000,000 (a "Control Event") and until the Revolver Availability is thereafter restored to and remains equal to or greater than $50,000,000 for 180 consecutive days, upon the terms and subject to the conditions set forth in the applicable Control Agreement, (i) all available amounts held in each Concentration Account of a US Borrower shall be wired each Business Day into an account (the "DBT ACCOUNT") maintained by the US Agent at DBTCo. and applied to the repayment of US Revolving Loans outstanding (without reduction of US Revolving Loan Commitments), and (ii) all available amounts held in the Concentration Account of a Canadian Borrower shall be wired each Business Day into an account (the "CDBT ACCOUNT") maintained by the Canadian Agent at Deutsche Bank AG, Canada Branch and applied to the repayment of Canadian Revolving Loans outstanding (without reduction of the Canadian Revolving Loan Commitments).

                  (d) Upon the occurrence of an Event of Default, (i) all available amounts held in each Concentration Account of a US Borrower shall be wired each Business Day into the DBT Account and applied in accordance with SECTION 2.5(e)(i), below, and (ii) all available amounts held in the Concentration Account of a Canadian Borrower shall be wired each Business Day into the CDBT Account and applied in accordance with SECTION 2.5(e)(ii), below.

                  (e) Amounts collected by US Agent by realization of Collateral pursuant to the Security Agreement after an Event of Default shall be shared ratably with the Canadian Agent for distribution to the Canadian Lenders.

                           (i) All amounts received by the US Agent for
                  distribution hereunder or under any of the other Loan Documents shall, subject to SECTION 2.2(b)(iii), SECTION 2.4(h), and SECTION 2.5(c) be distributed in the following order and, if to Lenders, according to each Lender's Proportionate Share with respect to each category set forth below:

                           FIRST, to the payment of any Fees, Expenses, Interim Advances, amounts advanced by the US Agent on behalf of the Lenders pursuant to SECTION 2.3(b) and interest accrued thereon or other Obligations due and payable to the US Agent under any of the Credit Documents in its capacity as US Agent (but excluding US Loans held by the Agent other than such Interim Advances or amounts advanced pursuant to SECTION 2.3(b) and excluding those Obligations specifically referred to in this SECTION 2.5(e)(i) "EIGHTH");

                           SECOND, during a Bankruptcy Default, to the payment of the unpaid principal amounts of the drawings under US Letters of Credit payable to each Issuing



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

                           Bank, together with accrued but unpaid interest thereon at the L/C Interest Rate;

                           THIRD, to the ratable payment of any Fees and other Obligations due and payable to the US Lenders under any of the Credit Documents, other than to a Lender in its capacity as an Issuing Bank and other than those Obligations specifically referred to in this
                           SECTION 2.5(e)(i) "FIRST" or "EIGHTH";

                           FOURTH, to the ratable payment of interest due on the US Loans;

                           FIFTH, to the ratable payment of principal due on the US Loans;

                           SIXTH, to the ratable payment of other Liabilities not specifically referred to in this SECTION 2.5(e)(i) due and payable to the US Lenders (in their capacities as such, and not in their capacity as an Issuing Bank) under the Credit Documents other than those Obligations specifically referred to in this
                           SECTION 2.5(e)(i) "FIRST" or "EIGHTH";

                           SEVENTH, to the ratable payment of other Liabilities not specifically referred to in this SECTION 2.5(e)(i) due and payable to the Issuing Banks under L/C Applications made by any US Borrower and US Letters of Credit; and

                           EIGHTH, to the ratable payment of any Obligations owing to any US Lender or its Affiliate in its capacity as a party to any Permitted Hedging Transaction.

                           (ii) All amounts received by the Canadian Agent for distribution hereunder or under any of the other Loan Documents shall, subject to SECTION 2.2(b)(iii), SECTION 2.4(h) AND SECTION 2.5(c), be distributed in the following order and, if to Canadian Lenders, according to each Canadian Lender's Proportionate Share with respect to each category set forth below:

                           FIRST, to the payment of any Fees, Expenses, amounts advanced by the Canadian Agent on behalf of the Lenders pursuant to SECTION 2.3(b) and interest accrued thereon or other Obligations due and payable to the Canadian Agent under any of the Credit Documents in its capacity as Canadian Agent (but excluding Canadian Loans held by the Agent other than such amounts advanced pursuant to SECTION 2.3(b) and those Obligations specifically referred to in this
                           SECTION 2.5(e)(ii) "EIGHTH");

                           SECOND, during a Bankruptcy Default, to the payment of the unpaid principal amounts of the drawings under Canadian Letters of Credit payable to each Issuing Bank, together with accrued but unpaid interest thereon at the L/C Interest Rate;

                           THIRD, to the ratable payment of any Fees and other Obligations due and payable to the Canadian Lenders under any of the Credit Documents, other than to a Lender in its capacity as an Issuing Bank and other than those



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

                           Obligations specifically referred to in this SECTION 2.5(e)(ii) "FIRST" or "EIGHTH";

                           FOURTH, to the ratable payment of interest due on the Canadian Loans;

                           FIFTH, to the ratable payment of principal due on the Canadian Loans;

                           SIXTH, to the ratable payment of other Liabilities not specifically referred to in this SECTION 2.5(e)(ii) due and payable to the Canadian Lenders (in their capacities as such, and not in their capacity as an Issuing Bank) under the Credit Documents other than those Obligations specifically referred to in this SECTION 2.5(e)(ii) "FIRST" or "EIGHTH";

                           SEVENTH, to the ratable payment of other Liabilities not specifically referred to in this SECTION 2.5(e)(ii) due and payable to the Issuing Banks under L/C Applications made by Canadian Borrowers and Canadian Letters of Credit; and

                           EIGHTH, to the ratable payment of any Obligations owing to any Canadian Lender or its Affiliate in its capacity as a party to any Permitted Hedging Transaction.

                           (iii) Each Person receiving a payment from an Agent pursuant to SECTION 2.5(e)(i) or 2.5(e)(ii) shall, for all purposes of this Credit Agreement and other Credit Documents, be deemed to have applied that payment in the order specified in SECTION 2.5(e)(i) or 2.5(e)(ii), as applicable.

         2.6 MAINTENANCE OF ACCOUNT. The US Agent shall maintain a separate account on its books and records in the name of each US Borrower and Canadian Agent shall maintain a separate account on its books and records in the name of each Canadian Borrower (each a "BORROWER'S ACCOUNT" and collectively, the "BORROWERS' ACCOUNTS") in which each Borrower will be charged or credited with
(w) the proceeds, if any, of each Loan received by or for the account of such Borrower, (x) payments made to the US Agent or the Canadian Agent, as the case may be, on account of the Obligations of such Borrower, whether from collection of proceeds of Collateral or otherwise, (y) the aggregate face amount of all outstanding Letters of Credit (or an appropriate allocation thereof, if the Letters of Credit are issued for the direct benefit of more than one Borrower) issued for the benefit of such Borrower, and (z) all other Fees, Expenses and other Obligations attributable to such Borrower as determined by the appropriate Agent. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to an Agent's right to demand payment of any Obligation upon its maturity.

         2.7 STATEMENT OF ACCOUNT. After the end of each month, the Agents shall send the Funds Administrators a statement accounting for the charges, loans, advances and other transactions occurring among and between the Agents, the Lenders, the Funds Administrators and the Borrowers during that month. The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrowers; provided that any failure to so record any transaction or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Obligations.



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

         2.8 WITHHOLDING AND OTHER TAXES.

                  (a) Any and all payments by the Borrowers hereunder, under the Notes or in respect of Letters of Credit or Bankers' Acceptances which are made to or for the benefit of any Lender (whether in its capacity as a Lender or an Issuing Bank, and as used in SECTION 2.8, the term "LENDER" shall mean a Lender in each such capacity, and shall also include each Serving Affiliate of such Lender) or an Agent shall be made, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, "TAXES"), excluding, (i) in the case of each such Lender or an Agent, Taxes imposed on its net income (including any Taxes imposed on branch profits) and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, or an Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each such Lender, Taxes imposed on its net income (including any Taxes imposed on branch profits) and franchise Taxes imposed on it by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof, (iii) in the case of any Non-US Lender, any Taxes that are in effect and that would apply to a payment hereunder in respect of the US Term Loans or the US Revolving Loans, under the US Term Notes or US Revolving Notes or in respect of Letters of Credit made to such Non-US Lender as of the Closing Date, (iv) in the case of any Non-Canadian Lender, any taxes that are in effect and that would apply to a payment hereunder in respect of the Canadian Loans, under the Canadian Term Notes or Canadian Revolving Notes, or in respect of Bankers' Acceptances made or Canadian Letters of Credit made to such Non-Canadian Lenders as of the Closing Date and (v) if any Non-US Lender in the case of a US Loan or US Letter of Credit, or a Non-Canadian Lender in the case of a Canadian Loan or a Canadian Letter of Credit, acquires any interest in this Credit Agreement, any Note or any L/C Participation pursuant to the provisions hereof, or a Lender or an Agent changes the office in which any Loan or any L/C Participation is made, accounted for or booked, to an office outside the United States in the case of a US Term Loan or US Revolving Loan or to an office outside Canada in the case of a Canadian Loan, or a Lender if an Issuing Bank, changes the office at which any Letter of Credit is maintained to an office outside the United States in the case of a US Letter of Credit, or Canada, in the case of a Canadian Letter of Credit (any such Person, or such Lender or the Agent in that event, being referred to as a "TAX TRANSFEREE"), any Taxes to the extent that they are in effect and would apply to a payment to such Tax Transferee as of the date of the acquisition of such interest or change in office, as the case may be, except to the extent Covered Taxes (as defined below) would have resulted from such payments made hereunder, under the Notes or in respect of Letters of Credit made to a Lender or an Agent immediately prior to such acquisition of such interest or such change in office (all such non-excluded Taxes being hereinafter referred to as "COVERED TAXES" provided that notwithstanding references to a "Reduced Rate" below, "Covered Taxes" shall not include any withholding at a Reduced Rate pursuant to laws in effect on the Closing Date. If any Borrower shall be required by law to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder, under any Note or in respect of any Letter of Credit to or for the benefit of any Lender, an Agent or any Tax Transferee, (A) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings of Covered Taxes (including deductions or withholdings of Covered Taxes applicable to additional sums payable under this SECTION 2.8) such Lender, the Agent or such Tax Transferee, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) such Borrower shall make such deductions or withholdings and (C) such Borrower shall



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pay the full amount so deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

                   (b) In addition, each Borrower agrees to pay any present or future stamp, recording, documentary, excise, privilege, property, intangible or similar levies that arise at any time or from time to time (i) from any payment made under any and all Credit Documents, (ii) from the transfer of the rights of any Lender under any Credit Documents to any transferee or (iii) from the execution or delivery by the appropriate Funds Administrator or any Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Agent or the Lenders of their rights under, any and all Credit Documents (hereinafter referred to as "OTHER TAXES").

                   (c) The Borrowers will jointly and severally indemnify each Lender, the Agent, and any Tax Transferee for the full amount of (i) Covered Taxes imposed on or with respect to amounts payable hereunder, under any Note or in respect of any Letter of Credit, (ii) Other Taxes and (iii) any Taxes imposed by any jurisdiction on amounts payable under this SECTION 2.8, paid by such Lender, the Agent or such Tax Transferee, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes were correctly or legally asserted by the relevant taxing or other Governmental Authority. Notwithstanding the foregoing, the Canadian Borrowers will not have any indemnification obligations to any Lender, the Agent, or any Tax Transferee for Taxes or Other Taxes imposed on or in respect of any amounts loaned to any US Borrower under this Credit Agreement. As a result, the indemnification obligations of the Canadian Borrowers with respect to Taxes and Other Taxes under this Credit Agreement shall be limited to Taxes or Other Taxes imposed on or in respect of any amounts loaned to Canadian Borrowers under this Credit Agreement. Payment under this indemnification shall be made within thirty (30) days from the date such Lender, the Agent or such Tax Transferee certifies and sets forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificate submitted by such Lender, the Agent or such Tax Transferee in good faith to a Funds Administrator shall, absent manifest error, be deemed final, conclusive and binding on all parties for purposes of this Credit Agreement (but not for purposes of any Credit Party's dealings with the relevant taxing or other authorities).

                   (d) Within 60 days after the date of payment of any Covered Taxes or Other Taxes, the US Funds Administrator will furnish to the Agent, at its address referred to in SECTION 11.5, the original or a certified copy of a receipt evidencing payment thereof.

                   (e) On or before the Closing Date, each Non-US Lender that is a US Lender shall deliver to the Agent and the US Funds Administrator (i) two valid, duly completed copies of IRS Form W-8BEN or W-8ECI or successor applicable form, as the case may be, and any other required form, certifying in each case that such Non-US Lender is entitled to receive payments under this Credit Agreement, the Term Notes and/or Revolving Notes or any Letter of Credit payable to it without deduction or withholding of any United States federal income taxes or with such withholding imposed at a reduced rate (the "Reduced Rate") and (ii) a valid, duly completed IRS Form W-8BEN or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each such Non-US Lender shall also deliver to the Agent and the US Funds Administrator two further copies of said Forms or other manner of required certification, as the case may be, on or before the date that any such form



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expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or entitlement to having such withholding imposed at the Reduced Rate or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the US Funds Administrator and the Agent, and such extensions or renewals thereof as may reasonably be requested by the US Funds Administrator and the Agent, certifying (A) in the case of a Form W-8BEN or W-8ECI, that such Non-US Lender is entitled to receive payments in respect of the US Term Loans, the US Revolving Loans, under this Credit Agreement, US Term Notes, US Revolving Notes and any Letter of Credit without deduction or withholding of any United States federal income taxes or with such withholding imposed at a Reduced Rate, unless in any such case any change in a tax treaty to which the United States is a party, or any change in law or regulation of the United States or official interpretation thereof has occurred after the Closing Date and prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Non-US Lender from duly completing and delivering any such form with respect to it, and such Non-US Lender advises the US Funds Administrator and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax or with such withholding at the Reduced Rate, as the case may be, or (B) in the case of a Form W-8BEN or W-9, or otherwise establishing an exemption from United States backup withholding tax. Any Canadian Lender that is a Non-Canadian Lender shall promptly notify the Canadian Funds Administrator and the Canadian Agent of such fact promptly upon becoming a Canadian Lender and shall thereafter provide to the Canadian Funds Administrator and the Canadian Agent such certifications as may be necessary to facilitate proper withholding to be made.

                   (f) If a Tax Transferee that is a Non-US Lender acquires an interest in any US Term Loan, US Revolving Loan, US Term Note, US Revolving Note or L/C Participation or a Lender changes the office through which its US Term Loans or US Revolving Loans or any L/C Participation are made, accounted for or booked, to an office outside the United States or a Non-US Lender if an Issuing Bank, changes the office at which any Letter of Credit is maintained to an office outside the United States, the transferor, or the applicable Lender, in the case of a change of office, shall cause such Tax Transferee to agree that, on or prior to the effective date of such acquisition or change, as the case may be, it will deliver to the US Funds Administrator and the Agent (i) two valid, duly completed copies of IRS Form W-8BEN or W-8ECI or successor applicable form, as the case may be, and any other required form, certifying in each case that such Tax Transferee is entitled to receive payments under this Credit Agreement in respect of the US Term Loans, US Revolving Loans, US Term Notes, US Revolving Notes and any Letter of Credit payable to it without deduction or withholding of United States federal income tax or with such withholding imposed at a Reduced Rate and (ii) a valid, duly completed IRS Form W-8BEN or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each Tax Transferee further undertakes to deliver two further copies of the said Forms or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or entitlement to having such withholding imposed at the Reduced Rate or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the US Funds Administrator and the Agent, and such extensions or renewals thereof as may reasonably be requested by the US Funds Administrator and the Agent, certifying (A) in the case of a Form



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W-8BEN or W-8ECI that such Tax Transferee is entitled to receive payments under this Credit Agreement, in respect of the US Term Loans, US Revolving Loans, US Term Notes, US Revolving Notes and any Letter of Credit without deduction or withholding of any United States federal income taxes or with such withholding imposed at the Reduced Rate, unless any change in treaty, law or regulation or official interpretation thereof has occurred after the effective date of such acquisition or change and prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Tax Transferee from duly completing and delivering any such form with respect to it, and such Tax Transferee advises the US Funds Administrator and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax or with such withholding at the Reduced Rate, as the case may be, or (B) in the case of a Form W-8BEN or W-9, or otherwise establishing an exemption from United States backup withholding tax.

                  (g) If any Taxes for which any Borrower would be required to make payment under this SECTION 2.8 are imposed, the applicable Lender or the Agent, as the case may be, shall use its best efforts to avoid or reduce such Taxes by taking any appropriate action (including assigning its rights hereunder to a related entity or a different office) which would not in the sole opinion of such Lender or the Agent be otherwise disadvantageous to such Lender or the Agent, as the case may be.

                  (h) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this SECTION 2.8 shall survive the payment in full of the Obligations.

                  (i) Each Lender shall cause each of its Serving Affiliates that is a Non-US Lender to take the actions required to be taken by such Serving Affiliate as a Non-US Lender under SECTION 2.8(e), (f) AND (g).

         2.9 AFFECTED LENDERS. If any Borrower is obligated to pay to any Lender (whether in its capacity as a Lender or an Issuing Bank) or any Serving Affiliate of such Lender any amount under SECTIONS 2.8 OR 4.7, or if any Lender is a Defaulting Lender, the Borrowers may, if no Default or Event of Default then exists, replace such Lender or Serving Affiliate with another lender acceptable to the Agent, and such Lender hereby agrees to be so replaced or to cause such Serving Affiliate to be replaced, subject to the following:

                  (a) (i) The obligations of the Borrowers hereunder to the Lender to be replaced (in its capacity as a Lender, and including such increased or additional costs incurred from the date of notice to the appropriate Funds Administrator of such increase or additional costs through the date such Lender is replaced hereunder) shall be paid in full to such Lender concurrently with such replacement; and

                           (ii) the obligations of the Borrowers hereunder to the Lender to be replaced in its capacity as an Issuing Bank, or to its Serving Affiliate in such capacity, shall continue until (A) each Letter of Credit issued by that Person has expired or been drawn in full, (B) all outstanding reimbursement obligations with respect to Letters of Credit, together with interest thereon at the L/C Interest Rate, shall have been paid in full, and (C) all Liabilities under each L/C Application, to the extent due, have been paid in full and,



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         to the extent not due, been secured to the satisfaction of such Person, to the extent due, have been paid in full and, to the extent not due, been secured to the satisfaction of such Person.

                  (b) If such replacement is a result of increased costs under SECTIONS 2.8 OR 4.7, the replacement Lender shall be a bank or other financial institution that is not subject to such increased costs which caused the Borrowers' election to replace any Lender hereunder, and each such replacement Lender shall execute and deliver to the Agent such documentation satisfactory to the appropriate Agent pursuant to which such replacement Lender is to become a party hereto, conforming to the provisions of SECTION 11.6, with a Commitment equal to that of the Lender being replaced and shall make Loans in the aggregate principal amount equal to the aggregate outstanding principal amount of the Loans of the Lender being replaced;

                  (c) Upon such execution of such documents referred to in CLAUSE (b) and repayment of the amounts referred to in CLAUSE (a), the replacement lender shall be a "Lender" with Commitments as specified herein above and the Lender being replaced shall cease to be a "Lender" hereunder, except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such replaced Lender and except to the extent such Lender continues to be an Issuing Bank pursuant to SECTION 2.9(a)(ii);

                  (d) The Agents shall reasonably cooperate in effectuating the replacement of any Lender under this SECTION 2.9, but at no time shall either Agent be obligated to initiate any such replacement;

                  (e) Any Lender replaced under this SECTION 2.9 shall be replaced at the Borrowers' sole cost and expense and at no cost or expense to the Agents or any of the Lenders; and

                  (f) If the Borrowers propose to replace any Lender pursuant to this SECTION 2.9 because the Lender seeks reimbursement under either SECTION 2.8 or 4.7, then it must also replace any other Lender who seeks similar levels of reimbursement (as a percentage of such Lender's Commitment) under such Sections.

         2.10 SHARING OF PAYMENTS.

                  (a) (i) If any US Lender (including a US Lender in its capacity as an Issuing Bank) shall obtain any payment (whether voluntary, involuntary, and whether through the exercise of any right of set-off by virtue of its claim in any applicable bankruptcy, insolvency or other similar proceeding being deemed secured by a Liability owed by it to any Credit Party, including a claim deemed secured under Section 506 of the Bankruptcy Code, or otherwise) (each a "PAYMENT"), on account of (A) the US Term Loans or US Revolving Loans made by it, (B) its L/C Participations or (C) any of the other Obligations (other than Obligations in respect of Canadian Loans) due and payable to it in excess of its Proportionate Share of payments on account of the Term Loans or Revolving Loans or L/C Participations or such other Obligations obtained by all the US Lenders, such US Lender shall forthwith purchase from the other US Lenders such participations in the US Term Loans or US Revolving Loans made by them, in their participation in Letters of Credit or their other such Obligations (other than Obligations in respect of Canadian Loans) as shall be then due and payable as shall be necessary to cause such purchasing US Lender



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to share the excess payment ratably with each of them; HOWEVER, PROVIDED that if all or any portion of such excess payment is thereafter recovered from such purchasing US Lender, such purchase from each US Lender shall be rescinded and each such US Lender shall repay to the purchasing US Lender the purchase price to the extent of such recovery together with an amount equal to such US Lender's ratable share (according to the proportion of (1) the amount of such US Lender's required repayment to (2) the total amount so recovered from the purchasing US Lender) of any interest or other amount paid or payable by the purchasing US Lender in respect to the total amount so recovered;

                  (ii) If any Canadian Lender shall obtain any Payment, on account of (A) the Canadian Revolving Loans or Canadian Term Loans made by it, (B) its L/C Participations, or (C) any of the other Obligations due and payable to it in excess of its Proportionate Share of payments on account of the Canadian Revolving Loans, Canadian Term Loans or L/C Participations or such other Obligations in respect of the Canadian Loans obtained by all the Canadian Lenders, such Canadian Lender shall forthwith purchase from the other Canadian Lenders such participations in the Canadian Loans made by them or their other such Obligations as shall be then due and payable as shall be necessary to cause such purchasing Canadian Lender to share the excess payment ratably with each of them; HOWEVER, PROVIDED that if all or any portion of such excess payment is thereafter recovered from such purchasing Canadian Lender, such purchase from each Canadian Lender shall be rescinded and each such Canadian Lender shall repay to the purchasing Canadian Lender the purchase price to the extent of such recovery together with an amount equal to such Canadian Lender's ratable share (according to the proportion of (1) the amount of such Canadian Lender's required repayment to (2) the total amount so recovered from the purchasing Canadian Lender) of any interest or other amount paid or payable by the purchasing Canadian Lender in respect to the total amount so recovered;

                  (iii) Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this SECTION 2.10 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

                  (iv) For purposes of this SECTION 2.10, the unreimbursed drawings under Letters of Credit issued by an Issuing Bank shall be deemed to constitute "Revolving Loans" made by such Issuing Bank, and such Issuing Bank agrees that it shall apply all Payments received by it in its capacity as an Issuing Bank to the payment or the collateralization of the Liabilities of the Borrowers to it that constitute unreimbursed drawings under Letters of Credit issued by it before applying them to any other Liabilities due it.

                  (b) If an Issuing Bank is an Affiliate of a Lender, such Lender shall cause such Affiliate to comply with the provisions of SUBSECTION
(a) of this SECTION 2.10 as fully as though such Affiliate were a Lender subject to such subsection.



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                                    ARTICLE 3

                                LETTERS OF CREDIT

         3.1 ISSUANCE OF LETTERS OF CREDIT. (a) The appropriate Funds Administrator may from time to time during the period from the Closing Date to the 30th day prior to the Expiration Date request the US Agent to direct an Issuing Bank to issue a Letter of Credit for the account of a US Borrower or request the Canadian Agent to direct an Issuing Bank to issue a Letter of Credit for the account of a Canadian Borrower. No such request shall be granted if, after such issuance:

                           (i) (A) With respect to US Letters of Credit, the Total US Revolving Loan Exposure would exceed the Total US Revolving Loan Commitments or (B) Total US Revolving Loan Exposure would exceed the US Borrowing Base or (C) US Letter of Credit Obligations would exceed $20,000,000 or (D) the Total US Revolving Loan Exposure in respect of such US Borrower would exceed such Borrower's separate US Borrowing Base;

                           (ii) (A) With respect to Canadian Letters of Credit, the Total Canadian Revolving Loan Exposure would exceed the Total Canadian Revolving Loan Commitments or (B) Total Canadian Revolving Loan Exposure would exceed the Canadian Borrowing Base or (C) Canadian Letter of Credit Obligations would exceed $1,000,000 or (D) the Total Canadian Revolving Loan Exposure in respect of such Canadian Borrower would exceed such Borrower's separate Canadian Borrowing Base;

                           (iii) (A) (1) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Borrower from procuring, such Issuing Bank from issuing, or a Lender from acquiring an L/C Participation in, such Letter of Credit, or (2) any Requirement of Law applicable to such Borrower, such Issuing Bank or a Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Borrower, such Issuing Bank or a Lender shall prohibit, or request that, any such Person refrain from procuring, issuing or acquiring an L/C Participation in, such Letter of Credit, as applicable, or, from performing its obligations under such Letter of Credit or its L/C Participation thereunder, as applicable;

                                    (B) any Requirement of Law applicable to
                  such Issuing Bank or a Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank or a Lender shall impose upon such Issuing Bank or such Lender (1) any restriction or reserve or capital requirement or (2) any cost or expense with respect to, in the case of such Issuing Bank, such Letter of Credit and, in the case of such Lender, such L/C Participation (for which such Issuing Bank or such Lender shall not otherwise be compensated) not in effect as of the Closing Date, and which such Issuing Bank or such Lender deems in good faith to be material to it;



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                           (iv) any Lender is a Defaulting Lender, unless the
         appropriate Agent and Issuing Bank have entered into satisfactory arrangements with the Borrowers to eliminate such Agent's and such Issuing Bank's risk with respect to such Lender, including cash collateralization of such Lender's Proportionate Share of Letter of Credit Obligations;

                           (v) such Letter of Credit would require drawings other than sight drawings (but drawing requirements specifying certificates of the beneficiary, customary in standby letters of credit, are not precluded by the foregoing);

                           (vi) unless the appropriate Agent and the applicable Issuing Lender shall have approved the issuance of a specific Letter of Credit in another foreign currency, such Letter of Credit is denominated in a currency other than U.S. Dollars, a currency which is freely tradable and freely convertible into U.S. Dollars and, with respect to any commercial Letter of Credit, Borrower has not entered into an appropriate Permitted Hedging Transaction; or

                           (vii) Agent has determined that any of the conditions set forth in SECTION 5.2 shall not be satisfied.

                  (b) The US Agent may assume, as to any US Borrower, any Issuing Bank and any US Lender and Canadian Agent may assume, as to any Canadian Borrower, any Issuing Bank and any Canadian Lender, that none of the conditions specified in SECTION 3.1(a) are applicable as to such Person, unless the Agent shall have received a notice from such Person specifically entitled "Notice under SECTION 3.1(a)," specifying the condition or conditions that are applicable to such Person. Any such notice shall continue in effect until the appropriate Agent shall have received from the Person originally sending such notice a subsequent notice, entitled "Revocation of Notice under SECTION 3.1(a)," stating that the condition or conditions specified in such Person's earlier notice are no longer applicable.

         3.2 PROCEDURE FOR ISSUANCE.

                  (a) The appropriate Funds Administrator may from time to time request the Agent to direct the issuance of a Letter of Credit by delivering to the appropriate Agent a request for the issuance of a Letter of Credit in the form of Exhibit H annexed hereto (the "LETTER OF CREDIT REQUEST") no later than 1:00 P.M. (New York City time) at least three (3) Business Days (or such shorter period as may be agreed to by the appropriate Agent and the applicable Issuing Bank requested to issue such Letter of Credit) in advance of the proposed date of issuance. Prior to the date of issuance of each Letter of Credit, the appropriate Funds Administrator shall provide to the appropriate Agent a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit. Agent and the Issuing Bank shall have the right to make any changes to any format and text prior to the issuance of any Letter of Credit. In the event that the Agent, in its sole discretion, elects not to issue such Letter of Credit, it shall promptly so notify the Funds Administrator and the Funds Administrator may then submit the Letter of Credit Request to another Issuing Bank. If all Issuing Banks elect not to issue such Letter of Credit, then notwithstanding the prior election of Agent not to issue such Letter of Credit, then (i) in the case of a standby Letter of Credit, Agent shall be the Issuing Lender with respect to such Letter of Credit and (ii) in the case of a commercial Letter of Credit, Agent may either elect to be



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the Issuing Bank with respect to such Letter of Credit or Agent may deny the
Letter of Credit Request, in its sole discretion. If any Issuing Bank shall so request, the Funds Administrator shall in addition to the Letter of Credit Request, submit to the Issuing Bank such Issuing Bank's standard L/C Application; provided that in the event of a conflict between the covenants, terms and conditions of any such L/C Application and the covenants, terms and conditions of this Credit Agreement, the covenants, terms and conditions of this Credit Agreement shall govern. Promptly after the issuance of or amendment of any standby Letter of Credit, the Issuing Bank shall promptly notify the appropriate Agent and Funds Administrator, in writing, of such issuance or amendment, and such notice will be accompanied by a copy of such issuance or amendment. Promptly upon receipt of such notice, the Agent shall notify each other Lender of such issuance or amendment, and if so requested by any Lender, the Agent shall provide such Lender with a copy of such issuance or amendment. With regards to commercial Letters of Credit, each Issuing Lender shall on the first Business Day of each week furnish the US Agent or the Canadian Agent, as the case may be (with a copy to Borrowers), by facsimile, with a report of the daily aggregate outstanding commercial Letters of Credit issued by such Issuing Lender.

                  (b) The transmittal by the Funds Administrator of each Letter of Credit Request shall be deemed to be a representation and warranty made by each of the Borrowers, both at the time of such transmittal and at the time of the issuance of the requested Letter of Credit, that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of
SECTION 3.1.

         3.3 TERMS OF LETTERS OF CREDIT. The Agent shall not direct the issuance of any Letter of Credit unless:

                           (i) if it is a standby Letter of Credit its term does not exceed the earlier of the date which is (i) five Business Days prior to the Expiration Date or (ii) one year after the date of issuance of such standby Letter of Credit; provided that the immediately preceding clause (ii) shall not prevent any Issuing Lender from agreeing that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year unless such Issuing Lender elects not to extend for any such additional period; or

                           (ii) if it is a commercial Letter of Credit its term does not exceed the earlier of the date which is (i) the date which is 30 days prior to the Expiration Date and (ii) the date which is 180 days from the date of issuance of such commercial Letter of Credit.

         3.4 LENDERS' PARTICIPATION.

                  (a) Immediately upon issuance by any Issuing Bank of a Letter of Credit, each US Lender (if a US Letter of Credit) or Canadian Lender (if a Canadian Letter of Credit), shall be deemed to have irrevocably and unconditionally acquired from such Issuing Bank, without recourse or warranty, an undivided interest and participation (an "L/C PARTICIPATION"), to the extent of such Lender's Proportionate Share, in such Issuing Bank's rights to be paid the principal amount of, together with interest accrued on, drawings under such Letter of Credit and in any security therefor or Guaranty pertaining thereto.



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                  (b) (i) Each Issuing Bank shall, subject to Section 3.4(c), remit to the US Agent or the Canadian Agent, as the case may be, for the account of each US Lender or Canadian Lender such Lender's Proportionate Share of each payment of principal and interest (to the extent such interest does not exceed the L/C Interest Rate) received by such Issuing Bank on account of any drawing under such Letter of Credit (A) with respect to which such Issuing Bank has delivered an L/C Notice of Drawing to the Agent during a Bankruptcy Default and
(B) that is received by such Issuing Bank on or after the date of such L/C Notice of Drawing; provided, that in the event that any such payment received by any Issuing Bank shall be required to be returned by such Issuing Bank, such Lender shall return to such Issuing Bank the portion thereof previously distributed by it to the US Agent, but without interest thereon (unless such Issuing Bank is required to pay interest on the amount returned, in which case such Lender shall be required to pay interest at the same rate).

                           (ii) (A) Payments required to be made by any Issuing
                  Bank to the Agent for the account of a Lender, together with interest thereon at the rate specified in SECTION 3.4(b)(ii)(B), shall be made to the Agent, if the amount in respect of which the payment is to be made to the Agent is received by such Issuing Bank on or before 1:00 P.M. of such Issuing Bank's time on a Business Day, on the day received and, if received after such time, on or before 11:00 A.M. of such Issuing Bank's time, on the next succeeding Business Day.

                                    (B) Interest shall be payable by each
                  Issuing Bank on amounts required to be paid by it to the US Agent pursuant to SECTION 3.4(b)(ii)(A) from the date such payments are due until such amounts are paid in full at, for the first three Business Days, the Federal Funds Rate, and, thereafter, the US Prime Rate.

                  (c) Until an Issuing Bank shall have received from a Lender, or the Agent on behalf of such Lender, payment in full of the amount required to be paid by such Lender to such Issuing Bank pursuant to SECTION 3.6(b)(ii), such Issuing Bank may hold all amounts otherwise payable by it to the US Agent for the account of such Lender pursuant to SECTION 3.4(b)(i) as collateral to secure such Lender's obligation to make such payment to it.

                  (d) No Issuing Bank shall, without the prior written consent of the Majority US Lenders or the Majority Canadian Lenders as appropriate:

                           (i) compromise or reduce the principal amount of the reimbursement obligation with respect to a Letter of Credit, or extend the due date, of any drawing under any Letter of Credit in which a Lender has an L/C Participation or reduce the interest rate applicable to such drawing;

                           (ii) release any collateral securing any Borrower's obligation to pay the amount of such drawing and interest accrued thereon; or

                           (iii) amend, modify or waive any other right or condition under the L/C Application, including any Reimbursement Agreement.



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

         3.5 MATURITY OF DRAWINGS; INTEREST THEREON.

                  (a) Drawings under any Letter of Credit shall, notwithstanding anything to the contrary contained therein or in the related L/C Application, mature and become due and payable, and shall be repaid to the appropriate Agent for the account of the applicable Issuing Bank by the Borrowers in full, together with interest accrued thereon, from the date and at the rate specified in SECTION 3.5(b), on the Effective Date of the L/C Notice of Drawing in respect of such drawing.

                  (b) Borrowers shall, notwithstanding anything to the contrary contained in any Letter of Credit or in the related L/C Application, pay interest on the outstanding principal amount of each drawing under such Letter of Credit at a rate per annum equal to the rate set forth in SECTION 4.2 (the "L/C INTEREST RATE") from the date such drawing is disbursed by the applicable Issuing Bank to the date such drawing is reimbursed by the Borrowers. Interest on each such drawing shall be payable when such drawing shall be due (whether at maturity, by reason of acceleration or otherwise) and, prior to such time, on demand.

         3.6 PAYMENT OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT; FUNDING OF L/C PARTICIPATIONS. In the event of any drawing under any Letter of Credit, the applicable Issuing Bank may deliver an L/C Notice of Drawing to the appropriate Agent and such Agent shall:

                  (a) unless a Bankruptcy Default exists, treat each L/C Notice of Drawing on its Effective Date as a Notice of Borrowing requesting Prime Rate Revolving Loans in a principal amount equal to the amount of such drawing (or the Dollar Equivalent thereof in the case of any drawing under a Letter of Credit denominated in a currency other than Dollars), PLUS interest on the amount of such drawing at the L/C Interest Rate from the day such drawing was disbursed until the date of such L/C Notice of Drawing (unless such drawing was disbursed and repaid on the same day, in which case interest shall be payable for such day); and if for any reason, the Issuing Lender is not reimbursed on or before the Business Day immediately following the date on which such drawing is honored (or the Dollar Equivalent thereof in the case of any drawing under a Letter of Credit denominated in a currency other than Dollars), each such L/C Notice of Drawing shall have the same force and effect as a Notice of Borrowing given by the Funds Administrator for and on behalf of the Borrowers, except that the conditions to borrowing specified in SECTION 2.2 and SECTION 5.2 (other than that a Bankruptcy Default shall not exist) shall not apply;

                  (b) (i) (A) during a Bankruptcy Default, on the Effective Date of an L/C Notice of Drawing, notify (an "L/C Participation Funding Notice") each Lender of the amount of such drawing, and of interest accrued thereon at the L/C Interest Rate from the date specified in such L/C Notice of Drawing as the date such drawing was disbursed by the applicable Issuing Bank to the L/C Participation Funding Date and of such Lender's Proportionate Share of such amount (an "L/C Participation Funding Amount").

                           (B) The US Agent shall give an L/C Participation Funding Notice to each US Lender not later than 3:00 P.M. (eastern standard time) time on the day the US Agent receives an L/C Notice of Drawing, if such Notice of Drawing was received by it at or before 12:00 noon (eastern standard time) on a Business Day and, if not, not later than 12:00 noon (eastern standard time) on the next succeeding Business Day. The Canadian Agent shall give an L/C Participation Funding Notice to each Canadian Lender not later



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

         than 3:00 P.M. (eastern standard time) on the day the Canadian Agent receives an L/C Notice of Drawing, if such Notice of Drawing was received by it at or before 12:00 noon (eastern standard time) on a Business Day and, if not, not later than 12:00 noon (eastern standard time) on the next succeeding Business Day.

                           (ii) Each Lender shall make available to the appropriate Agent for the benefit of the applicable Issuing Bank an amount equal to such Lender's L/C Participation Funding Amount in immediately available funds, not later than 1:00 P.M. on the Business Day (the "L/C Participation Funding Date") next succeeding the date of the applicable L/C Participation Funding Notice, together with interest on such amount from the L/C Participation Funding Date until such amount is paid in full at, for the first three Business Days, the Federal Funds Rate and, thereafter, the US Prime Rate.

                           (iii) In the event that any Lender fails to make available to the Agent such Lender's L/C Participation Funding Amount as provided in SECTION 3.6(b)(ii), the Agent may, but shall not be obligated to, fund the amount of such Lender's L/C Participation Funding Amount and recover such amount on demand from such Lender in accordance with SECTION 11.18.

                           (iv) The appropriate Agent shall distribute to each Lender which has paid all amounts payable by it under this SECTION 3.6(b) with respect to any Letter of Credit such Lender's Proportionate Share of all payments subsequently received by the Agent from or for the account of the Borrowers in reimbursement of the principal amount of all drawings thereunder PLUS interest thereon from the date such drawings were disbursed at the L/C Interest Rate, provided that in the event that any such payment received by the Agent for the account of any Issuing Bank shall be required to be returned by the Agent, such Lender shall return to the Agent the portion thereof previously distributed by the Agent to it, but without interest thereon (unless the Agent or such Issuing Bank is required to pay interest on the amount returned, in which case the Lender shall be required to pay interest at the same rate).

                           (v) If a Bankruptcy Default occurs at or after the time an Agent receives an L/C Notice of Drawing and before the Agent has given the applicable L/C Participation Funding Notice, or, if it has given such notice, before all of the Lenders have funded their L/C Participation Funding Amounts, a Bankruptcy Default shall be deemed to "exist", and the provisions of this SECTION 3.6(b) shall be applicable.

         3.7 NATURE OF ISSUING BANK'S DUTIES. In determining whether to pay under any Letter of Credit, the Issuing Bank issuing such Letter of Credit shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit. As between the Borrowers, any Issuing Bank and each Lender, the Borrowers assume all risks of the acts and omissions of any Issuing Bank, or misuse of any Letter of Credit by the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the foregoing, neither any Issuing Bank, the Agent nor any of the Lenders shall be responsible (a) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of



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

Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (c) for failure of the beneficiary of any Letter of Credit to strictly comply with conditions required in order to draw upon such Letter of Credit, (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, facsimile or otherwise, whether or not they be in cipher, (e) for errors in interpretation of technical terms, (f) for any loss or delay in the transmission or otherwise of an document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof and (g) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing honored under such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit shall not create any liability on the part of the Agent or any Lender to any Borrower.

         3.8 OBLIGATIONS ABSOLUTE. The joint and several obligations of the US Borrowers to reimburse each Issuing Bank for drawings honored under a Letter of Credit issued by such Issuing Bank and the joint and several obligations of the Canadian Borrowers to reimburse each Issuing Bank for drawings honored under a Canadian Letter of Credit issued by such Issuing Bank, together with interest as herein provided, and the obligations of the Lenders under SECTION 3.6 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Credit Agreement, without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment or counterclaim, under all circumstances including the following circumstances:

                  (a) any lack of validity or enforceability of any Letter of Credit;

                  (b) the existence of any claim, set-off, defense or other right which any Borrower or any Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the applicable Issuing Bank, any Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated herein or any unrelated transaction;

                  (c) any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (d) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

                  (e) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

                  (f) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or



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

                  (g) the fact that a Default or an Event of Default shall have occurred and be continuing;

PROVIDED that no payment by a Borrower or a Lender to any Issuing Bank shall constitute a waiver or release by such Borrower or such Lender of any right it may have against such Issuing Bank, including, in the case of a Borrower, a claim that such Issuing Bank acted with willful misconduct or gross negligence as determined by the final judgment of a court of competent jurisdiction in determining whether documents presented under a Letter of Credit complied with the terms of such Letter of Credit.

                                    ARTICLE 4

                           INTEREST, FEES AND EXPENSES

         4.1 INTEREST ON LIBOR RATE LOANS; PRICING FOR BANKERS' ACCEPTANCES. (a) Subject to the provisions of SECTION 4.4, each LIBOR Rate Loan shall bear interest on its unpaid principal amount at a rate per annum equal to the applicable Adjusted LIBOR Rate PLUS the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin. Such interest shall be payable on the last day of each Interest Period with respect to such LIBOR Rate Loan (or, in the case of Interest Periods in excess of three months on each of the ninetieth (90th) day and the last day of such Interest Period), at the date of Conversion of such LIBOR Rate Loan (or a portion thereof) to a Prime Rate Loan and at maturity of such LIBOR Rate Loan, and after maturity of such LIBOR Rate Loan (whether by acceleration or otherwise), upon demand. The appropriate Agent upon determining the Adjusted LIBOR Rate for any Interest Period shall promptly notify the appropriate Funds Administrator and the appropriate Lenders by telephone (confirmed promptly in writing) or in writing thereof.

                  (b) Fees and purchase prices for Bankers' Acceptances shall be determined in accordance with the provisions of Schedule L.

         4.2 INTEREST ON PRIME RATE LOANS.

                  (a) Subject to the provisions of SECTION 4.4, each US Loan that is a Prime Rate Loan shall bear interest on its unpaid principal amount at a rate per annum equal to the US Prime Rate PLUS the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin. Such interest shall be payable monthly as of the end of each month, at the date of conversion of such Prime Rate Loan (or a portion thereof) to a LIBOR Rate Loan and at maturity of such Prime Rate Loan, and after maturity of such Prime Rate Loan (whether by acceleration or otherwise), upon demand. In the event of any change in said US Prime Rate, the rate hereunder shall change, effective as of the day the US Prime Rate changes.

                  (b) Subject to the provisions of SECTION 4.4, each Canadian Loan that is a Prime Rate Loan shall bear interest on its unpaid principal amount at a rate per annum equal to the Canadian Prime Rate PLUS the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin. Such interest shall be payable monthly as of the end of each month, at the date of conversion of such Prime Rate Loan (or a portion thereof) to a LIBOR Rate Loan (in the case of a Prime Rate Loan made in Dollars), or a Banker's Acceptance



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

Loan (in the case of a Prime Rate Loan made in Canadian Dollars), and at maturity of such Prime Rate Loan, and after maturity of such Prime Rate Loan (whether by acceleration or otherwise), upon demand. In the event of any change in said Canadian Prime Rate, the rate hereunder shall change, effective as of the day the Canadian Prime Rate changes.

         4.3 NOTICE OF CONTINUATION AND NOTICE OF CONVERSION.

                  (a) With respect to any Borrowing consisting of LIBOR Rate Loans or Bankers' Acceptance Loans, the Borrowers may (so long as no Default or Event of Default has occurred and is continuing, subject to the provisions of
SECTION 4.4(c)), elect to maintain such Borrowing or any portion thereof as consisting of LIBOR Rate Loans or Bankers' Acceptance Loans, as the case may be, by selecting a new Interest Period for such Borrowing in the case of a LIBOR Rate Loan, or a new maturity date, in the case of a Bankers' Acceptance Loan, which new Interest Period or maturity date, as the case may be, shall commence on the last day of the immediately preceding Interest Period or maturity date of a Bankers' Acceptance Loan, as the case may be. Each selection of a new Interest Period (a "CONTINUATION") shall be made by notice given not later than 12:00 noon on the third Business Day prior to the date of any such Continuation relating to LIBOR Rate Loans, by the appropriate Funds Administrator to the appropriate Agent. Such notice of a Continuation (a "NOTICE OF CONTINUATION") shall be in substantially the form of EXHIBIT C-1, specifying (i) the date of such Continuation, (ii) the aggregate amount of Loans subject to such Continuation and (iii) the duration of the selected Interest Period or maturity date of a Bankers' Acceptance Loan, as the case may be, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. The Borrowers may elect to continue more than one Borrowing consisting of LIBOR Rate Loans by combining such Borrowings into one Borrowing and selecting a new Interest Period pursuant to this SECTION 4.4(a); PROVIDED that each of the Borrowings so combined shall consist of Loans having Interest Periods ending on the same date. If the Borrowers shall fail to select a new Interest Period for any Borrowing consisting of LIBOR Rate Loans in accordance with this SECTION 4.4(a), such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Prime Rate Loans.

                  (b) The Borrowers may on any Business Day (so long as no Default or Event of Default has occurred and is continuing), upon notice (each such notice, a "NOTICE OF CONVERSION") given by the appropriate Funds Administrator to the appropriate Agent, and subject to the provisions of SECTION 4.4(c), Convert the entire amount of or a portion of all Loans of one Type comprising the same Borrowing into Loans of another Type; however, provided that any Conversion of any LIBOR Rate Loans into Loans of another Type shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans and, upon Conversion of any Loans into Loans of another Type, the Borrowers shall pay accrued interest to the date of Conversion on the principal amount Converted. Each such Notice of Conversion shall be given not later than 12:00 noon on the Business Day prior to the date of any proposed Conversion into Prime Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Rate Loans. Subject to the restrictions specified above, each Notice of Conversion shall be in substantially the form of EXHIBIT C-2 hereto specifying (i) the requested date of such Conversion, (ii) the Type of Loans to be Converted, (iii) the portion of such Type of Loan to be Converted,
(iv) the Type of Loan such Loans are to be Converted into (v) if such Conversion is into LIBOR Rate Loans, the duration of the Interest Period of such Loan and
(vi) if such Conversion is into Bankers'



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

Acceptance Loans, the term of such Loan. Each Conversion shall be in an aggregate amount of Loans of not less than $1,000,000 or any integral multiple of $1,000,000 in excess thereof. The Borrowers may elect to Convert the entire amount of or a portion of all Loans of one Type comprising more than one Borrowing into Loans of another Type by combining such Borrowings into one Borrowing consisting of Loans of another Type; PROVIDED that if the Borrowings so combined consist of LIBOR Rate Loans, such Loans shall have Interest Periods ending on the same date and if the Borrowings so combined consist of Bankers' Acceptance Loans, such Loans mature on the same date.

                  (c) Notwithstanding anything contained in SUBSECTIONS (a) AND
(b) above or elsewhere in this Credit Agreement to the contrary,

                           (i) (A) if the appropriate Agent is unable to determine the LIBOR Rate for LIBOR Rate Loans comprising any requested Borrowing, Continuation or Conversion, the right of the Borrowers to select or maintain LIBOR Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the appropriate Agent shall notify the appropriate Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Loan of a Type that is unaffected by such circumstances, as selected by the Borrowers pursuant to this Credit Agreement;

                           (B) if a Lender shall, at any time, notify the Agent that, because of a change in applicable law after the date such Lender became a Lender, it has become unlawful for such Lender to participate in any requested Borrowing, Continuation or Conversion of LIBOR Rate Loans, to continue its LIBOR Rate Loans, or to comply with its obligations hereunder in respect thereof, that Lender's obligation to participate in any such requested Borrowing, Continuation or Conversion shall be discharged by such Lender's making its participation therein in the form of a Prime Rate Loan, and any of such Lender's LIBOR Rate Loans not otherwise being converted shall be converted into Prime Rate Loans on the earlier of (1) the last day of the applicable Interest Period and (2) the last day such Lender may lawfully continue to maintain LIBOR Rate Loans, provided that any Prime Rate Loan that, but for this CLAUSE (B), would have been a LIBOR Rate Loan shall constitute part of the Borrowing of which any such LIBOR Rate Loan was or would have been a part;

                           (ii) if, at least one Business Day before the date of any requested Borrowing, Continuation or Conversion, the Majority Class Lenders for a Class shall notify the appropriate Agent that the LIBOR Rate for Loans to be made by such Class comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Loans for such Borrowing, the right of the Borrowers to select LIBOR Rate Loans for such Borrowing shall be suspended until the appropriate Agent shall notify the appropriate Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Loan of a Type that is unaffected by such circumstances, as selected by the Borrowers pursuant to this Credit Agreement;



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

                           (iii) the Borrowers may not choose LIBOR Rate Loans for any Borrowing, Continuation or Conversion before the Syndication Date following the Closing Date; and

                           (iv) the Borrowers shall borrow, prepay, convert and continue Loans in a manner such that (A) the aggregate principal amount of LIBOR Rate Loans having the same Interest Period shall at all times be not less than $1,000,000, (B) there shall not be, at any one time, more than ten (10) Interest Periods in effect with respect to LIBOR Rate Loans and (C) no payment of LIBOR Rate Loans will have to be made prior to the last day of an applicable Interest Period in order to repay the Loans in the amounts and on the date specified in SECTION 2.4(b).

                  (d) Bankers' Acceptance Loans shall only be converted into Loans of another Type contemporaneously with the maturity of such Bankers' Acceptance Loans.

                  (e) Each Notice of Continuation and Notice of Conversion shall be irrevocable by and binding on the Borrowers.

                  (f) Canadian Loans may not be converted from Canadian Dollars to Dollars or vice versa.

         4.4 INTEREST AFTER EVENT OF DEFAULT. At the election of an Agent or the Majority Lenders, Interest on any amount of overdue interest on, or overdue principal of, the Loans, and interest on the amount of principal under the Loans outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall not be continuing, shall be payable on demand at a rate per annum equal to the rate at which the Loans are bearing interest pursuant to SECTIONS 4.1, 4.2 AND 4.3 above, PLUS two percent (2.0%). In the event of any change in said applicable interest rate, the rate hereunder shall change, effective as of the day the applicable interest rate changes, so as to remain two percent (2.0%) per annum above the then applicable interest rate.

         4.5 UNUSED LINE FEES.

                  (a) The US Borrowers shall pay to the US Agent, for the ratable benefit of the US Revolving Lenders, the Unused Line Fee calculated on the amount by which the US Revolving Loan Commitments exceed the sum of the Total US Revolving Loan Exposure. The Unused Line Fee shall accrue daily from the Closing Date until the Expiration Date, and shall be due and payable monthly in arrears, on the first Business Day of each month and on the Expiration Date.

                  (b) The Canadian Borrowers shall pay to the Canadian Agent, for the ratable benefit of the Canadian Revolving Lenders, a non-refundable fee equal (the "Canadian Unused Line Fee") to a per annum percentage of the amount by which the Canadian Revolving Loan Commitments exceed the sum of the Total Canadian Revolving Loan Exposure, such percentage equaling the Unused Line Fee in effect from time to time plus (0.75%). The Canadian Unused Line Fee shall accrue daily from the Closing Date until the Expiration Date, and shall be due and payable monthly in arrears, on the first Business Day of each month and on the Expiration Date.



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

         4.6 LETTER OF CREDIT FEES.

                  (a) The appropriate Agent shall be entitled to charge to the account of the appropriate Funds Administrator on the first Business Day of each February, May, August and November, a fee for the ratable benefit of the appropriate Lenders, in an amount equal to the LIBOR Margin for Revolving Loans with respect to all standby and commercial Letters of Credit on the daily undrawn amounts outstanding during the immediately preceding quarter; provided that from the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (A) all Obligations have been paid and satisfied in full and (B) such Event of Default shall not be continuing, such fee shall be equal to two (2%) percent per annum above the LIBOR Margin, otherwise applicable hereunder and shall be payable on demand (such fees, the "Letter of Credit Fees").

                  (b) The appropriate Agent shall be entitled to charge to the account of the appropriate Funds Administrator on the first Business Day of each February, May, August and November a fee for the ratable benefit of the Issuing Bank equal to the greater of (X) $500 and (Y) 0.25% per annum with respect to all standby and commercial Letters of Credit on the daily undrawn amounts outstanding during the immediately preceding quarter (the "Fronting Fee"). In addition to the Fronting Fee, the appropriate Agent shall be entitled to charge the account of the appropriate Funds Administrator, as and when incurred, the customary charges, fees, costs and expenses of the Issuing Bank for the issuance, transfer, amendment or payment of any Letter of Credit (the "Issuing Bank Fees"). Each determination of the Fronting Fee and Issuing Bank Fees shall be made by the Issuing Bank and provided in writing to the appropriate Agent and shall be conclusive and binding for purposes of appropriate Agent's right to collect and distribute such fees, absent manifest error.

         4.7 REIMBURSEMENT OF EXPENSES.

                  (a) The Borrowers shall pay to each Lender, upon request, such amount or amounts as such Lender determines in good faith are necessary to compensate it for any loss, cost or expense incurred by it as a result of (i) any payment, prepayment or conversion of a LIBOR Rate Loan on a date other than the last day of an Interest Period for such LIBOR Rate Loan or (ii) a LIBOR Rate Loan for any reason not being made or converted, or any payment of principal thereof or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Credit Agreement. At the election of such Lender, and without limiting the generality of the foregoing, but without duplication, such compensation on account of losses may include an amount equal to the excess of (A) the interest that would have been received from the Borrowers under and in accordance with the terms of this Credit Agreement on any amounts to be reemployed during an Interest Period or its remaining portion over (B) the interest component of the return that such Lender determines it could have obtained had it placed such amount on deposit in the interbank Dollar market selected by it for a period equal to such Interest Period or its remaining portion.

         4.8 AUTHORIZATION TO CHARGE BORROWERS' ACCOUNTS. Each Borrower hereby authorizes the Agents to charge such Borrower's Account with the amount of all Fees, Expenses and other payments to be paid hereunder, under the Fee Letter and under the other Credit Documents as and when such payments become due and agrees that it shall pay interest thereon



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

from the date such amount is to be charged to such Borrower's Account to the date the same is paid (whether by the making of a Loan or otherwise) at the then applicable rate for Revolving Loans that are Prime Rate Loans. Each Borrower confirms that any charges which an Agent may so make to such Borrower's Account as herein provided will be made as an accommodation to the Borrowers and solely at the appropriate Agent's discretion.

         4.9 INDEMNIFICATION IN CERTAIN EVENTS. If after the Closing Date, either (a) any change in or in the interpretation of any law or regulation is introduced, including with respect to reserve requirements, applicable to DBTCo., Deutsche Bank or any other banking or financial institution from whom any of the Lenders borrows funds or obtains credit (a "FUNDING BANK"), either Agent or any of the Lenders, or (b) an Agent, a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or (c) an Agent, a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or an Agent, a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether of not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this CLAUSE (c), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders' capital as a consequence of its obligations hereunder or under any L/C Participation to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agents' or such Funding Bank's or Lender's policies as the case may be with respect to capital adequacy) by an amount deemed by such Lender to be material, or any of the foregoing events described in CLAUSES (a), (b) OR (c) increases the cost to an Agent or any of the Lenders of (i) funding or maintaining any of the Loans or the Letters of Credit; or (ii) acquiring or maintaining any L/C Participation in any Letter of Credit, or reduces the amount receivable in respect thereof, or in respect of such Letter of Credit, by an Agent, the Issuing Bank of such Letter of Credit or any Lender, then the Borrowers shall upon demand by an Agent, pay to such Agent, for the account of each applicable Lender or, as applicable, an Issuing Bank or a Funding Bank, additional amounts sufficient to indemnify such Person against such increase in cost or reduction in amount receivable. A certificate as to the amount of such increased cost and setting forth in reasonable detail the calculation thereof shall, if requested by a Funds Administrator, be submitted to such Funds Administrator by the Person making such claim, and shall be conclusive absent manifest error.

         4.10 CALCULATIONS AND DETERMINATIONS.

                  (a) All calculations of (i) interest hereunder and (ii) Fees, shall be made by the Agent, on the basis of a year of 360 days, except that with respect to the Canadian Prime Rate, such calculations shall be based on a 365 day year, or if such computation would cause the interest and fees chargeable hereunder to exceed the Highest Lawful Rate, 365/366 days, in each case to the extent applicable for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.



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                  (b) In making the determinations contemplated by ARTICLE 4, the Agents and each Lender may make such estimates, assumptions, allocations and the like that such Person in good faith determines to be appropriate.

                  (c) Each determination by an Agent of an interest rate or payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (d) For purposes of the Interest Act (Canada), (i) whenever any interest or fee, payable by the Canadian Borrower, under this Credit Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Credit Agreement, and (iii) the rates of interest stipulated in this Credit Agreement are intended to be nominal rates and not effective rates or yields.

                                    ARTICLE 5

                              CONDITIONS PRECEDENT

         5.1 CONDITIONS TO INITIAL CREDIT EVENT. The initial Credit Event is subject to the satisfaction or waiver by the US Agent, immediately prior thereto or concurrently therewith, of the following conditions precedent:

                  (a) CLOSING DOCUMENT LIST. The Agents and the Lenders shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the Closing Document List attached hereto as SCHEDULE A, all in form and substance satisfactory to the Agents and, where applicable, each duly executed by the Person(s) specified thereon.

                  (b) FEES AND EXPENSES. The Agents and each of the Lenders shall have received payment in full of those Fees and Expenses referred to in the Fee Letter and in ARTICLE 4 payable to them on or before the Initial Credit Event (or an irrevocable authorization to pay such Fees or Expenses out of the proceeds of the Loans made on the Closing Date).

                  (c) CHANGES IN MARKET. There shall not have occurred and be continuing (i) a material adverse change in the market for syndicated bank credit facilities, (ii) a material disruption of, or material adverse change in, financial, banking or capital market conditions, (iii) a suspension of trading in securities generally on the New York or American Stock Exchange or an establishment of minimum or maximum prices for securities trading on either such exchange or (iv) a declaration of a banking moratorium by United States Federal or New York state authorities, in each case since the date hereof, as reasonably determined by the Agent.

                  (d) UNUSED AVAILABILITY. After giving pro forma effect to the funding of the initial Loans, the funding of the Term Loans (and any repayment of Revolving Loans from the proceeds of Term Loans), the issuance of the initial Letters of Credit, if any, and the payment of all



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costs, fees and expenses incurred by or for the account of the Borrowers in connection with the execution and delivery of this Credit Agreement and the other Credit Documents, there shall be Revolver Availability of at least $50,000,000.

                  (e) CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT.

                           (i) Corporate Structure. The corporate organizational structure of Holdings, Borrowers and their Subsidiaries, both before and after giving effect to the Acquisition, shall be as set forth on Schedule B, Part 5.1(e) annexed hereto and shall be satisfactory to US Agent.

                           (ii) Capital Structure and Ownership. The capital structure and ownership of Holdings, Borrowers and their Subsidiaries, both before and after giving effect to the Acquisition, shall be as set forth on Schedule B, Part 5.1(e) annexed hereto and shall be satisfactory to US Agent.

                           (iii) Management; Employment Contracts. The management structure of Holdings and the Subsidiaries after giving effect to the Acquisition shall be as identified on Schedule B, Part 5.1(e) providing the officers of Holdings and each of the Borrowers and the fifteen highest-ranking executives of Holdings, after giving effect to the Acquisition shall be as set forth on Schedule B, Part 5.1(e).

                  (f) TERMINATION OF EXISTING CREDIT ARRANGEMENTS AND RELATED LIENS; EXISTING LETTERS OF CREDIT. On the Closing Date, Holdings and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Existing Credit Arrangements, other than the Cdn. Loans described therein;
(b) terminated any commitments to lend or make other extensions of credit thereunder, (c) delivered to US Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder, other than Liens securing the Cdn. Loans described in the Existing Credit Arrangements which are to be assigned to the Canadian Agent to secure the Canadian Revolving Loans, and (d) made arrangements satisfactory to US Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Holdings and its Subsidiaries with respect thereto.

                  (g) INTENTIONALLY OMITTED.

                  (h) COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by US Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to US Agent and such counsel, and US Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as US Agent may reasonably request.

                  (i) ISSUANCE OF DEBT; EQUITY FINANCING. On or prior to the Closing Date, Holdings or its Affiliate shall have issued (i) approximately $175,000,000, face amount of debt securities ("ACQUISITION SECURITIES" or the "DEBT FINANCING") and (ii) approximately $90,000,000 in Holdings Common Stock to the Seller (based upon the average share price for the twenty trading days prior to signing of the Acquisition Agreement), in each such case on terms and conditions



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satisfactory to the US Agent. Any such Acquisition Securities shall be unsecured and shall have no scheduled principal payments payable prior to the date which is six months after the Expiration Date.

                  (j) NO MATERIAL ADVERSE CHANGE OR DEVELOPMENT, ETC. (i) Nothing shall have occurred since December 31, 2001 (and US Agent shall have become aware of no facts or conditions not previously known to US Agent) which US Agent shall reasonably determine could have a material adverse effect on the rights or remedies of the Agents or the Lenders under the Credit Documents, or on the ability of Holdings, Borrowers or their Subsidiaries to perform their respective obligations under this Credit Agreement or which could have a materially adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects of Holdings and its Subsidiaries taken as a whole after giving effect to the Acquisition; (ii) no material adverse developments shall have occurred in the laws, policies, rules or regulations applicable to Holdings and its Subsidiaries both before and after giving effect to the Acquisition, and the industry sectors related thereto as determined by the US Agent in its Permitted Discretion.

                  (k) CONSUMMATION OF ACQUISITION.

                           (i) All conditions to the Acquisition shall have been satisfied or the fulfillment of such conditions shall have been waived with the consent of the US Agent;

                           (ii) The Acquisition shall have closed pending receipt of funds in accordance with the terms of the Acquisition Agreement; and

                           (iii) US Agent shall have received a certificate from an appropriate officer at Holdings to the effect set forth in clauses
         (i) - (ii) above and stating that Holdings and its Subsidiaries will proceed to fund the Acquisition immediately upon the making of the initial Loans.

                  (l) NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Holdings and its Subsidiaries shall have obtained all consents or authorizations from Governmental Authorities and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and the continued operation of the business conducted by Holdings and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.



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

                  (m) ADDITIONAL DOCUMENTS. The Funds Administrators and each Borrower shall have executed and delivered to the Agent and the Lenders all such other documents which the Agent or any Lender determines are reasonably necessary to consummate the transactions contemplated hereby.

         5.2 CONDITIONS TO EACH CREDIT EVENT. On the date of each Credit Event (including the initial Credit Event), both immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of the US Agent (and each request for a Credit Event, shall constitute a representation and warranty by each Borrower that on the date of such Credit Event, immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

                  (a) The representations and warranties contained in this Credit Agreement and in each other Credit Document are true and correct in all material respects (subject to the information disclosed in any update of Schedule B to this Credit Agreement delivered pursuant to Sections 5.3 and 7.1(b)) on and as of the date of such Credit Event as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) except for any inaccuracy of such representations and warranties as of such Credit Event resulting from any new facts or circumstances that do not collectively have a Material Adverse Effect and have arisen after the date on which an updated Schedule B was most recently required to be delivered pursuant to Section 7.1(b). For avoidance of doubt, the representation in Section 6.24 is a representation which relates "solely to an earlier date" (the date the referenced information was dated or certified).

                  (b) Neither Agent shall have received any update to Schedule B, Part 6.14 or Schedule B, Part 6.26.

                  (c) No event has occurred and is continuing, or could reasonably be expected to result from such Credit Event or the application of the proceeds thereof, which would constitute a Default or an Event of Default.

                  (c) In the case of the issuance of any Letter of Credit, none of the events set forth in Section 3.1 has occurred and is continuing or would result from the issuance of such Letter of Credit.

                  (d) In the case of the funding of any US Term Loan, the Reed Assumption shall be effective.

         5.3 UPDATING OF SCHEDULES. The Borrowers shall have the right to deliver to the Agents an updated Schedule B to this Credit Agreement from time to time, provided that no event or condition that would otherwise constitute a Default or an Event of Default shall be deemed to be cured solely by virtue of the delivery of an updated schedule hereunder or the Agents' (or any Lender's) failure to take action after receipt of such notice, and provided further, that all representations and warranties that refer to the schedules to this Credit Agreement shall, as of the date such representations and warranties are made by the Borrowers hereunder, be deemed to refer to such schedules as updated and delivered to the US Agent as of such date.



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

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES

                  To induce the Agents and the Lenders to enter into this Credit Agreement and each Issuing Bank to issue Letters of Credit, Holdings and each Borrower, with respect to itself, each of the other Borrowers and each of their respective Subsidiaries, hereby represents and warrants to the Agents, the Lenders and each Issuing Bank:

         6.1 ORGANIZATION AND QUALIFICATION. Holdings and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the state or province of its organization, (b) has the power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business except to the extent where failure to be so qualified or authorized or in good standing could not reasonably be expected to have a Material Adverse Effect. With respect to Holdings and each of its Subsidiaries, SCHEDULE B, PART 6.1 lists the exact legal name of each such Person, the state or province of incorporation of each such Person, the organizational identification number of each such Person, the federal employer identification number of each such Person and all jurisdictions in which each such Person is qualified to do business as foreign corporations.

         6.2 SOLVENCY. The fair saleable value of the assets of Holdings and each of its Subsidiaries exceeds all its probable liabilities, including those to be incurred pursuant to this Credit Agreement and the other Credit Documents. Holdings and each of its Subsidiaries (a) does not have unreasonably small capital in relation to the business in which it is, or proposes to be, engaged and (b) has not incurred, and does not believe that it will incur after giving effect to the transactions contemplated by this Credit Agreement and the other Credit Documents, debts beyond its ability to pay such debts as they become due.

         6.3 RIGHTS IN COLLATERAL; PRIORITY OF LIENS. Holdings and each of its Domestic Subsidiaries and Canadian Subsidiaries owns the property provided in the scope of the Lien granted by it as Collateral under the Credit Documents, free and clear of any and all Liens in favor of third parties, except for those listed on SCHEDULE H and other Liens permitted under SECTION 8.4. Upon the proper filing of the UCC financing statements and Canadian lien registrations, and the taking of the other actions specified in the Closing Document List, the Liens granted pursuant to the Credit Documents will constitute the valid and enforceable first, prior and perfected Liens on the Collateral, except, in the case of priorities, for prior Liens set forth in CLAUSES (a), (d), (f) AND (i) of SECTION 8.4 and Liens identified on SCHEDULE H as prior to the Agents' Liens.

         6.4 NO CONFLICT. The execution, delivery and performance by Holdings and each of its Subsidiaries of each Credit Document to which it is a party: (a) are within its corporate power; (b) are duly authorized by all necessary corporate action; (c) are not in contravention of any Requirement of Law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound where such contravention would reasonably be expected to adversely affect the enforceability of any Credit Document or to have a Material Adverse Effect; (d) are not in contravention of any provision set forth in any



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Governing Documents, (e) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); and (f) will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

         6.5 ENFORCEABILITY. The Credit Agreement and all of the other Credit Documents to which any Borrower or any Subsidiary of any Borrower is a party are the legal, valid and binding obligations of such Borrower and such Subsidiary, and are enforceable against each of them, as the case may be, in accordance with their terms, except as such enforceability may be limited by (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (b) general principles of equity.

         6.6 CONSENTS. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with any Credit Event hereunder, the grant of the Liens pursuant to the Credit Documents, the continuing operations of any Borrower and any Subsidiary of any Borrower or with the execution, delivery, performance, validity or enforceability of this Credit Agreement, the Notes or the other Credit Documents, except for the filing of the UCC financing statements, Canadian lien registrations, US mortgages, Patent and Trademark Office filings and offshore intellectual property filings and other actions required on the Credit Document List and consents or authorizations which have been obtained or filings which have been made and which, in each case, are in full force and effect.

         6.7 FINANCIAL DATA. The Borrowers have furnished or caused to be furnished to the Lenders the following Financial Statements: (i) audited financial statements for Holdings and its Subsidiaries for Fiscal Years 1999, 2000 and 2001 consisting of balance sheets and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such Fiscal Years, (ii) audited financial statements of the Subject Business and included Subsidiaries for Fiscal Years 1999, 2000 and 2001, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Years, (iii) unaudited financial statements of the Subject Business and its Subsidiaries as at September 30, 2002, consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for the nine-month period ending on such date, all in reasonable detail and certified by the chief financial officer of Holdings that to the chief financial officer's knowledge, and relying as appropriate on the representations and warranties of Seller, that they fairly present the financial condition of the Subject Business and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iv) unaudited financial statements of Holdings and its Subsidiaries as at September 30, 2002, consisting of a balance sheet and the related consolidated and consolidating statements of income, for the nine-month period ending on such date and (v) pro forma consolidated and consolidating balance sheets of Holdings and its Subsidiaries as of September 30, 2002, prepared in accordance with GAAP and reflecting the consummation of the Acquisition, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements. The Borrowers have furnished or caused to be furnished to the Lenders projections of the consolidated financial condition and results of operations of the Consolidated Entity (after giving effect to the Acquisition) through the fiscal years ending December 31, 2006. The projections delivered to the Lenders on or prior to the date hereof and any projections delivered to the Lenders after the date hereof in accordance with



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SECTION 7.1(d) hereof represent the Borrowers' good faith estimate of the future financial performance of the Consolidated Entity after giving effect to the Acquisition for the periods set forth therein.

         6.8 LOCATIONS OF OFFICES, RECORDS AND INVENTORY. The address of the principal places of business and chief executive office of each Credit Party is set forth on SCHEDULE B, PART 6.8. The books and records of each Credit Party, and all of their respective chattel paper and records of Accounts, are maintained exclusively at such locations. There is no location at which any Credit Party has any Collateral (except for (i) vehicles, (ii) Inventory in transit for processing in the ordinary course of business and (iii) Collateral with an aggregate value for all of the Credit Parties of up to $1,000,000 provided, that such Collateral is not included in calculating the Borrowing
Base) other than those locations identified on SCHEDULE B, PART 6.8. To the extent any such locations are not owned, SCHEDULE B, PART 6.8 also sets forth the purpose of such location (e.g., warehouse, processing plant, sales office, etc.), the legal names of the owners and/or operators thereof; and the address and phone numbers of such owners and/or operators. None of the receipts received by any Credit Party from any warehouseman or processor with respect to any Collateral (other than Inventory excluded from Eligible Inventory) states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

         6.9 FICTITIOUS BUSINESS NAMES. Except as set forth on SCHEDULE B, PART 6.9, no Credit Party has used any corporate or fictitious name during the five
(5) years preceding the date hereof, other than the corporate name under which it has executed this Credit Agreement.

         6.10 SUBSIDIARIES. The only Subsidiaries of Holdings are those listed on SCHEDULE B, PART 6.10. Holdings or a wholly-owned Subsidiary of Holdings is the record and beneficial owner of the percentages all of the issued and outstanding Capital Securities of each of the Subsidiaries listed on SCHEDULE B,
PART 6.10. Except as set forth on Schedule B, Part 6.10, there are no proxies, irrevocable or otherwise, with respect to such Capital Securities, and no Capital Securities of any Subsidiary of Holdings are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, Capital Securities of any Subsidiary of Holdings, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary of Holdings is or may become bound to issue additional Capital Securities convertible into or exchangeable for such Capital Securities. All of such shares listed on SCHEDULE B, PART 6.10 are owned by Holdings or a Subsidiary of Holdings free and clear of any Liens, except for the rights of first refusal granted to minority investors as set forth on SCHEDULE B, PART 6.10.

         6.11 NO JUDGMENTS OR LITIGATION. Except as set forth on SCHEDULE B,
PART 6.11, no judgments, orders, writs or decrees are outstanding against any Credit Party nor is there now pending or, to the best of any Borrower's knowledge after diligent inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Credit Party except such judgments, orders, writs, decrees, pending or threatened litigation, contested claims, investigations, arbitrations and governmental proceeds which could not individually or in the aggregate be reasonably expected to have a Material Adverse Effect. Except as set forth on SCHEDULE B, PART 6.11, there is no pending, or, to the best of any Borrower's knowledge after diligent inquiry, threatened litigation, claim, investigation, arbitration or



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governmental proceeding by or against any Credit Party that seeks damages in excess of $1,000,000 after giving effect to expected insurance proceeds or that seeks injunctive relief.

         6.12 ENVIRONMENTAL MATTERS.

                  Except as disclosed on SCHEDULE B, PART 6.12, (i) no material Environmental Claims are pending or, to the knowledge of Borrower, threatened against any Credit Party; (ii) each Credit Party is in compliance with all Environmental Laws governing its business for which failure to comply could reasonably be expected to have a Material Adverse Effect or subject the Credit Parties to penalties or fines in excess of $500,000; and (iii) neither Holdings nor any of its Subsidiaries has knowledge of any release or threatened release of any Hazardous Material at any Real Estate or Former Real Estate, or at any other location where any Credit Party has arranged for disposition of Hazardous Materials, in each case in such amount as would be reasonably likely to trigger a need for investigation and/or response costs pursuant to Environmental Laws.

         6.13 LABOR MATTERS.

                  (a) Except as disclosed on SCHEDULE B, PART 6.13, there are no material labor controversies pending or, to the best knowledge of any Borrower after diligent inquiry, threatened between any Holdings or any of its Subsidiaries and any of their respective employees which could individually or in the aggregate have a Material Adverse Effect or subject the Credit Parties to penalties or fines in excess of $500,000.

                  (b) Except as disclosed on SCHEDULE B, PART 6.13, neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect or subject the Credit Parties to penalties or fines in excess of $500,000. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the best knowledge of any Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under collective bargaining agreements is so pending against Holdings or any of its Subsidiaries or, to the best knowledge of any Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the best knowledge of any Borrower, threatened against any of them and (iii) no union representation question with respect to the employees of Holdings or any of its Subsidiaries and no union organizing activities.

         6.14 COMPLIANCE WITH LAW. Except as disclosed on SCHEDULE B, PART 6.14 or in connection with any specific representations set forth herein regarding ERISA, environmental laws, tax and other laws, no Credit Party has violated or failed to comply with any Requirement of Law or any requirement of any self-regulatory organization except such instances of noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or subject the Credit Parties to penalties or fines in excess of $500,000.

         6.15 ERISA.

                  (a) SCHEDULE B, PART 6.15 lists (i) all ERISA Affiliates and
(ii) and separately identifies all Plans that are Title IV Plans, Multiemployer Plans, and Retiree Welfare Plans. Except with respect to Multiemployer Plans, each Plan which is intended to be qualified under Section 401



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

of the Code has been determined by the IRS to so qualify, the trusts created thereunder have been determined to be exempt from tax under the provisions of
Section 501 of the Code, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Except as could not reasonably be expected to have a Material Adverse Effect or subject any Credit Party to penalties or fines in excess of $500,000, each Plan is in compliance with the applicable provisions of ERISA and the Code, including the timely filing of all reports required under the Code or ERISA. Neither Holdings, nor any of its Subsidiaries or ERISA Affiliates has failed to make any contribution or pay any amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Title IV Plan. Except as could not be reasonably be expected to have a Material Adverse Effect or subject any Credit Party to penalties or fines in excess of $500,000, no Prohibited Transaction, in connection with any Plan has occurred that would subject Holdings or any of its Subsidiaries to a material penalty or tax under Section 502(l) of ERISA or
Section 4975 of the Code, respectively, and no event has occurred with respect to a Plan which would subject any Credit Party of any Borrower to any material liability under Section 502(l) of ERISA.

                  (b) Except as set forth in SCHEDULE B, PART 6.15: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no Termination Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of Holdings or any of its Subsidiaries, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) within the last five years no Title IV Plan has been terminated, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of Holdings or any of its Subsidiaries or any ERISA Affiliate (determined at such time).

         6.16 INTELLECTUAL PROPERTY. Holdings and each of its Subsidiaries owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted and none of such Intellectual Property conflicts with a right of any other person to the extent such conflict could reasonably be expected to result in a Material Adverse Effect. As of the date hereof, neither Holdings nor any of its Subsidiaries has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in SCHEDULE B, PART 6.16 and has not granted any licenses with respect thereto other than as set forth in SCHEDULE B, PART 6.16 other than licenses for repair and maintenance and "spot" licenses (i.e. short term, single-use licenses) in the ordinary course of business. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights, except for the ordinary expiration of such rights under applicable law. Except as set forth on Schedule B, Part 6.16, to the best of any Borrower's knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Holdings or any of its Subsidiaries infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Holdings or any of its Subsidiaries contesting its right to sell or use any such Intellectual Property. SCHEDULE B, PART 6.16 sets forth



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all of the agreements or other arrangements of Holdings and each of its Domestic and Canadian Subsidiaries (except for arrangements terminable by the third party licensor with 30-days prior notice) pursuant to which any such Person has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Person as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Holdings or any of its Subsidiaries after the date hereof, the "I.P. LICENSE AGREEMENTS" and individually, an "I.P. LICENSE AGREEMENT"). No trademark, servicemark or other Intellectual Property at any time used by Holdings or any of its Subsidiaries which is owned by another Person, or owned by Holdings or any of its Subsidiaries is subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any Person other than Agent or is affixed to any Eligible Inventory, except to the extent permitted under the term of the I.P. License Agreements listed on SCHEDULE B, PART 6.16 and except for licenses and liens permitted hereunder.

         6.17 LICENSES AND PERMITS. Holdings and each of its Subsidiaries have obtained and hold in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted, except where the failure to possess any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect on any Borrower. Neither Holdings nor any of its Subsidiaries is in violation in any material respect of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval.

         6.18 TITLE TO PROPERTY. All Real Estate is identified on SCHEDULE B,
PART 6.18. Holdings and each of its Subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in, all its Real Estate, and good title to all its other property, and none of such property is subject to any Lien, except for (i) Permitted Liens, (ii) exceptions to such title to property that does not constitute Collateral and could not reasonably be expected to have a Material Adverse Effect on any Borrower, and (iii) title exceptions with respect to Real Estate as disclosed to the Agent in writing in mortgagee title policies delivered and approved by the Agents in connection herewith.

         6.19 GOVERNMENTAL REGULATIONS. Neither Holdings nor any of its Subsidiaries is (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, (b) a holding company or a Subsidiary of a holding company, or an Affiliate of a holding company or of a Subsidiary of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or
(c) subject to any other law which purports to regulate or restrict its ability to borrow money under the Credit Agreement (if such Subsidiary is a Borrower) or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.



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         6.20 BORROWERS' TAXES AND TAX RETURNS.

                  (a) Except as set forth on SCHEDULE B, PART 6.20(a), Holdings and each of its Domestic Subsidiaries and Canadian Subsidiaries (and any affiliated, consolidated or combined group of which Holdings or any of its Subsidiaries are now or have been members) have timely filed (inclusive of any permitted extensions) with the appropriate taxing authorities all returns (including information returns) in respect of Borrower Taxes required to be filed through the date hereof and will timely file (inclusive of any permitted extensions) any such returns required to be filed on and after the date hereof. All such returns filed are complete and accurate in all material respects. Except as specified in SCHEDULE B, PART 6.20(a), neither Holdings or any of its Subsidiaries, nor any affiliated, consolidated or combined group of which Holdings or any of its Subsidiaries are now or were members, have requested any extension of time within which to file returns (including information returns) in respect of any Borrower Taxes.

                  (b) Except as set forth in SCHEDULE B, PART 6.20(b), all taxes, assessments, fees and other governmental charges (including any penalties or interest thereon) payable by Holdings or any of its Subsidiaries (and any affiliated group of which Holdings or any of its Subsidiaries is now or has been a member) in respect of their incomes, franchises, businesses, properties or otherwise (collectively, "BORROWER TAXES") in respect of periods beginning prior to the date hereof, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in SCHEDULE B, PART 6.20(b) or in the Financial Statements, and neither Holdings or any of its Subsidiaries has any liability for Borrower Taxes in excess of the amounts so paid or reserves so established. All taxes, assessments, fees and other governmental charges (including any penalties or interest thereon) set forth on Schedule B, Part 6.20(b) are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP.

                  (c) Except as set forth in SCHEDULE B, PART 6.20(c), no deficiencies for Borrower Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against Holdings or any of its Subsidiaries and no Liens for Borrower Taxes have been filed. Except as set forth in SCHEDULE B, PART 6.20, there are no pending or, to the best of the knowledge of any Borrower, threatened audits, investigations or claims for or relating to any liability in respect of Borrower Taxes, and there are no matters under discussion with any taxing or other Governmental Authority with respect to Borrower Taxes which are likely to result in a material additional liability for Borrower Taxes. Either the federal income tax returns of each Credit Party have been audited by the Internal Revenue Service and such audits have been closed, or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension, for all years up to and including the Fiscal Year ended December 31, 1995. Except as set forth in SCHEDULE B, PART 6.20, no extension of a statute of limitations relating to Borrower Taxes is in effect with respect to Holdings or any of its Subsidiaries.

                  (d) Except as set forth on SCHEDULE B, PART 6.20(d), neither Holdings or any of its Subsidiaries has any obligation under any tax sharing agreement or agreement regarding payments in lieu of Borrower Taxes.



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         6.21 STATUS OF ACCOUNTS. Each Account of each Borrower is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by such Borrower in the ordinary course of its businesses; the goods and inventory being sold by any Borrower and the Accounts created thereby are the exclusive property of such Borrower and are not and shall not be subject to any Lien whatsoever other than Permitted Liens, those arising under the Security Agreements and such Borrower's customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or controversy (except for Receivables, or the applicable portion thereof, excluded from the Borrowing Base).

         6.22 MATERIAL CONTRACTS AND RESTRICTIONS. SCHEDULE B, PART 6.22 contains a true, correct and complete list of all the Material Contracts currently in effect on the date hereof. None of the Material Contracts contain any restrictions set forth in SECTION 8.13 and all of the Material Contracts are in full force and effect, and no defaults currently exist thereunder.

         6.23 AFFILIATE TRANSACTIONS. Except as set forth on SCHEDULE B, PART 6.23, neither Holdings nor any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of Holdings that is not a Subsidiary or any of such Affiliate's Subsidiaries is a party except (a) in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business, including transfer pricing arrangements, and (b) upon fair and reasonable terms no less favorable to such Borrower and such Subsidiary than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

         6.24 ACCURACY AND COMPLETENESS OF INFORMATION. All factual information furnished by or on behalf of Holdings or any of its Subsidiaries in writing to an Agent, any Lender, or the Auditors for purposes of or in connection with this Credit Agreement or any of the other Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

         6.25 RECORDING TAXES AND FEES. All mortgage recording taxes, recording fees and other charges payable in connection with the filing and recording of the Credit Documents have either been paid in full by the Borrowers or arrangements for the payment of such amounts satisfactory to the Agent shall have been made.

         6.26 NO ADVERSE CHANGE OR EVENT. Except as set forth on SCHEDULE B,
PART 6.26, since December 31, 2001, no change in the business, assets, Liabilities, financial condition, results of operations or business prospects of Holdings or any of its Subsidiaries or the Subject Business (or any of the Subsidiaries of Seller included therein) has occurred, and no event has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Effect. Holdings and Borrowers acknowledge that an adverse change may have occurred, and such an event may have occurred or failed to occur, at any particular time notwithstanding the fact that at such time no Default or Event of Default shall have occurred and be continuing.



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         6.27 INTENTIONALLY OMITTED.

         6.28 ACCOUNTS. Except for the Disbursement Account, the Depository Account, the Concentration Account and the accounts set forth on SCHEDULE B,
PART 6.28, no Credit Party maintains or otherwise has any (a) checking, savings or other accounts at any bank or other financial institution, (b) investment account, securities account, commodity account or any similar account with any securities intermediary or commodity intermediary or (c) other account where money is or may be deposited or maintained with any Person. SCHEDULE B, PART
6.28 sets forth the name of each financial institution, securities intermediary, commodity intermediary or other Person at which any account described above is maintained, the account number for each such account and the purpose of each such account.

         6.29 SUBSIDIARIES, ETC. Neither the Canadian Borrower or any of the Canadian Subsidiaries whose book value of assets is greater than 5% of the book value of the assets of the Canadian Borrower on a consolidated basis or whose gross sales are greater than 5% of the gross sales of the Canadian Borrower on a consolidated basis as set out in the most recently delivered financial statements of the Canadian Borrower, is an unlimited liability company. None of the shareholders of either the Canadian Borrower or the Canadian Subsidiaries is a party to any unanimous shareholder's agreement or other similar agreement relating to shares owned by such shareholder.

                                    ARTICLE 7

                              AFFIRMATIVE COVENANTS

                  Until the Expiration Date and payment and satisfaction of all
Obligations:

         7.1 FINANCIAL INFORMATION. The Borrowers shall furnish or cause to be furnished to the Lenders the following information within the following time periods:

                  (a) as soon as available and in any event within five Business Days after filing with the Securities and Exchange Commission but in no event later than ninety (90) days after the end of each fiscal year of the Borrowers
(i) audited Financial Statements as of the close of the fiscal year and for the fiscal year, together with comparisons to the Financial Statements for the prior year and to the most recent projections with respect to such fiscal year delivered pursuant to CLAUSE (d) of this SECTION 7.1, in each case accompanied by (a) an unqualified opinion of the Auditors, which opinion shall be in scope and substance satisfactory to the US Agent in its sole discretion, (b) such Auditors' "Management Letter" to Holdings, (c) an explanation of any material variances from the above-referenced Financial Statements and projections, (d) a written statement signed by the Auditors stating that in the course of the regular audit of the business of Holdings and its Subsidiaries which audit was conducted by the Auditors in accordance with generally accepted auditing standards, the Auditors have not obtained any knowledge of the existence of any Default or Event of Default under any provision of this Credit Agreement, or, if such Auditors shall have obtained from such examination any such knowledge, they shall disclose in such written statement the existence of the Default or Event of Default and the nature thereof, it being understood that such Auditors shall have no liability, directly or indirectly, to anyone for failure to obtain knowledge of any such Default or Event of Default, (ii) a narrative discussion of the consolidated



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financial condition and results of operations and the consolidated liquidity and capital resources of Holdings and its Subsidiaries for such fiscal year, prepared by the chief executive officer or chief financial officer of Holdings and (iii) a compliance certificate substantially in the form of EXHIBIT D along with a schedule in form and substance satisfactory to the US Agent of the calculations used in determining, as of the end of such fiscal year, whether the Borrowers were in compliance with the covenants set forth in SECTIONS 7 and 8 of this Credit Agreement for such year. To the extent that Holdings' annual report on Form 10-K contains any of the foregoing items, the Lenders will accept such Form 10-K in lieu of such items;

                  (b) as soon as available and in any event within five Business Days after filing with the SEC but in no event later than forty-five (45) days after the end of each fiscal quarter of the Borrowers (other than the last quarter of the fiscal year with respect to which such reports shall be delivered within ninety (90) days after the end of the quarter) (i) Financial Statements as at the end of and for such period and for the fiscal year to date, except that statements of cash flows for such period are not required to be provided on a consolidating basis by entity so long as consolidated cash flow statements are provided on the basis of guarantors (of US Loans) versus non-guarantors, together with comparisons to the Financial Statements for the same periods in the prior year and to the most recent projections with respect to such fiscal year delivered pursuant to CLAUSE (d) of this SECTION 7.1, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief executive officer or chief financial officer of Holdings as having been prepared in accordance with GAAP, (ii) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of Holdings and its Subsidiaries for such period and for the fiscal year to date prepared by the chief executive officer or chief financial officer of Holdings (iii) a compliance certificate substantially in the form of EXHIBIT D along with a schedule in form and substance satisfactory to the US Agent of the calculations used in determining, as of the end of such fiscal quarter, whether the Borrowers were in compliance with the covenants set forth in ARTICLES 7 AND 8 of this Credit Agreement for such quarter; (iv) such update of Schedule B to this Credit Agreement as is necessary to render the representations and warranties contained in this Credit Agreement and in each other Credit Document true and correct in all material respects (subject to the additional information disclosed in such updated schedules) on and as of the date such updated schedules are delivered as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date and (v) the "IP Supplement" required by SECTION 5(c) of the Security Agreement or the "Confirmation" required by Section 2.2(7) of the applicable Canadian Security Agreement. To the extent that Holdings's quarterly report on Form l0-Q contains any of the foregoing items, the Lenders will accept such Form l0-Q in lieu of such items;

                  (c) as soon as available and in any event within five Business Days after filing with the SEC but no later than thirty (30) days after the end of each month (other than the last month of any fiscal quarter with respect to which such reports shall be delivered within forty-five (45) days after the end of the month (other than the last quarter of the fiscal year with respect to which such reports shall be delivered within ninety (90) days after the end of the month)), (i) consolidated and consolidating balance sheets for the Consolidated Entity as at the end of such month, consolidated and consolidating statements of operations for such month and for the fiscal year to date and consolidated statements of cash flows for such month and for the fiscal year to date, together with a comparison to the consolidated and consolidating balance sheets, statements of operations and statements of cash flows for the same periods in the prior year, all in reasonable



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detail and duly certified (subject to year-end audit adjustments) by the chief executive officer or chief financial officer of Holdings as having been prepared in accordance with GAAP, (ii) a comparison of the actual results of consolidated and consolidating operations, consolidated cash flows and capital expenditures by business segment for such month and for the period from the beginning of the current fiscal year through the end of such month (it being agreed such comparison need not include a narrative discussion) with actual results of operations, cash flow and capital expenditures for Holdings and its Subsidiaries for the same periods of the prior fiscal year and (iii) a compliance certificate substantially in the form of EXHIBIT D along with a schedule in form and substance satisfactory to the Agent of the calculations used in determining, as of the end of such month, whether the Borrowers were in compliance with the covenants set forth in ARTICLES 7 AND 8 of this Credit Agreement for such month;

                  (d) not later than forty-five (45) days after the end of each fiscal year commencing with the fiscal year ending December 31, 2003, quarterly projections of the consolidated and consolidating (by business segment) financial condition and results of operations of the Consolidated Entity for the following fiscal year, and annual projections for each subsequent fiscal year through and including the fiscal year in which the Expiration occurs, including, but not limited to, projected consolidated and consolidating (by business segment) balance sheets, consolidated and consolidating (by business segment) statements of operations, and consolidated statements of cash flows.

                  (e) a copy of the state and federal income tax returns of Holdings, each Borrower and each Subsidiary of each Borrower within thirty (30) days after they are filed with the appropriate taxing authorities, if and when requested in writing by US Agent;

                  (f) upon request by the US Agent at any time and in any event within fifteen (15) Business Days after the last Business Day of each month, and within one Business Day of the occurrence of any Asset Sale in which Accounts or Inventory are sold (other than Inventory in the ordinary course of business), a borrowing base certificate in the form of Exhibit E (the "BORROWING BASE CERTIFICATE") with all supporting detail as US Agent may from time to time require, duly completed, detailing (i) each Borrower's understanding as to which Accounts or Inventory constitute Eligible Accounts Receivable and Eligible Inventory as of the last day of such month, or, in the case of a Borrowing Base Certificate delivered in connection with an Asset Sale, as of the consummation of such Asset Sale (or such other date as the US Agent may specify in such request), (ii) the market value of the reported Inventory including a discussion of the Borrowers' basis for determining same, and (iii) each Borrower's capacity to borrow in compliance with the Existing Senior Note Indenture and the New Senior Note Indenture, and certified by the chief executive officer or chief financial officer of Holdings and subject only to adjustment upon completion of the normal year-end audit of physical inventory and, in addition, each Borrowing Base Certificate shall have attached to it such additional schedules and/or other information, including, without limitation, accounts receivable aging, accounts payable aging and Inventory report, as the US Agent may request;

                  (g) promptly and in any event within two (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of Holdings specifying the nature thereof and the proposed response thereto, each in reasonable detail;



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

                  (h) promptly after the earlier of the mailing or filing thereof, copies of all 10-Ks, 10-Qs, 8-Ks, definitive proxy statements, annual reports, quarterly reports, effective registration statements and any other filings or other communications of information material to the Lenders made by Holdings or any of its Subsidiaries to holders of its respective publicly traded securities or the Securities Exchange Commission from time to time pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended; and

                  (i) from time to time, such further information regarding the Collateral, business affairs and prospects and financial condition of Holdings, and each of its Subsidiaries as either Agent may reasonably request.

         7.2 INVENTORY. Upon the request of an Agent from time to time, each Borrower shall provide to such Agent written statements listing items of Inventory in reasonable detail as requested by such Agent. Each Borrower shall conduct or cause to be conducted annually a physical count of the Inventory and, a copy of such count shall be promptly supplied to the requesting Agent accompanied by a report of the Value (valued at the first-in-first-out method) of such Inventory. Each Borrower shall conduct such a physical count at such other times and as of such dates as an Agent shall reasonably request. In addition to, and not in limitation of, the foregoing, at any time and from time to time either Agent may conduct (or engage third parties to conduct) such field examinations, appraisals, verifications and evaluations of the Inventory as such Agent shall deem necessary or appropriate in the exercise of its sole discretion.

         7.3 CORPORATE EXISTENCE AND COMPLIANCE WITH LAWS. Holdings shall, and shall cause each of its Subsidiaries to, (a) maintain its corporate existence (except that any Subsidiary of any Borrower may merge with any other Wholly-Owned Subsidiary of any Borrower, or with any other Borrower, any Credit Party (other than a Canadian Borrower) may merge with any other Credit Party, and any Canadian Borrower may merge with any other Canadian Borrower, in each case, upon providing US Agent with ten (10) days prior written notice) and maintain in full force and effect all licenses, bonds, franchises, leases, trademarks and qualifications to do business, and all patents, contracts and other rights necessary or advisable to the profitable conduct of their businesses, (b) continue in, and limit their operations to, the same general lines of business as presently conducted by it, and (c) comply, in all material respects, with all Requirements of Law applicable to its business, its operations and to the Collateral. The foregoing shall not prohibit or restrict any liquidation or dissolution of a Foreign Subsidiary.

         7.4 ERISA. Each Borrower shall deliver to the US Agent, at such Borrower's expense, the following information at the times specified below:

                  (a) within thirty (30) days after the filing thereof with the DOL, Internal Revenue Service or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Title IV Plan and copies of each annual report for any Multiemployer Plan;

                  (b) within thirty (30) days after receipt by Holdings, any Subsidiary of Holdings or any ERISA Affiliate of each actuarial report for any Title IV Plan, Multiemployer Plan or Retiree Welfare Plan and each annual report for any Multiemployer Plan, copies of each such report;



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

                  (c) within ten (10) days after the occurrence thereof, notification of the establishment of any new Title IV Plan or the commencement of contributions to any Title IV Plan to which Holdings or any Subsidiary thereof or any ERISA Affiliate was not previously contributing;

                  (d) within ten (10) days prior to (i) the filing of a notice with the PBGC with respect to any Reportable Event which requires by regulation 30 days advance notice and (ii) the date of the Reportable Event for any Reportable Event which by regulation post-event notice is required to be filed with the PBGC, a description of the facts and circumstances which constitute the Reportable Event for which a filing with the PBGC is required under Section 4043 of ERISA; and

                  (e) within three (3) days upon the occurrence thereof, any event or condition referred to in CLAUSES (i) THROUGH (vii) of SECTION 9.1(i), if such event or condition shall constitute an Event of Default.

                  Holdings and its Subsidiaries shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, and all other Requirements of Law, other than to the extent that Holdings or any such Subsidiary (i) is in good faith contesting by appropriate proceedings the validity or application of any such provision, law, rule, regulation or interpretation and (ii) has made an adequate reserve or other appropriate provision therefor as required in order to be in conformity with GAAP.

         7.5 BOOKS AND RECORDS. Holdings agrees to maintain, and to cause each of its Subsidiaries to maintain, books and records, including those pertaining to the Collateral, and all originals of all negotiable instruments of title, letters of credit and chattel paper that evidences Collateral, in such detail, form and scope as is consistent with good business practice, and agrees that such books and records will reflect the appropriate Agent's and Lenders' respective interests in its Accounts. Each Borrower agrees that the US Agent (or, in the case of a Canadian Borrower, Canadian Agent) or its agents may enter upon the premises of such Borrower or any Subsidiary of such Borrower at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence of a Default, and which has not otherwise been waived pursuant to
SECTION 11.10, for the purposes of (a) conducting field examinations and appraisals and inspecting, evaluating and verifying the Collateral (at such Borrower's expense), (b) inspecting and/or copying (at such Borrower's expense, and with such clerical and other assistance as may be reasonably requested) any and all records pertaining thereto and (c) discussing the business affairs and prospects and financial condition of such or any other Borrower and each Subsidiary of such or any other Borrower with any officers, employees and directors of such Borrower or such Subsidiary or with the Auditors. Each Borrower shall give the US Agent (or, in the case of a Canadian Borrower, Canadian Agent) thirty (30) days prior written notice of any change in the location of any Collateral or the above-referenced books and records to a location not covered by a filed financing statement (excluding (i) movement of Inventory on consignment or otherwise stored on site with customers of a Credit Party and not included in the Borrowing Base, and (ii) movement of Equipment not included in the Borrowing Base as needed for repair) or in the location of its chief executive office or place of business from the locations specified in SCHEDULE B, and each Borrower shall execute in advance of such change and cause to be filed and/or delivered to each Agent any financing statements,



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Collateral Access Agreements or other documents required by the Agent, all in form and substance satisfactory to such Agent. Each Borrower agrees to advise the US Agent (or, in the case of a Canadian Borrower, Canadian Agent) promptly, in sufficient detail, of any substantial changes relating to the type, quantity or quality of the Collateral, or any event which singly or in the aggregate reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the Liens granted for the benefit of such Agent, the Lenders and the Issuing Banks thereon.

         7.6 COLLATERAL RECORDS. Each Borrower agrees to execute and deliver, and to cause each Credit Party to execute and deliver, to each Agent, from time to time, solely for the Agents' convenience in maintaining a record of the Collateral, such written statements and schedules as either such Agent may reasonably require, including those described in SECTION 7.1 of this Credit Agreement, designating, identifying or describing the Collateral. The failure by any Borrower or any other Credit Party, however, to promptly give either Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Credit Documents.

         7.7 SECURITY INTERESTS. Each Borrower shall, and shall cause each Credit Party to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Each Borrower shall, and shall cause each Credit Party to, comply with the requirements of all state and federal laws (or the Canadian equivalent, as applicable) in order to grant to the Agents, the Lenders and the Issuing Banks valid and perfected first priority security interests subject only to the Liens identified on SCHEDULE H as being prior to an Agent's Liens in the Collateral, with perfection, in the case of any investment property, being effected by giving an Agent control of such investment property and by the filing of a UCC financing statement with respect to such investment property (or the Canada equivalent, as applicable). The Agents are each hereby authorized by each Borrower to file any UCC financing statements covering the Collateral whether or not such Borrower's signatures appear thereon. Each Borrower shall, and shall cause each Credit Party to, do whatever either Agent may reasonably request, from time to time, to effect the purposes of this Credit Agreement and the other Credit Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; entering into Control Agreements with respect to any deposit account, investment account, securities account, commodity account or any other similar account permitted to be maintained by any Borrower or any other Credit Party hereunder (collectively, the "DEPOSITORY ACCOUNTS"); cooperating with such Agent's representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees; and, paying claims which might, if unpaid, become a Lien on the Collateral.

         7.8 INSURANCE; CASUALTY LOSS.

                  (a) Each Borrower agrees to maintain, and to cause each other Credit Party to maintain, public liability insurance, third party property damage insurance and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are customary for the industry and at all times satisfactory to the Agent in its commercially reasonable judgment. All policies covering the Collateral are to name the US Agent (or, in the case of policies held by a Canadian Borrower, Canadian Agent) as an additional insured and the loss payee in case of loss, and are to contain such other provisions as such Agent may reasonably require to fully protect the interest of the Lenders in the Collateral and



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

to any payments to be made under such policies. Each Borrower shall provide written notice to the Agents of the occurrence of any of the following events as soon as practicable, but in any event within ten (10) Business Days after the occurrence of such event: any asset or property owned or used by such Borrower or any of its Subsidiaries is (a) damaged or destroyed, or suffers any other loss; or (b) condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purposes for which such asset or property was used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value which is in excess of $2,000,000 (collectively, a "Casualty Loss"). Each Borrower shall diligently file and prosecute, or cause to be filed and prosecuted, all claims for any award or payment in connection with a Casualty Loss with respect to such Borrower. In the event of a Casualty Loss with respect to any Borrower, and so long as no Event of Default has occurred and is continuing, such Borrower shall pay to the appropriate Agent the amounts required pursuant to Section 2.4(f) for application as provided therein. After the occurrence and during the continuance of an Event of Default, (a) no settlement on account of any such Casualty Loss with respect to any Borrower shall be made without the consent of the US Agent (or, in the case of a Canadian Borrower, Canadian Agent), (b) such Agent may participate in any such proceedings and the appropriate Borrower shall deliver to such Agent such documents as may be requested by such Agent to permit such participation and shall consult with the Agent, its attorneys and agents in the making and prosecution of such claim or claims and (c) the appropriate Borrower shall deliver all insurance proceeds and payments received by the Borrower or any of its Subsidiaries on account of damage, destruction, loss, condemnation or eminent domain proceedings to the appropriate Agent. After the occurrence and during the continuance of an Event of Default, such Agent may, at its election and in its sole discretion, (a) apply the proceeds realized from Casualty Losses to payment of accrued and unpaid interest or outstanding principal under Loans or any other Obligations then due and payable, (b) hold such proceeds as additional Collateral to secure any other Obligations then due and payable or
(c) pay such proceeds to the appropriate Borrower to be used to repair, replace or rebuild the asset or property or portion thereof that was the subject of the Casualty Loss. Each US Borrower hereby irrevocably authorizes and appoints the US Agent and each Canadian Borrower hereby irrevocably authorizes and appoints the Canadian Agent, as its attorney-in-fact, and agrees that, upon request, it will cause Credit Party to authorize and appoint the US Agent (or, in the case of any Subsidiary of a Canadian Borrower, Canadian Agent), after the occurrence and during the continuance of an Event of Default, to collect and receive any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and each Borrower shall, upon demand of an Agent, make, execute and deliver, and cause each other Credit Party to make, execute and deliver, any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to such Agent for the benefit of such Agent, the Lenders and the Issuing Banks, free and clear of any encumbrances of any kind or nature whatsoever.

         7.9 BORROWER'S TAXES. Each Borrower agrees to pay, within five (5) Business Days after the date due, and to cause each of the other Credit Parties to pay when due, all Borrower Taxes lawfully levied or assessed against such Borrower or such Credit Party or any of their properties, including any of the Collateral, before any penalty or interest accrues thereon; PROVIDED that, unless such Borrower's Taxes have become a tax or ERISA Lien on any of the assets of such Borrower or any such Credit Party, no such Borrower Taxes need be paid if the same is being



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

contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted, the Agent is advised in writing of such fact and of details relevant thereto, and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

         7.10 ENVIRONMENTAL MATTERS.

                  (a) Each Borrower shall, and shall cause each Credit Party to, conduct its business so as to comply in all material respects with all Environmental Laws, including without limitation, compliance in all material respects with the terms and conditions of all permits and governmental authorizations, except to the extent that any such Person is contesting, in good faith by appropriate legal proceedings, any such Environmental Law or interpretation thereof or application thereof.

                  (b) If any Borrower or any other Credit Party shall receive written notice of any material Environmental Claim with respect to any such Person, the Borrowers shall provide the Agents and the Lenders with a copy of such notice within ten (10) days after the receipt thereof. Within ten (10) days after any Borrower or any other Credit Party learns of the enactment or promulgation of any Environmental Law which reasonably could be expected to have a Material Adverse Effect, the Borrowers shall provide the Agents and the Lenders with notice thereof. Each Borrower shall, and shall cause each other Credit Party to, promptly take all reasonable actions necessary to prevent the imposition of any Liens on any Real Estate arising out of or related to any environmental matters. At the written request of an Agent (which request will not be made unless (i) such Agent receives notice pursuant to this Section 7.10(b), (ii) such Agent otherwise reasonably believes any Borrower or any other Credit Party may be in violation of an Environmental Law or (iii) an Event of Default has occurred and is continuing), at the sole cost and expense of the Borrowers, the Borrowers shall retain an environmental consulting firm, satisfactory to such Agent in its commercially reasonable judgment, to conduct an environmental review, audit or investigation of the specific items as requested by such Agent relating to the Real Estate and provide to such Agent and each Lender a copy of any reports delivered in connection therewith. At the request of an Agent, the Borrowers shall provide such Agent with any additional information relating to environmental matters and any potential related liability resulting therefrom as the Agent may reasonably request.

                  (c) For purposes of this Section 7.10, "material" means any noncompliance or basis of liability that reasonably would be expected to subject any Credit Party to liability in excess of $500,000.

         7.11 USE OF PROCEEDS. The proceeds of the Term Loans together with the proceeds of the initial Revolving Loans and the proceeds of the Debt Financing and the Equity Financing may be applied by the Borrowers to fund the Acquisition Financing Requirements, and any subsequent Loans made hereunder shall be used by the Borrowers solely for the Borrowers' working capital purposes; provided, however, that (i) proceeds of Loans to Reed shall not be used to finance the acquisition of Reed and (ii) any proceeds of Loans used to provide the acquisition of Reed or its Affiliates shall be loaned by the Borrowers to Parent or the acquiring entity (rather than distributed in respect of equity to Parent). The Borrowers shall not use any portion of the proceeds of any such Loans for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of



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

the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

         7.12 FISCAL YEAR. Each Borrower agrees to maintain its fiscal year as a year ending December 31st unless otherwise required by law, in which case such Borrower will give the Agents at least thirty (30) days prior written notice thereof.

         7.13 NOTIFICATION OF CERTAIN EVENTS. Each Borrower agrees that it shall promptly (but, in the case of CLAUSE (g), in any event within five (5) Business Days after such Borrower learns of any such proceeding, change, development or event) notify the Agent of:

                  (a) any Material Contract of such Borrower or any other Credit Party that is terminated or amended in any material respect or any new Material Contract that is entered into (in which event such Borrower shall provide the Agents with a copy of such Material Contract);

                  (b) any material change or amendment of the material terms upon which suppliers of such Borrower or any other Credit Party as a group do business with such Borrower or Credit Party;

                  (c) the entry of any order, judgment or decree in excess of $2,000,000 against such Borrower or any or any of their respective properties or assets;

                  (d) receipt by such Borrower or any other Credit Party of any notification of a material violation of any Requirement of Law from any Governmental Authority;

                  (e) the enactment or promulgation of any Requirement of Law or any other actual or prospective change, development or event which in each case has had or could reasonably be expected to have a Material Adverse Effect;

                  (f) any proceedings being instituted or threatened to be instituted by or against such Borrower or any other Credit Party, before any Governmental Authority or arbitrator which is seeking injunctive relief or damages in excess of $2,000,000;

                  (g) the formation or acquisition of any new Subsidiary of Holdings other than Foreign Subsidiaries that are not directly owned by a Credit Party; and

                  (h) any Event of Default or Default.

         7.14 INTELLECTUAL PROPERTY. Each Borrower shall, and shall cause each other Credit Party to, do and cause to be done all things necessary to preserve and keep in full force and effect all of such Person's Intellectual Property except for such Intellectual Property, other than trade names, that are obsolete, unnecessary to any Credit Party's business or having no value. The foregoing shall not prohibit or limit the licensing of Intellectual Property to any Person as any Borrower may deem necessary to the successful conduct of its business. Furthermore, for avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, so long as no Event of Default shall have occurred and be continuing, nothing contained in this Agreement shall prohibit or limit the



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

licensing of Intellectual Property to any Person as any Borrower may deem necessary to the successful conduct of its business.

         7.15 MAINTENANCE OF PROPERTY. Each Borrower agrees to keep, and to cause each other Credit Party to keep, all tangible property useful and necessary to its respective businesses in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) in accordance with their past operating or industry practices with respect to any of its properties but the terms hereof shall not limit dispositions of tangible property otherwise permitted hereunder.

         7.16 FURTHER ASSURANCES. Each Borrower shall take, and shall cause each other Credit Party to take, all such further actions and execute all such further documents and instruments as either Agent may at any time reasonably determine in its sole discretion to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of either Agent on the Collateral.

         7.17 CHANGES IN MARKET. Each Borrower agrees that the Agent shall be entitled, after consultation with the Borrowers and until the Syndication Date, to change the terms and conditions, pricing and structure of the credit facilities extended hereunder if the US Agent reasonably determines that such changes are advisable to ensure the successful initial syndication of the Credit facilities, provided, that the Total Commitments remain unchanged.

         7.18 EXECUTION OF CREDIT DOCUMENTS BY NEW DOMESTIC SUBSIDIARIES. Within fifteen (15) Business Days after the incorporation, organization or acquisition of any Domestic Subsidiary or any Canadian Subsidiary, such Domestic Subsidiary or Canadian Subsidiary shall execute counterparts to the Subsidiary Guaranty, the Security Agreement and any other applicable Credit Documents executed by the Subsidiary Guarantors; provided that any Subsidiary Guaranty executed by a Canadian Subsidiary shall guarantee only the Obligations of the Canadian Borrowers.

         7.19 PLEDGE OF SECURITIES OF NEW FOREIGN SUBSIDIARIES. Within three (3) Business Days (or such longer period of time as the US Agent may agree, up to 90 days) after the incorporation, organization or acquisition of any Foreign Subsidiary the equity interests of which are owned directly by a Credit Party other than a Canadian Borrower, such Credit Party shall deliver to Agent a pledge, in form and substance acceptable to the Agent, of 65% of the Capital Securities of such Foreign Subsidiary. Within thirteen (13) months after the Closing Date, in the case of Reed Canada, and within six (6) months after the incorporation, organization or acquisition of any other Foreign Subsidiary owned by a Canadian Borrower, the appropriate Canadian Borrower shall cause such Foreign Subsidiary to amalgamate with such Canadian Borrower or shall cause 100% of the Capital Securities of such Foreign Subsidiary to be pledged to the Canadian Agent, or shall cause 100% of the Capital Securities of such Foreign Subsidiary to be transferred to a Credit Party other than a Canadian Borrower and pledged to the US Agent. After giving effect to any such amalgamation, the Canadian Borrower shall be the surviving entity, and its assets shall not be subject to any Lien that is not otherwise permitted by this Credit Agreement and the Canadian Borrower shall provide evidence satisfactory to the Canadian Agent of the foregoing prior to completion of any such amalgamation.



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

         7.20 FOR SALE PROPERTIES. If Borrowers do not sell the real property listed in the attached SCHEDULE I on or before the date which is one year after the Closing Date, then Borrower shall deliver to Agent with respect to such asset all of the documents required pursuant to Schedule A, Paragraph G of the Credit Agreement, including fully executed and notarized Mortgages, an opinion of counsel reasonably satisfactory to Agent, title insurance policies or unconditional commitments therefor, and copies of all recorded documents listed as exceptions to title.

                                    ARTICLE 8

                               NEGATIVE COVENANTS

                  Until the Expiration Date and payment and satisfaction of all Obligations, each Borrower agrees that:

         8.1 FINANCIAL COVENANTS.

                  MINIMUM FIXED CHARGE COVERAGE RATIO. So long as Revolver Availability after the effectiveness of the Reed Assumption is less than $30,000,000, or if a Trigger Event occurs at any time, then the Fixed Charge Coverage Ratio for the twelve month period ended as of the last day of the Fiscal Quarter ended immediately prior to such event shall not be less than the ratio set forth below opposite each such Fiscal Quarter. Additionally, at the end of each Fiscal Quarter ended after a Trigger Event has occurred, the Fixed Charge Coverage Ratio for the twelve month period then ended shall not be less than the ratio set forth below opposite each such Fiscal Quarter.

                                                                                   MINIMUM FIXED CHARGE
                      FISCAL QUARTER                                                  COVERAGE RATIO
                      --------------                                               --------------------
                      1st Fiscal Quarter, Fiscal Year 2003                                1.1:1.00
                      2nd Fiscal Quarter, Fiscal Year 2003                                1.1:1.00
                      3rd Fiscal Quarter, Fiscal Year 2003                                1.1:1.00
                      4th Fiscal Quarter, Fiscal Year 2003                                1.1:1.00

                      1st Fiscal Quarter, Fiscal Year 2004 and each                       1.2:1.00
                      Fiscal Quarter thereafter

         8.2 CAPITAL EXPENDITURES. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, make or incur Capital Expenditures in any Fiscal Year, in the aggregate for Holdings and its Subsidiaries combined,
(A) in an aggregate amount in excess of the corresponding amount set forth below opposite such Fiscal Year:

                      FISCAL YEAR                     CAPITAL EXPENDITURES
                      -----------                     --------------------
         Fiscal Year ending December 31, 2003             $ 50,000,000
         Fiscal Year ending December 31, 2004             $ 50,000,000
         Fiscal Year ending December 31, 2005             $ 50,000,000
         Fiscal Year ending December 31, 2006             $ 60,000,000



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

; PLUS (b) 50% of the amount permitted to be spent on capital expenditures pursuant to CLAUSE (a) of this SECTION 8.2 in the immediately preceding calendar year and not so used (without regard to any carry over amount from the prior year). No Credit Party shall, directly or indirectly, make any Capital Expenditures that are not substantially related to the Permitted Business.

         8.3 NO ADDITIONAL INDEBTEDNESS. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, incur, create, assume or suffer to exist any Indebtedness other than:

                  (a) Indebtedness secured by Purchase Money Liens (including capital leases and including any such indebtedness listed on Schedule G) not to exceed, in the aggregate for all Borrowers and their respective Subsidiaries combined, $10,000,000 outstanding at any one time, such Indebtedness to be on customary terms and conditions or otherwise approved by the Agent;

                  (b) Indebtedness arising under this Credit Agreement and the other Credit Documents;

                  (c) Indebtedness of any Credit Party or any Foreign Subsidiary to any other Credit Party or to any other Foreign Subsidiary to the extent permitted as an intercompany loan under Section 8.9 hereof;

                  (d) Indebtedness described on SCHEDULE G and any refinancing of such Indebtedness by the existing obligors thereunder; PROVIDED that (i) the aggregate principal amount of such Indebtedness is not increased and such refinancing is on terms and conditions that are (A) no more restrictive than the terms and conditions of the Indebtedness being refinanced and (B) acceptable to the Agents and (ii) the terms of such Indebtedness and refinancings thereof are not otherwise amended or modified in a manner adverse to the interests of any Credit Party or the Lenders;

                  (e) Indebtedness incurred by any Foreign Subsidiary, provided that such indebtedness is not guaranteed by any Credit Party and the aggregate principal amount of Indebtedness incurred in reliance on this Section 8.3(e) shall not at any time exceed $25,000,000 outstanding at any one time;

                  (f) Unsecured Indebtedness incurred by any Domestic Subsidiary or any Canadian Subsidiary, provided that the aggregate principal amount of Indebtedness incurred in reliance on this Section 8.3(f) shall not at any time exceed $10,000,000 outstanding at any one time;

                  (g) Contingent obligations under Permitted Hedging
Transactions;

                  (h) Indebtedness of a Person existing, or any Indebtedness assumed by a Foreign Subsidiary, at the time such Person or any of its assets is acquired by a Foreign Subsidiary pursuant to an acquisition otherwise permitted under this Credit Agreement (provided, however, that the amount of such Indebtedness shall be counted as consideration paid for purposes of Section 8.9(g));

                  (i) Indebtedness of a Person whose business is acquired by Holdings or any Subsidiary thereof provided such Indebtedness is repaid in full upon the closing of such acquisition and in any event on the same Business Day on which it is incurred by any Credit Party or Subsidiary;

                  (j) Guaranties permitted under Section 8.7 hereof; and

                  (k) Indebtedness arising from the transactions described on SCHEDULE K attached hereto.

         8.4 NO LIENS; JUDGMENTS. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, mortgage, assign, pledge, transfer, create, incur, assume, suffer to exist or otherwise permit any Lien (whether as a result of a purchase money or title retention transaction, or other security interest, judgment or otherwise) to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the following (the "Permitted Liens"):

                  (a) Liens granted by such Credit Party pursuant to any Credit Document;

                  (b) Liens listed on SCHEDULE H encumbering only the assets described therein and the proceeds thereof;

                  (c) Purchase Money Liens;

                  (d) Liens of warehousemen, mechanics, material men, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or which are being diligently contested in good faith by such Credit Party by appropriate proceedings;

                  (e) Attachment and judgment Liens securing outstanding liabilities of any Credit Party which individually or in the aggregate for all such Liens are not in excess of $1,000,000 for all Borrowers and their respective Subsidiaries combined (exclusive of (i) any amounts that are duly bonded to the reasonable satisfaction of the Agent or (ii) any amount adequately covered by insurance as to which the insurance company has not disclaimed or disputed in writing its obligations for coverage);

                  (f) Liens for Borrower's Taxes not yet due and payable or which are being diligently contested in good faith by such Borrower by appropriate proceedings, provided that in any such case an adequate reserve is being maintained by such Borrower for the payment of same;

                  (g) Deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance not to exceed an aggregate of $1,000,000 outstanding at any one time for all Borrowers and their respective Subsidiaries combined;

                  (h) Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business not to exceed an aggregate of $5,000,000 outstanding at any one time for all Borrowers and their respective Subsidiaries combined;

                  (i) Zoning restrictions, easements, encroachments, rights-of-way, restrictions, licenses, restrictive covenants, and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Credit Party;

                  (j) Extensions and renewals of any of the permitted Liens described in this Section 8.4, subject to the limitations set forth above; PROVIDED that the aggregate amount of such extended or renewed Liens is not increased and such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed;

                  (k) Judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been made to the extent required by GAAP;

                  (l) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback in favor of collecting or payor banks with respect to money or instruments of any Credit Party on deposit with or in the possession of such bank that do not constitute proceeds of Collateral;

                  (m) Other Liens not described by any of the foregoing on assets (other than Inventory or Accounts) provided that such Liens secure Indebtedness not exceeding $5,000,000;

                  (n) Liens provided by any Foreign Subsidiary on assets not constituting Collateral to secure Indebtedness permitted pursuant to Section 8.3(e) or (h); and

                  (o) Other Liens not described by any of the foregoing on assets of Foreign Subsidiaries not constituting Collateral to secure obligations not constituting Indebtedness and not exceeding $5,000,000.

                  For the purposes of SECTION 8.4(e), (g) AND (h), Liabilities and obligations referred to therein shall remain outstanding, notwithstanding the sale or other disposition of property subject to a Lien permitted thereunder.

         8.5 NO SALE OF ASSETS. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (a) Inventory in the ordinary course of business, (b) obsolete or worn out property disposed of in the ordinary course of business, (c) licenses of Intellectual Property complying with Section 7.14; (d) the short-term rental of Equipment in the ordinary course of business;
(e) the sale, lease, assignment, transfer or other disposition of any or all of the assets (other than Accounts or Inventory) of such Borrower to any other Credit Party, (f) like-kind exchanges of assets of reasonably equivalent value (other than Collateral), and (g) other dispositions of assets up to an aggregate amount of consideration for all such dispositions by all Credit Parties and their respective

Subsidiaries not to exceed $40,000,000 plus the amount of consideration received within 180 days after the Closing Date in respect of dispositions of any of the assets described on SCHEDULE I, plus the amount of consideration received from sales of assets to Foreign Subsidiaries, up to an aggregate amount of consideration not to exceed $1,000,000; provided that (i) such other dispositions are for fair value; (ii) 100% of the consideration for each of such other dispositions is received by the appropriate Borrower in the form of cash, except that the Credit Parties and their respective Subsidiaries may receive up to an aggregate of $10,000,000 of non-cash consideration for all such dispositions of assets; and (iii) all amounts required to be paid pursuant to
Section 2.4(e) shall have been paid.

         8.6 NO CORPORATE CHANGES. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, merge, consolidate or otherwise alter or modify such Borrower's or such Subsidiary's Governing Documents, corporate name, jurisdiction of incorporation, mailing addresses, principal places of business, structure, status or existence, or enter into or engage in any operation or activity materially different from that currently being conducted by such Borrower or such Subsidiary, except that, provided that no Default or Event of Default shall exist or result therefrom, (i) any Credit Party (other than a Canadian Borrower) may merge into any other Credit Party, provided that if a Borrower is a party such merger, such Borrower shall be the continuing or surviving entity, (ii) any Canadian Borrower may merge into any other Canadian Borrower, (iii) any Subsidiary of a Borrower, or any other Person pursuant to an Investment permitted pursuant to Section 8.9(g), may be merged or consolidated with or into another such Subsidiary or any other Borrower, provided that if a Borrower is a party such merger, such Borrower shall be the continuing or surviving entity, and (iv) Star Operating Company, or any Credit Party other than Holdings or a Borrower (other than Star Operating Company) may be sold or merged into another Person in connection with an Asset Sale permitted by Section 8.5, provided that, upon and as a condition precedent to any such sale or merger, Star Operating Company or such Credit Party shall cease to be a Borrower or Credit Party (as appropriate) and the Credit Parties shall enter into such documentation as the US Agent may deem appropriate to remove Star Operating Company as a Borrower or remove such Person as a Credit Party, as appropriate. Furthermore, notwithstanding anything to the contrary in the foregoing, a Credit Party may change its name or may modify its Governing Documents provided that (i) any such change to Governing Documents shall not be adverse to the interests of the Agents or the Lenders (as determined by the appropriate Agent in its Permitted Discretion) and (ii) such Credit Party delivers written notice of such change to the appropriate Agent no less than thirty (30) days in advance of the effectiveness of the change (or such lesser period as the Agent may agree in its discretion), which notice shall include copies of the documentation effecting any such change in a Credit Party's Governing Documents. No Subsidiary of Holdings may issue Capital Securities to a Person other than a Credit Party, except that a Foreign Subsidiary, the equity interests of which are not held by a Credit Party, may issue Capital Securities to another Foreign Subsidiary or directors' qualifying shares.

         8.7 NO GUARANTIES. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, issue or assume any Guaranty with respect to the Liabilities of any other Person, including any Subsidiary or Affiliate of such or any other Borrower, except (a) indemnities given in connection with this Credit Agreement or the other Credit Documents in favor of the Agent; (b) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (c) by the giving of indemnities in connection with the sale of Inventory, other asset or business dispositions, or provision of services permitted hereunder, (d) Indebtedness permitted to be incurred pursuant to SECTION 8.3 (other than Foreign Subsidiary Indebtedness permitted by Section 8.3(e)); (e) Guarantees by Credit Parties of obligations of other Credit Parties; (f) Guarantees by Foreign Subsidiaries of obligations of other Foreign Subsidiaries;
(g) Guarantees by Credit Parties of Indebtedness of Foreign Subsidiaries, provided no such Guaranty results in a breach of Section 8.8(b); and (h) Guarantees by Credit Parties of contractual performance obligations of Foreign Subsidiaries not constituting Indebtedness (it being understood that no payment in performance of any Credit Party's obligations under any such Guaranty may be made if such payment would result in a breach of SECTION 8.8(b)).

         8.8 NO RESTRICTED PAYMENTS; PAYMENTS IN RESPECT OF FOREIGN SUBSIDIARIES. (a) No Credit Party shall, directly or indirectly make any Restricted Payment except (i) dividends and distributions by Subsidiaries of any Borrower paid to such Borrower, (ii) so long as no Event of Default has occurred and is continuing, dividends to Holdings or any of its Subsidiaries to the extent permitted by applicable law; (iii) payments made to one or more Credit Parties to the extent such payments are made on account of an intercompany debt permitted pursuant to Section 8.9(e); (iv) Grant Prideco, Inc. may make offsets against and acquisitions of Capital Securities of Grant Prideco, Inc. in satisfaction of customary indemnification and purchase price adjustment obligations owed to Grant Prideco, Inc. and its Subsidiaries under acquisition arrangements in which Capital Securities of Grant Prideco, Inc. was issued as consideration for the acquisition, provided that the only consideration exchanged by any Credit Party in connection with any such acquisition is the relief, satisfaction or waiver of claims of such Credit Party under such acquisition arrangements; (v) payments payable solely in shares of Qualified Stock of Grant Prideco, Inc. or warrants, rights or options to acquire shares of Capital Securities of Grant Prideco, Inc. including, without limitation, any stock split or stock dividend effected by Grant Prideco, Inc.; (vi) Grant Prideco, Inc. may purchase, redeem, retire or otherwise acquire any shares of its Capital Securities in exchange for Qualified Stock of Grant Prideco, Inc.;
(vii) purchases or acquisitions of Capital Securities of Grant Prideco, Inc. relating to Grant Prideco, Inc. Executive Deferred Compensation Plans or employee benefit plans for tax withholding or pursuant to the cashless exercise of stock options or warrants in connection with customary and reasonable employee compensation programs to the extent the same are treated as expenses in calculating Consolidated Net Income, and purchases or acquisition of such Capital Securities, Inc. for the same purposes but not treated as expenses, in the aggregate amount not to exceed $5,000,000, in each case so long as such purchase or exercise has been approved by the Board of Directors of Grant Prideco, Inc.; and (viii) other Restricted Payments not to exceed in the aggregate amount $5,000,000.

                  (b) Net Payments in respect of Foreign Subsidiaries shall not exceed $20,000,000 at any time. Notwithstanding anything to the contrary in the preceding sentence, the transactions described on Schedule K may be conducted and shall not be factored in the calculation of Net Payments in respect of Foreign Subsidiaries for purposes of the preceding sentence, provided all of such transactions are conducted within the time period specified in Schedule K and provided that the transactions described on Schedule K taken together as a whole, upon the completion of all such transactions, result in an amount of Net Payments in Respect of Foreign Subsidiaries equal to approximately zero.

         8.9 NO INVESTMENTS. No Credit Party shall, directly or indirectly, make any Investment in any Person other than:



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                  (a) Advances or loans made in the ordinary course of business to employees not to exceed in the aggregate for all Credit Parties combined, $500,000, outstanding at any one time to any one employee and $2,000,000 in the aggregate outstanding at any one time;

                  (b) Cash Equivalents, subject to the requirement of SECTION
8.16 and the restrictions in SECTION 8.17, and other investments outstanding on the date hereof and listed on Schedule B, Part 8.9;

                  (c) Interest-bearing demand or time deposits (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program, subject to the requirement of SECTION 8.16, however, provided that such Borrower may, in the ordinary course of its business, maintain in its disbursement accounts from time to time accounts in excess of then applicable FDIC or other program insurance limits;

                  (d) Guaranties permitted under SECTION 8.7;

                  (e) Intercompany loans made by any Credit Party or any Foreign Subsidiary to any Credit Party either in existence on the date hereof and scheduled on SCHEDULE G or made after the Closing Date and otherwise permitted under this Credit Agreement; PROVIDED that, in any such case, (i) each Credit Party or Subsidiary receiving such loans shall have executed and delivered to the lending Credit Party or Foreign Subsidiary a subordinated demand note, in form and substance satisfactory to Agent, to evidence such intercompany loans which demand note shall be pledged, in the case of a Credit Party as payee of such note (but no pledge of any note shall be required when the payee of any such note is a Foreign Subsidiary), to Agent as additional collateral security for the Obligations, (ii) each such Credit Party or Subsidiary shall record all intercompany transactions on its books and records in a manner satisfactory to Agent, (iii) at the time any such intercompany loan is made, and after giving thereto, each such Credit Party is solvent as described in SECTION 6.2 hereof,
(iv) no Default or Event of Default exists or would occur after giving effect to such intercompany loan, (v) the obligations of each Credit Party under any such intercompany loan shall be subordinated to the Obligations of such Credit Party hereunder or under any other Credit Document in a manner satisfactory to Agent; and (vi), in the case of a loan by a Foreign Subsidiary, no payment in respect of such loan shall be made if it would result in a breach of Section 8.8(b);

                  (f) Intercompany loans made by any Credit Party to a Foreign Subsidiary either in existence on the date hereof and scheduled on SCHEDULE G or made after the Closing Date and permitted under this Credit Agreement; PROVIDED that, in the case of such intercompany loans made after the Closing Date, (i) each Foreign Subsidiary receiving such loans shall have executed and delivered to the lending Credit Party a subordinated demand note, in form and substance satisfactory to Agent, to evidence such intercompany loans which demand note shall be pledged to Agent as additional collateral security for the Obligations (except that loans by Holdings to Grant Prideco Canada Ltd. which are reported as equity consideration for U.S. tax purposes are not required to be pledged hereunder), (ii) each such Credit Party shall record all intercompany transactions on its books and records in a manner satisfactory to Agent, (iii) at the time any such intercompany loan is made, and after giving thereto, each such Credit Party is solvent as described in SECTION 6.2 hereof, (iv) no Default or Event of Default exists or would occur after giving effect to such intercompany loan, (v) the obligations of each Credit Party under any such intercompany loan shall be subordinated to the Obligations of such Credit Party hereunder or under any other



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Credit Document in a manner satisfactory to Agent, and (vi) the making of such
Intercompany Loan to such Foreign Subsidiary shall not result in a breach of
Section 8.8(b);

                  (g) Acquisitions of Capital Securities of any Person or assets of a Person comprising a business (subject to all other restrictions set forth in this Credit Agreement) including Capital Securities of a new Domestic Subsidiary or Canadian Subsidiary, and investments in or loans to Intelliserv/Composite not exempted by Section 8.9(l), below, provided (i) any such Capital Securities and/or assets shall be pledged to the Agents, in their capacities as collateral agents, (ii) that such investments in Intelliserv/Composite and the amount of consideration paid (cash or otherwise, including any existing Indebtedness of such Person or assumed Indebtedness permitted by Section 8.3(h) and excluding any consideration paid in Qualified Stock of Grant Prideco, Inc. as permitted in (i) below) for such Capital Securities and/or assets shall not exceed in value $25,000,000 per year or $50,000,000 in the aggregate and (iii) that immediately after giving effect to any such investment or acquisition on a pro forma basis, the Revolver Availability would be no less than $30,000,000. For avoidance of doubt, the exemption created by this Section 8.9(g) does not exempt investments in existing Subsidiaries, except to the extent the proceeds thereof are used to acquire a Person or assets as contemplated hereby.

                  (h) The acquisition or ownership of Capital Securities or obligations or other securities received in settlement of debts owing to Grant Prideco, Inc. or any Subsidiary thereof (other than Eligible Accounts Receivable) created and settled in the ordinary course of business, which Capital Securities, obligations or other securities have been pledged to the Agent (or the Canadian Agent, as the case may be) pursuant to documentation satisfactory to the Agent.

                  (i) Any Investment in any Person to the extent the consideration paid consists of Qualified Stock of Grant Prideco, Inc.;

                  (j) The acquisition of Capital Securities of any Credit Party or Domestic Subsidiary or Canadian Borrower by another Credit Party or Domestic Subsidiary or Canadian Borrower if the acquiring Person would be permitted to have the other Credit Party or Subsidiary thereof merge into it pursuant to
Section 8.6 hereof and, if the pledge of the securities of such acquired Person as required by this Credit Agreement is not prohibited by any Material Contract;

                  (k) Accounts receivable payable by third parties to Foreign Subsidiaries arising in the ordinary course of business that are not paid when due (regardless of whether such amounts may remain unpaid for more than one year);

                  (l) Investments in Intelliserv/Composite not to exceed $10,000,000 per year to fund research and development, or technology commercialization to the extent that those investments are reflected (in accordance with GAAP) as expenditures in the determination of Consolidated Net Income;

                  (m) Equity investments in Foreign Subsidiaries, PROVIDED that, in the case of such investments made after the Closing Date, (i) 65% of the Capital Securities of such Foreign Subsidiary have been pledged to the US Agent in form and substance satisfactory to US Agent, (ii) at the time any such investment is made, and after giving effect thereto, each such Credit Party is solvent as described in SECTION 6.2 hereof, (iii) no Default or Event of Default exists or would



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occur after giving effect to such intercompany loan, and (iv) such investment does not result in a breach of Section 8.8(b);

                  (n) Such other Investments as the US Agent may approve in writing in its sole discretion, provided that such other Investments shall not exceed $1,000,000 per Investment or $3,000,000 in the aggregate;

                  (o) Investments in the remaining 35% equity interests of Rotator AS not owned by Credit Parties as of the Closing Date, not to exceed $5,000,000 in the aggregate, purchased for the purpose of acquiring 100% ownership of Rotator AS; and

                  (p) Permitted Hedging Transactions.

         8.10 NO AFFILIATE TRANSACTIONS. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with, including the purchase, sale or exchange of property or the rendering of any service to any other Credit Party or other Affiliate of a Credit Party and whether or not such transaction would otherwise be permitted under any of the other provisions of the Credit Documents, except (i) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's, as the case may be, and upon fair and reasonable terms no less favorable to such Credit Party than could be obtained in a comparable arms-length transaction with an unaffiliated Person; (ii) licenses of Intellectual Property by a Credit Party to any Subsidiary of Grant Prideco, Inc. in compliance with Section 7.14; (iii) the incurrence by Grant Prideco, Inc. of general corporate overhead and management expenses for the benefit of its Subsidiaries, (iv) loans and investments permitted under Section 8.9, (v) renewal of the existing Weatherford International, Inc. supply agreement on terms no less favorable to the Credit Parties in any Material respect and (vi) reasonable and customary compensation programs for officers and directors of Grant Prideco, Inc. or its Subsidiaries as approved by the Board of Directors of Grant Prideco, Inc. or its Subsidiaries, as applicable.

         8.11 LIMITATION ON TRANSACTIONS UNDER ERISA. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly:

                  (a) amend, or permit any ERISA Affiliate to amend, a Title IV Plan resulting in an increase in current liability for the plan year such that any of such Borrower, any Subsidiary of such Borrower or any ERISA Affiliate is required to provide security to such a Title IV Plan under Section 40l(a)(29) of the Code;

                  (b) allow the representation made in SECTION 6.15 (other than the first sentence thereof) to be untrue at any time;

                  (c) cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or cause or permit to occur a Termination Event to the extent such Termination Event could reasonably be expected to have a Material Adverse Effect;

                  (d) allow the Unfunded Pension Liabilities of a Title IV Plan or all Title IV Plans to increase to a level which could reasonably be expected to require contributions to such Title IV Plans to have a Material Adverse Effect; or



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                  (e) adopt or terminate any Retiree Welfare Plan if either such adoption or termination could reasonably be expected to result in a Material Adverse Effect.

         8.12 MATERIAL AMENDMENTS OF MATERIAL CONTRACTS. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of the Agent, amend, modify, cancel or terminate or permit the amendment, modification, cancellation or termination of, any of the Material Contracts if any such action would be adverse to the interests of the Credit Parties, the Agents or the Lenders.

         8.13 ADDITIONAL RESTRICTIVE COVENANTS. Except for Permitted Restrictive Covenants, no Credit Party shall, directly or indirectly, create or otherwise cause or suffer to exist or become effective (a) any consensual restriction limiting the ability (whether by covenant, event of default, subordination or otherwise and including any such action the effect of which is to require the providing of equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of an Agent and the Lenders) to (i) pay dividends or make any other distributions on shares of its Capital Securities held by any Credit Party; (ii) pay any Liability owed to any Credit Party; (iii) make any loans, advances or other Investments in any Credit Party; or (iv) create or permit to exist any Lien upon the assets of any Credit Party, other than Liens permitted under SECTION 8.4; or (B) any contractual obligation which may restrict or inhibit an Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

         8.14 LIMITATION ON DERIVATIVE TRANSACTIONS. No Credit Party shall, or shall permit any of its Subsidiaries to, enter into any Derivative Transaction other than Permitted Hedging Transactions.

         8.15 NEW COLLATERAL LOCATIONS. No Credit Party shall, or shall permit any of its Domestic or Canadian Subsidiaries to, open or establish any new location within the United States or Canada unless such Person (a) provides US Agent (with respect to locations in the United States) or Canadian Agent (with respect to locations in Canada) with written notice of any such new location within fifteen (15) days thereafter, (b) delivers to such Agent, duly executed by the appropriate Person(s) where applicable, such Collateral Access Agreements and other agreements, documents and instruments as such Agent shall require to protect such Agent's interests in the Collateral at such location and (c) delivers to such Agent such amendments to SCHEDULE B, PARTS 6.1 AND 6.8 as are required to make such disclosures complete and accurate. No Credit Party shall relocate collateral; provided that so long as no Default or Event of Default has occurred and is continuing or would result therefrom, a Credit Party (i) may move Collateral from any jurisdiction in the U.S. to any other jurisdiction within the U.S. provided that such Borrower notifies the U.S. Agent of such move within fifteen (15) days thereafter, (ii) may move inventory in the ordinary course of business from any jurisdiction in the U.S. to any jurisdiction outside of the U.S. or any jurisdiction in or outside of Canada to any other jurisdiction in Canada, and (iii) in connection with any sale or other disposition of such Collateral that is sold or disposed by a Credit Party in accordance with Section 8.5.

         8.16 NEW ACCOUNTS. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, open or otherwise have any new checking, savings, investment, securities or commodity account or any other type of account at a bank, securities intermediary, commodity



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intermediary or any other financial institution except (a) accounts used by such person solely to fund payroll obligations, (b) petty cash accounts not to exceed a balance of $200,000 in the aggregate for all Credit Parties and (c) such other accounts for which US Agent has received (i) ten (10) days prior written notice before the opening thereof and (ii) if requested by an Agent, a duly executed Control Agreement. Prior to opening any new account under this SECTION 8.16, Borrowers shall deliver to US Agent such amendments to SCHEDULE B, PART 6.28 as is required to make such disclosure complete and accurate.

         8.17 NO EXCESS CASH. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, maintain in the aggregate in all of the accounts described in SCHEDULE B, PART 6.28, the Disbursement Accounts, the Depository Accounts or otherwise, at any time during which any Revolving Loans are outstanding total cash balances and Cash Equivalents in excess of $15,000,000, excluding (i) any amounts held in the Depositary Accounts which do not constitute available funds, (ii) the taxes payable by Foreign Subsidiaries or Canadian Borrower within thirty (30) days and retained by the appropriate Foreign Subsidiaries or Canadian Borrower for such purposes, (iii) restricted cash (as defined by GAAP) held at Foreign Subsidiaries, and (iv) cash held at Foreign Subsidiaries domiciled in China or Indonesia that are joint ventures with Persons that are not Subsidiaries. To the extent that cash or Cash Equivalents maintained at any time would result in a breach of the foregoing restriction, one or more Borrowers shall pay an amount equal to such excess to one or both Agents as required to avoid such breach, for application to the Revolving Loans (without reduction of the Revolving Loan Commitments).

                                    ARTICLE 9

                         EVENTS OF DEFAULT AND REMEDIES

         9.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an Event of Default hereunder (whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of any Borrower, any Subsidiary of any Borrower or any other Credit Party, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body):

                  (a) failure of the Borrowers to pay when due, whether at stated maturity, by acceleration or otherwise, any interest, Fees, Expenses, principal of any loan, reimbursement obligation with respect to any Letter of Credit or other Obligations;

                  (b) failure of any Credit Party to perform, comply with or observe any term, covenant or agreement applicable to it contained in SECTION 2.4(b)(iii) and Section 2.4(b)(iv) or in ARTICLE 7 OR ARTICLE 8;

                  (c) (i) any representation or warranty made by Credit Party under this Credit Agreement or under any other Credit Document shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

                           (ii) any Credit Party shall fail to comply with any covenant contained in this Credit Agreement (other than under a provision covered in Section 9 including under



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         SECTION 9.1(a), (b) OR (c)(i) above or under the other Credit
         Documents), which failure to comply is not cured within five (5) days of its occurrence;

                  (d) dissolution, liquidation, winding up or cessation of any Credit Party's businesses, or the failure of any Credit Party to meet its debts as they mature, or the calling of one or more meetings of any Credit Party's major creditors for purposes of obtaining a moratorium on payment or a compromise of such Credit Party's debts;

                  (e) (i) the insolvency (however defined) of any Credit Party;
or

                           (ii) the commencement by or against any Credit Party of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal, state or other applicable law and, in the event any such proceeding is commenced against any Credit Party other than a Borrower or Holdings, such proceeding is not dismissed within sixty (60) days;

                  (f) the occurrence of a Change of Control or the direct or indirect acquisition by a Person or group of Persons of any Credit Party other than as permitted by Section 8.6(a);

                  (g) the occurrence of a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) which permits, or could permit, the acceleration of the maturity of, any note, agreement or instrument evidencing any other Indebtedness of any Credit Party, or the nonpayment of such Indebtedness when due, and the aggregate principal amount of all such Indebtedness with respect to which a default or an event of default has occurred, or the maturity of which is permitted to be accelerated, or which is then due, exceeds $5,000,000;

                  (h) any covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any party (other than an Agent or the Lenders, in its capacity as such, and not in its capacity as an Issuing
Bank) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be cancelled, terminated, revoked or rescinded without the express prior written consent of the US Agent, or any action or proceeding shall have been commenced by any Person (other than an Agent or a Lender, in its capacity as such, and not in its capacity as an Issuing Bank) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable and such Default shall not have been cured within 10 days of (x) any Credit Party becoming aware of such Default or (y) receipt by Borrowers and such Credit Party of notice from Agent or any Lender of such Default; or

                  (i) (i) any Termination Event shall occur with respect to any Title IV Plan of any Credit Party or any ERISA Affiliate, (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Title IV Plan, (iii) any Credit Party shall engage in any Prohibited Transaction involving any such Title IV Plan, (iv) any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate shall be in "default" (as defined in ERISA
Section 4219(c)(5)) with respect to payments owing to any Multiemployer Plan as a result of such



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Person's complete or partial withdrawal (as described in ERISA Section 4203 or
4205) therefrom, (v) any Credit Party or any ERISA Affiliate shall fail to pay when due an amount that is payable by it to the PBGC or to any Title IV Plan under Title IV of ERISA, or (vi) a proceeding shall be instituted by a fiduciary of any such Title IV Plan against any Credit Party or any ERISA Affiliate to enforce ERISA Section 515 and such proceeding shall not have been dismissed within 30 days thereafter, except that no event or condition referred to in CLAUSES (i) THROUGH (vi) shall constitute an Event of Default if it, together with all other such events or conditions at the time existing, has not subjected, and in the reasonable determination of the Majority Lenders will not subject, any Credit Party to any liability that, alone or in the aggregate with all such liabilities for all such Persons, exceeds $5,000,000.

         9.2 ACCELERATION AND CASH COLLATERALIZATION. Upon the occurrence of an Event of Default which is continuing, the Agents may, but shall upon the request of the Majority Lenders, and by delivery of notice to the Funds Administrators from the Agents, take any or all of the following actions: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in SECTION 9.1(e), in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of either Agent or any Lender; and (b) immediately terminate the Commitments hereunder.

                  In addition, upon demand by the Agent or the Majority Lenders upon the occurrence of any Event of Default and which is continuing, the Borrowers shall deposit with the Agent with cash or Cash Equivalents in an amount equal to 110% of the Letter of Credit Obligations. Such deposit shall be held by the Agent as security for, and to provide for the payment of, Letter of Credit Obligations.

                  If at any time after acceleration of the maturity of the Obligations, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in SECTION 4.4) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loans and other Obligations due and payable solely by virtue of acceleration) shall be remedied or waived, then by written notice to the US Funds Administrator, the Majority Lenders may elect, in the sole discretion of such Majority Lenders, to rescind and annul the acceleration and its consequences and return any cash collateral; but such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Majority Lenders; they are not intended to benefit the Borrowers and do not give any Borrower the right to require the Lenders to rescind or annul any acceleration hereunder or to return any cash collateral, even if the conditions set forth herein are met.

         9.3 REMEDIES. From and after the occurrence of any Event of Default which is continuing, the Agents each may, in addition to exercising any other rights and remedies now or hereafter existing under any Credit Document or applicable law: (a) remove from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to any or all of the Collateral, or the Agents each may use (at the expense of the Borrowers) such of the



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supplies or space of any Borrower at any Borrower's place of business or otherwise, as may be necessary to properly administer and control any or all of the Collateral or the handling of collections and realizations thereon; (b) bring suit, in the name of a Borrower or the Lenders and generally shall have all other rights respecting any or all of the Collateral, including the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any or all of the Collateral and issue credits in the name of a Borrower or the Lenders; and (c) foreclose the security interests created pursuant to the Credit Documents by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing same. Each of the Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of a Borrower or the Lenders, or in the name of such other party as such Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and either Agent or any other Lender shall have the right to purchase at any such sale. If any Collateral shall require rebuilding, repairing, maintenance or preparation, each Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting such Collateral in such saleable form as such Agent shall deem appropriate. Each Borrower agrees, at the request of an Agent, to assemble the Collateral and to make it available to such Agent at places which such Agent shall select, whether at the premises of such or any other Borrower or elsewhere, and to make available to such Agent the premises and facilities of such Borrower for the purpose of such Agent's taking possession of, removing or putting the Collateral in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification. Unless expressly prohibited by the licensor thereof, if any, each Agent is hereby granted a license to use all Intellectual Property, computer software programs, data bases, processes and materials used by each Borrower in connection with its businesses or in connection with the completion, protection, preservation, sale, lease, license or other disposition of the Collateral. The net cash proceeds resulting from an Agent's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by such Agent to the payment of the Obligations, whether due or to become due, in the order specified in Section 2.5(e), and pending such payment shall be held as security for such payment. Each Borrower shall remain liable to the Agents and the Lenders for any deficiencies. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

         9.4 ACTIONS IN CONCERT. Anything in this Credit Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Credit Agreement or the other Credit Documents (including exercising any rights of setoff) without first obtaining the prior written consent of US Agent, it being the intent of Lenders that any such action to protect or enforce rights under this Credit Agreement and the other Credit Documents shall be taken in concert and at the direction or with the consent of US Agent or Majority Lenders.



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                                   ARTICLE 10

                                    THE AGENT

         10.1 APPOINTMENT OF AGENT.

                  (a) Each US Lender hereby designates US Agent, and each Canadian Lender hereby designates Canadian Agent as its contractual representative to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of a Note or an L/C Participation by the acceptance of such Note or participation shall be deemed irrevocably to authorize, the appropriate Agent to take such action on its behalf under the provisions of this Credit Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and Expenses received pursuant to this Credit Agreement or any other Credit Document for the benefit of the Lenders and the Issuing Banks to be distributed as provided herein (except that the Canadian Agent holds such items only for the benefit of the Canadian Lenders). Each Agent may perform any of its duties hereunder by or through its agents or employees.

                  (b) The provisions of this ARTICLE 10 are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and none of the Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof (other than SECTION 10.9). In performing their respective functions and duties under this Credit Agreement, the Agents shall act solely as agent of the Lenders and the Issuing Banks and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party.

         10.2 NATURE OF DUTIES OF AGENT. The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement and the other Credit Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of each Agent shall be mechanical and administrative in nature; neither Agent shall have by reason of this Credit Agreement or the other Credit Documents a fiduciary relationship in respect of any Lender or any Issuing Bank, and nothing in this Credit Agreement or the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement or the other Credit Documents except as expressly set forth herein or therein.

         10.3 LACK OF RELIANCE ON THE AGENT.

                  (a) Independently and without reliance upon either Agent, any Lender or any Issuing Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of
(A) the creditworthiness of each Credit Party, and (B) the Collateral, and, except as expressly provided in this Credit Agreement, neither Agent shall have any duty or responsibility, either initially or on a continuing basis, to
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or other information with respect thereto, whether coming into its possession before the initial Credit Event or at any time or times thereafter.

                  (b) Neither Agent shall be responsible to any Lender or Issuing Bank for any recitals, statements, information, representations or warranties herein or in any other Credit Document or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or any other Credit Document or the financial or other condition of any Credit Party. Neither Agent shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or any other Credit Document, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender or Issuing Bank, as the case may be.

         10.4 CERTAIN RIGHTS OF THE AGENT. The Agents shall have the right to request instructions from the Lenders at any time. If either Agent shall request instructions from the Lenders with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Majority Lenders (or, to the extent required pursuant to SECTION 11.10, all Lenders), and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender or Issuing Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders (or, to the extent required pursuant to the express terms of this Agreement, all Lenders).

         10.5 RELIANCE BY THE AGENT. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex or facsimile transmission, E-mail, telecopier message, cablegram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Agents may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. The Agents may, but shall not be required to, rely on Borrowing Base Certificates and any other schedules or reports delivered to the Agent in connection herewith in determining the amount of the Borrowing Base and the then eligibility of Accounts and Inventory of the respective Borrowers. Reliance thereon by the Agents from time to time shall not be deemed to limit the right of the Agent to revise advance rates or standards of eligibility as provided in the definition of the term "Borrowing Base" set forth herein.

         10.6 INDEMNIFICATION OF AGENT. To the extent either Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against any and all Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against the Agent, in any way relating to or arising out of this Credit Agreement or any other Credit Document; PROVIDED that no Lender, shall be liable for any portion of such Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent it is determined by a judgment of a court that is binding on the Agent,



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final and not subject to review on appeal, to be the result of acts or omissions on the part of the Agent, constituting gross negligence or willful misconduct.

         10.7 THE AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Notes issued to it, and its participation in Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Majority Lenders," "holders of Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agents, and their Affiliates, may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with any Borrower or any Affiliate of any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders or any Issuing Bank.

         10.8 HOLDERS OF NOTES. Either Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefore.

         10.9 SUCCESSOR AGENT.

                  (a) Either Agent may, upon five (5) Business Days' notice to the appropriate Lenders and the appropriate Funds Administrator, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this SECTION 10.9) by giving written notice thereof to the appropriate Lenders and the appropriate Funds Administrator. Upon such resignation, the Majority Lenders shall have the right, upon five (5) days' notice to the appropriate Funds Administrator, to appoint a successor Agent. If no successor Agent (i) shall have been so appointed by the Majority Lenders and
(ii) shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon five (5) days' notice, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Resignation of an Agent under this Credit Agreement shall also constitute a resignation of the Agent under the other Credit Documents and appointment of a successor Agent shall constitute an appointment of the successor Agent under all other Credit Documents.

                  (b) Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement. The retiring Agent shall assign to the successor Agent all liens granted under the Collateral Documents and deliver to the successor Agent all pledged Collateral in its possession, and take all such other



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actions, at the expense of Borrowers, as may be reasonably requested to effect the succession of the successor Agent under the Credit Documents.

                  (c) In the event of a material breach by an Agent of its duties hereunder, the Agent may be removed by the Majority Lenders for cause and the provisions of this SECTION 10.9 shall apply to the appointment of a successor Agent. Such removal of an Agent shall also operate, if at the time any such Person is serving as such, as a removal of DBTCo. and each of its Serving Affiliates, if any, as an Issuing Bank, subject to SECTION 10.9(d).

                  (d) No removal of DBTCo., Deutsche Bank, any Lender or any of their respective Serving Affiliates pursuant to SECTION 10.9(c), as an Issuing Bank, shall be effective unless its Liabilities under each Letter of Credit are secured with cash or by letters of credit in form and substance, and issued by issuers, satisfactory to DBTCo., Deutsche Bank or such Serving Affiliate.

         10.10 COLLATERAL MATTERS.

                  (a) Each Lender and each Issuing Bank authorizes and directs the Agent to enter into the Collateral Documents for the benefit of such Person. Each Lender and each Issuing Bank hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in SECTION 11.10, any action taken by the Majority Lenders, in accordance with the provisions of this Credit Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and all the Issuing Banks. The Agents are hereby authorized on behalf of all of the Lenders and all the Issuing Banks, without the necessity of any notice to or further consent from any Lender or any Issuing Bank from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

                  (b) Each Lender and each Issuing Bank hereby authorize each Agent, at its option and in its discretion, to release or subordinate, as applicable, any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby,
(ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Agent, if the US Funds Administrator certifies to the Agent that such sale or disposition is made in compliance with SECTION 8.5 (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) that is subject to a Purchase Money Lien permitted under SECTION 8.4(c) or (iv) if approved, authorized or ratified in writing by the Majority Lenders, unless such release or subordination is required to be approved by all of the Lenders pursuant to SECTION 11.10. Upon request by the Agent at any time, each Lender and each Issuing Bank will confirm in writing the Agent's authority to release or subordinate particular types or items of Collateral pursuant to this SECTION 10.10.

                  (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Majority Lenders



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(or all Lenders, if such release is required to be approved by all of the
Lenders pursuant to SECTION 11.10), and upon at least five (5) Business Days' prior written request by the US Funds Administrator, the appropriate Agent shall (and is hereby irrevocably authorized by each Lender and each Issuing Bank, to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Agent, the Lenders and the Issuing Banks herein or pursuant hereto upon the Collateral that was sold or transferred; PROVIDED that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to or create any Liability or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower or any Credit Party in respect of) all interests retained by any Borrower or any Credit Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the Expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

                  (d) Neither Agent shall have any obligation whatsoever to any Lender, any Issuing Bank or any other Person to assure that the Collateral exists or is owned by any Borrower or any Subsidiary thereof or is cared for, protected or insured or that the Liens granted to the Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this
SECTION 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given each Agent's own interest in the Collateral as one of the Lenders and that neither Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

         10.11 ACTIONS WITH RESPECT TO DEFAULTS. In addition to each Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Majority Lenders; PROVIDED that until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders and the Issuing Banks; and, further, provided that the Agent shall not be required under any circumstances to take any action that, in its judgment, (a) is contrary to any provision of the Credit Documents or applicable law or (b) will expose it to any liability or expense against which it has not been indemnified to its satisfaction. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         10.12 DELIVERY OF INFORMATION. Neither Agent shall be required to deliver to any Lender or any Issuing Bank originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the US Funds Administrator, any Borrower, any Subsidiary of any Borrower, the Majority Lenders, any Lender, any Issuing Bank or any other



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Person under or in connection with this Credit Agreement or any other Credit
Document except (a) as specifically provided in this Credit Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender, or any Issuing Bank with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 SUBMISSION TO JURISDICTION; WAIVERS. HOLDINGS AND EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

                  (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

                  (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

                  (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH BORROWER AT THE ADDRESS OF THE FUNDS ADMINISTRATOR SET FORTH IN SECTION 11.5 OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

                  (d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR THE FUNDS ADMINISTRATOR, OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS;

                  (e) WAIVES THE RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT OF, AND ALL STATUTES OF



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LIMITATIONS WHICH MAY BE RELEVANT TO, SUCH ACTION OR PROCEEDING; AND

                  (f) WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT.

         11.2 JURY TRIAL. THE CREDIT PARTIES, THE AGENTS, EACH ISSUING BANK AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

         11.3 GOVERNING LAW. THE RIGHTS AND DUTIES OF THE CREDIT PARTIES, THE AGENTS, EACH ISSUING BANK AND THE LENDERS UNDER THIS CREDIT AGREEMENT, THE NOTES (INCLUDING MATTERS RELATING TO THE MAXIMUM PERMISSIBLE RATE) AND THE OTHER CREDIT DOCUMENTS (OTHER THAN MORTGAGES TO THE EXTENT PROVIDED THEREIN) SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES, UNLESS ANY SUCH DOCUMENT ELECTS THE LAW OF ANOTHER JURISDICTION.

         11.4 DELAYS; PARTIAL EXERCISE OF REMEDIES. No delay or omission of an Agent, any Issuing Bank or any Lender to exercise any right or remedy hereunder or under any of the other Credit Documents, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by an Agent, any Issuing Bank or any Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

         11.5 NOTICES. Except as otherwise provided herein, all notices and correspondence hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, to the following addresses, or by facsimile transmission sent to the following facsimile numbers and promptly confirmed in writing sent by first class mail: (a) if to the US Agent, or any of the US Lenders, then to the US Agent, Deutsche Bank Trust Company Americas, 31 West 52nd Street, 23rd Floor, New York, New York, 10019, Attention: Credit Department, Michael J. Malcangi, facsimile number (646) 324-7808 (b) if to any Issuing Bank, to the address specified in the applicable L/C Application with a copy to the US Agent or Canadian Agent, as appropriate, Attn: LC Dept, Marco Orlando, facsimile number
(212)797-0403; (b) if to the Canadian Agent, or any of the Canadian Lenders, then to the Canadian Agent, Deutsche Bank AG, Canada Branch, 222 Bay Street, Suite 1100, P.O. Box 196, Toronto, Ontario, M5K 1H6 Attn: Credit Dept, Karyn Curran Fax # (416) 682-8484; (c) if to the US Funds Administrator or any US Borrower, then to the US Funds Administrator at 1330 Post Oak Blvd., Suite 2700, Houston, TX 77056, Attention: Louis A. Raspino, Vice President and Chief Financial Officer and Philip Choyce, Vice President, General Counsel and Secretary, facsimile number (862) 681-8699; and (d) if to the Canadian Funds Administrator or any Canadian Borrower, then to the Canadian Funds Administrator at 1330 Post Oak Blvd., Suite 2700, Houston, TX 77056, Attention: Louis A. Raspino, Vice President and Chief Financial Officer and Philip Choyce, Vice President,



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General Counsel and Secretary, facsimile number (862) 681-8699. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused, and (c) if sent by facsimile transmission, when receipt of such transmission is acknowledged except, in the case of a notice from the U.S. Agent to the US Funds Administrator under SECTION 9.2, such notice shall be deemed given when sent by facsimile transmission. Electronic mail may be used to distribute routine communications, such as financial statements, and shall be deemed to be received when receipt of such transmission is acknowledged by reply message.

         11.6 ASSIGNABILITY.

                  (a) The Borrowers shall not have the right to assign this Credit Agreement or any interest therein.

                  (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrowers.

                  (c) Each Lender may assign to one or more banks, other financial institutions or investment funds all or a portion of its rights and obligations under this Credit Agreement, the Notes and the other Credit Documents; PROVIDED that, except in the case of an assignment to a Federal Reserve Bank (which may be made without condition or restriction), (i) such assignment shall be for a fixed and not varying percentage of the assigning Lender's Loans, L/C Participations and Commitment, (ii) the Agent shall consent to, and the appropriate Funds Administrator shall receive notice of, such assignment (such consent by the Agent not to be unreasonably withheld), (iii) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption Agreement, together with any Note or Notes subject to such assignment and a processing and recordation fee of $5,000 and, (iv) except for any assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, the Notes and the other Credit Documents, no such assignment shall be for less than $5,000,000 (or $1,000,000 in the case of the Canadian Loans and Canadian Revolving Loan Commitments) of the assigning Lender's Commitment, unless such assignment is to a then-current holder of a Note. Transfers of Loans from an existing Lender to another existing Lender (other than a Defaulting Lender) shall not require Agent's consent and the recordation fee shall not apply to such transfer. Any sale of a portion of a Lender's Loans must include pro rata portions of both Revolving Loans and Term Loans held by such Lender. Upon such execution and delivery of the Assignment and Assumption Agreement to the Agent, from and after the date specified as the effective date in the Assignment and Assumption Agreement (the "Acceptance Date"), (A) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, such assignee shall have the rights and obligations of a Lender hereunder and (B) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights (other than any rights it may have pursuant to SECTION 11.8, which rights will survive) and be released from its obligations (other than any obligations it may have pursuant to SECTION 11.7, which obligations will survive under this Credit Agreement) and, in the



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case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto. Notwithstanding anything to the contrary in the foregoing, no fee shall be payable in connection with a Lender's assignment of its interests under this Credit Agreement to an Affiliate otherwise permitted hereby.

                  (d) By executing and delivering an Assignment and Assumption Agreement, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Notes, or any other Credit Document; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any other Credit Parties or any Issuing Bank, the value of the Collateral, or the performance or observance by (A) any Borrower or any other Credit Parties of any of its obligations under this Credit Agreement or any other Credit Document, or
(B) any Issuing Bank of any of its obligations under any Letter of Credit; (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the Financial Statements referred to in SECTION 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement; (iv) such assignee will continue, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, to make its own credit decisions in taking or not taking action under this Credit Agreement;
(v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Credit Documents as are delegated to the Agent by their terms, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

                  (e) The Agent shall maintain at its address referred to in
SECTION 11.5 a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the US Funds Administrator, the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register and copies of each Assignment and Assumption shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (f) Upon its receipt of an Assignment and Assumption Agreement executed by an assigning Lender, together with the Note or Notes subject to such assignment, the Agent shall, if such Assignment and Assumption Agreement has been completed and is in substantially the form of EXHIBIT A hereto, (i) accept such Assignment and Assumption Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the appropriate Funds Administrator. Within five (5) Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or



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Notes to the order of the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption Agreement and, if the assigning Lender has retained a Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall re-evidence the Indebtedness outstanding under the old Note or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the Closing Date and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

                  (g) Each Lender may sell participations (without the consent of the Agent, any Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); PROVIDED that (i) such Lender's obligations under this Credit Agreement (including its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Credit Agreement, (iv) the appropriate Funds Administrator, the Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement and such Notes and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans or Letter of Credit reimbursement obligations in which such participant is participating; (B) reduce the amount of any installment of principal of the Loans or the amount of any drawing under any Letter of Credit in which such participant is participating; (C) except as otherwise expressly provided in this Credit Agreement, reduce the interest rate applicable to the Loans or the amount of any drawing under any Letter of Credit in which such participant is participating; or (D) except as otherwise expressly provided in this Credit Agreement, reduce any Fees payable hereunder in which such participant participates. Each Lender selling or granting a participation, including a participation sold pursuant to SECTION 2.10, shall indemnify the Borrowers and the Agent for any Taxes and Liabilities that either may sustain as a result of such Lender's failure to withhold and pay any Taxes applicable to payments by such Lender to its participant in respect of such participation.

                  (h) Each Lender agrees that, without the prior written consent of the Borrowers and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

                  (i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding any Borrower, subject to the confidentiality provisions of SECTION 11.7.

         11.7 CONFIDENTIALITY. Each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, advisors, Affiliates and counsel, or to another Lender if the disclosing Lender or such disclosing



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Lender's holding or Holdings company in its sole discretion determines that any such party should have access to such information) any information with respect to any Borrower or any of its Subsidiaries, which is furnished pursuant to this Credit Agreement and which is designated by such Borrower to the Lenders in writing as confidential, provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to or examination conducted by any Governmental Authority having or claiming to have jurisdiction over such Lender, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any Requirement of Law, (e) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, (f) to other financial institutions with respect to which the respective Lender has a contractual relationship in accordance with such Lender's regular banking procedures, provided that each such other financial institution agrees to be bound by the confidentiality provisions contained in this SECTION 11.7, (g) to any nationally recognized rating agency that requires access to information regarding the respective Lender's investment portfolio in connection with such rating agency's issuance of ratings with respect to such Lender, provided that such Lender advises such rating agency of the confidential nature of such information, (h) as may be required or appropriate in connection with protecting, preserving, exercising or enforcing (or planning to exercise or enforce) any of its rights in, under or related to the Collateral or the Credit Documents and (i) as may be required or appropriate in consulting with any Person with respect to any of the foregoing matters.

         11.8 INDEMNIFICATION. The Borrowers shall and hereby agree jointly and severally to indemnify, defend and hold harmless each Agent, each Issuing Bank and each of the Lenders and their respective directors, officers, agents, employees, counsel, advisors and Affiliates from and against (a) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) (including, but not limited to, reasonable attorneys' fees and expert fees) (collectively, "LOSSES") arising out of or by reason of any litigations, investigations, claims or proceedings which arise out of or are in any way related to (i) this Credit Agreement or the transactions contemplated thereby; (ii) the issuance of Letters of Credit; (iii) the failure of an Issuing Bank to honor a drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; (iv) any actual or proposed use by any Borrower of (A) the proceeds of any Loans or (B) any Letter of Credit; or
(v) the Agents', the Lenders' or any Issuing Bank's entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating thereto, including amounts paid in-settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing; and (b) any Losses that arise directly or indirectly from or in connection with any Environmental Laws. Notwithstanding the foregoing, the Canadian Borrowers shall not have any obligation to indemnify, defend or hold harmless the US Agent, any Issuing Bank, or any Lender or their respective directors, officers, agents, employees, counsel, advisors or Affiliates from and against any Losses that arise directly or indirectly from or in connection with any amounts loaned to a US Borrower under this Credit Agreement. The indemnification obligations of the Canadian Borrowers under this SECTION 11.8 shall be limited to Losses that arise in connection with any amounts loaned to a Canadian Borrower under this Credit Agreement. If and to the extent that the



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Obligations of the Borrowers hereunder are unenforceable for any reason, the
Borrowers hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. The Borrowers' joint and several Obligations hereunder shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its Obligations. In addition, the Borrowers shall, upon demand, pay to the Agent and each Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such Lender in (i) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (ii) collecting the Loans, (iii) foreclosing or otherwise collecting upon the Collateral or any part thereof and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing or any Default or Event of Default.

         11.9 ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Credit Agreement and the other Credit Documents constitute the entire agreement among the Credit Parties, the Agent and the Lenders (in their capacities as such and not in their capacity, if any, as an Issuing Bank), supersedes any prior agreements among them, and shall bind and benefit the Credit Parties, the Agent and the Lenders and their respective successors and permitted assigns.

         11.10 AMENDMENTS, ETC. No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Majority Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, that, notwithstanding the foregoing:

                  (a) no amendment, waiver or consent shall, unless in writing and signed by the all Lenders, amend or waive, or consent to any departure from, the provisions of CLAUSE (c) of the definition of the term Borrowing Base.

                  (b) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations (except pursuant to an increase in Commitments or obligations arising under SECTION 11.6 hereof); (ii) reduce the principal of, or interest on, the Notes or any drawing under any Letter of Credit or any fees hereunder; (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Notes or for the reimbursement of any drawing under any Letter of Credit or any fees hereunder; (iv) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Majority Lenders to take any action hereunder; (v) amend or waive this SECTION 11.10, or change the respective definitions of Majority Lenders; or (vi) except in connection with the financing, refinancing, sale or other disposition of any Collateral of the Borrower permitted under this Credit Agreement, release Agent's Liens on all or substantially all of the Collateral and, provided that no amendment, waiver or consent affecting the rights or duties of the Agent or any Issuing Bank under,
(x) in the case of the Agent, any term or provision of this Credit Agreement and
(y) in the case of any Issuing Bank, (1) SECTIONS 3.3, 3.4, 3.6 AND 3.8 of this Credit Agreement, (2) any Letter of Credit or (3) any L/C



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Application, shall in any event be effective, unless in writing and signed by the Agent or such Issuing Bank, as applicable, in addition to the Lenders required hereinabove to take such action.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of ARTICLE 10 (other than the provisions of SECTION 10.9). In addition, the Borrowers and the Lenders hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Annex I from time to time in the manner requested by the Borrowers, the Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; however, provided that the Agent shall promptly deliver a copy of any such modification to the Funds Administrators and each Lender.

                  (c) If a Defaulting Lender exists or, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"), requiring the consent of all affected Lenders, the consent of Majority Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a "Non-Consenting Lender"), then, in respect of any Defaulting Lender or Non-Consenting Lender (so long as Agent is not a Non-Consenting Lender), at the appropriate Funds Administrator's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Defaulting Lender or Non-Consenting Lender, as applicable, and such Defaulting Lender or Non-Consenting Lender, as applicable, agrees that it shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Defaulting Lender or Non-Consenting Lender, as applicable, for an amount equal to the principal balance of all Loans held by such Defaulting Lender or Non-Consenting Lender, as applicable, and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption Agreement.

         11.11 NONLIABILITY OF AGENT AND LENDERS. The relationship between the Borrowers and the Lenders and the Agents shall be solely that of borrower and lender. Neither the Agents, any Lender or any Issuing Bank shall have any fiduciary responsibilities to the either Funds Administrator or any Borrower. Neither the Agents, any Lender or any Issuing Bank undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of any Borrowers' business or operations.

         11.12 COUNTERPARTS. This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall, or shall permit any of its Subsidiaries together constitute one and the same instrument.

         11.13 EFFECTIVENESS. This Credit Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent pursuant to SECTION 11.5 or, in the case of the Lenders, shall have given to the appropriate Agent written or facsimile notice (actually received) at such office that the same has been signed and mailed to it. Reed has executed this Credit Agreement and other Credit Documents in anticipation of its becoming a Borrower hereunder and assuming all



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obligations of a Borrower under this Credit Agreement, which assumption (the
"Reed Assumption") shall be deemed to occur and shall be effective, with no further acts required of Reed, when Reed becomes a Subsidiary of Parent. Reed shall deliver a certificate confirming the Reed Assumption to the US Agent, in form and substance satisfactory to the US Agent (but the Reed Assumption shall be deemed effective without such certificate). Until the Reed Assumption becomes effective, this Credit Agreement is not binding on Reed, but is binding on all other signatories.

         11.14 SEVERABILITY. In case any provision in or obligation under this Credit Agreement or the Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         11.15 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

         11.16 MAXIMUM RATE. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrowers, the Agents and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to any Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrowers. All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrowers to any Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement, the other Credit Documents and all agreements among the Borrowers, the Agent and the Lenders.

         11.17 RIGHT OF SETOFF. In addition to and not in limitation of all rights of offset that any Lender may have under applicable law, each Lender shall, subject to SECTION 9.4, upon the occurrence and during the continuance of any Event of Default and whether or not such Lender has



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made any demand or the Obligations of any Credit Party are matured, have the right to appropriate and apply to the payment of the Obligations of such Credit Party all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other Indebtedness or property then or thereafter owing by such Lender, including any and all amounts in any Depository Account, Concentration Account, the DBT Account or the Disbursement Account. For purposes of this SECTION 11.17, the Obligations of a Credit Party to a Lender shall include, as fully as though such Obligations were the direct Obligations of such Credit Party to such Lender, the Obligations of such Credit Party in which such Lender has an L/C Participation, in each case, to the extent of such participation. No Lender may exercise such rights without the prior written consent of the appropriate Agent or the Majority Lenders pursuant to SECTION
9.4. Any amount received as a result of the exercise of such rights shall be reallocated as set forth in SECTION 2.10.

         11.18 DEFAULTING LENDER.

                  (a) Unless the appropriate Agent shall have received notice from a Lender, prior to the time specified in such Section, that such Lender will not make available to the Agent a Loan required to be made by it pursuant to SECTION 2.2 or its L/C Participation Funding Amount pursuant to SECTION 3.6(b)(ii), the Agent may assume that such Lender has made such amounts available to the Agent in accordance with such Sections and the Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrowers or the applicable Issuing Bank a corresponding amount on behalf of such Lender.

                  (b) If any amount referred to in SUBSECTION (a) of this
SECTION 11.18 or in SECTION 2.3 is not made available to an Agent by a Lender (a "Defaulting Lender") and the Agent has made such amount available to the Borrowers or an Issuing Bank, the Agent shall be entitled to recover such amount on demand from such Defaulting Lender together with interest as hereinafter provided. If such Defaulting Lender does not pay such amount forthwith upon the Agent's demand therefore, the Agent shall promptly notify the appropriate Funds Administrator and the Borrowers shall immediately (but in no event later than five Business Days after such demand) pay such amount to the Agent together with interest calculated as hereinafter provided. The Agent shall also be entitled to recover from such Defaulting Lender and/or the Borrowers, as the case may be,
(i) interest on such amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrowers to the date such amount is recovered by the Agent, at a rate per annum equal to either
(A) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (B) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with SECTION 4.1 OR SECTION 4.2, PLUS (ii) in each case, an amount equal to any costs (including legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement. Nothing herein shall be deemed to relieve any Lender from its duty to fulfill its obligations hereunder or to prejudice any rights which the Borrowers or any Issuing Bank, may have against any Lender as a result of any default by such Lender hereunder, including the right of the Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrowers under CLAUSE (ii) above on account of such Defaulting Lender's default.

                           (i) Notwithstanding anything contained herein to the contrary, so long as any Lender is a Defaulting Lender or has rejected its Commitment, the Agent shall not be obligated to transfer to such Lender (A) any payments made by the Borrowers to the Agent



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         for the benefit of such Lender or (B) any amounts contemplated by
         SECTION 2.3(b)(i); and, such Lender shall not be entitled to the sharing of any payments pursuant to SECTION 2.10. Amounts otherwise payable to such Lender under SECTION 2.10 shall instead be paid to the Agent.

                           (ii) For purposes of voting or consenting to matters with respect to the Credit Documents and determining Proportionate Share, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0).

                           (iii) This SECTION 11.18(c) shall remain effective with respect to a Defaulting Lender until (a) the Obligations under this Credit Agreement shall have been declared or shall have become immediately due and payable or (b) the Majority Lenders, the Agent and the Borrowers shall have waived such Lender's default in writing.

                           (iv) No Lender's Commitment shall be increased or otherwise affected, and performance by the respective Borrowers shall not be excused, by the operation of this SECTION 11.18(b). Any payments of principal or interest which would, but for this SUBSECTION (b), be paid to any Lender, shall be paid to the Lenders who shall not be in default under their respective Commitments and who shall not have rejected any Commitment, for application to the Loans then due and payable or to the other Obligations then due and payable or to provide cash collateral to secure Obligations not then due and payable in such manner and order as shall be determined by the Agent.

         11.19 RIGHTS CUMULATIVE. Each of the rights and remedies of the Agents, each Issuing Bank and the Lenders under the Credit Documents shall be in addition to all of their other rights and remedies under the Credit Documents and applicable law, and nothing in the Credit Documents shall be construed as limiting any such rights or remedies.

         11.20 THIRD PARTY BENEFICIARIES. Each Issuing Bank shall be deemed to be a third party beneficiary of its rights under this Credit Agreement, provided that, except as otherwise provided in SECTION 11.10, such rights may be amended or waived, and any departure therefrom by any Credit Party consented to, without their respective consents.

         11.21 JOINT AND SEVERAL LIABILITY / GUARANTIES

                  (a) Joint and Several Liability of US Borrowers. Each of the US Borrowers shall be jointly and severally liable hereunder and under each of the other Credit Documents with respect to all Obligations of the US Borrowers, regardless of which of such Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Funds Administrators, the Borrowers, the Agent, the Lenders or any of the Issuing Banks account therefore in their respective books and records. In furtherance and not in limitation of the foregoing, (i) each US Borrower's obligations and liabilities with respect to proceeds of Loans which it receives or Letters of Credit issued for its account, and related fees, costs and expenses, and (ii) each US Borrower's obligations and liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to proceeds of Loans received by, or Letters of Credit issued for the account of, any of the other Borrowers, together with the related fees, costs



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and expenses, shall be separate and distinct obligations, both of which are primary obligations of such US Borrower.

                  (b) Joint and Several Liability of the Canadian Borrowers. Each of the Canadian Borrowers shall be jointly and severally liable hereunder and under each of the other Credit Documents with respect to all Obligations of the Canadian Borrowers regardless of which of the Canadian Borrowers actually receives the proceeds of the Canadian Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Canadian Funds Administrator, the Canadian Borrowers, any Agent, Lenders or any of the Issuing Banks account therefore in their respective books and records. In furtherance and not in limitation of the foregoing, (i) each Canadian Borrower's obligations and liabilities with respect to proceeds of Loans which it receives, or Letters of Credit issued for its account, and related fees, costs and expenses, and (ii) each Canadian Borrower's obligations and liabilities arising as a result of the joint and several liability of the Canadian Borrowers hereunder with respect to proceeds of Loans received by, the other Canadian Borrower, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such Canadian Borrower.

                  (c) Guaranty by Holdings. Holdings hereby irrevocably and unconditionally guaranties the due and punctual payment of all Obligations of all Borrowers hereunder and under each of the other Credit Documents, when the same shall become due, whether at stated maturity, by required payment, declaration, demand or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy
Code), and agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel and allocated costs of internal counsel) incurred by Agents or Lenders in enforcing or preserving any rights under this guaranty.

                  (d) Guaranty by US Borrowers. Each of the US Borrowers hereby irrevocably and unconditionally guaranties the due and punctual payment of all Obligations of Canadian Borrowers hereunder and under each of the other Credit Documents, when the same shall become due, whether at stated maturity, by required payment, declaration, demand or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), and agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel and allocated costs of internal counsel) incurred by Agents or Lenders in enforcing or preserving any rights under this guaranty.

                  (e) Guaranty by Subsidiary Guarantors. Pursuant to the Subsidiary Guaranty delivered on or before the Closing Date, (1) the Subsidiary Guarantors which are Canadian Subsidiaries have irrevocably and unconditionally guaranteed the due and punctual payment of all Obligations of Canadian Borrowers hereunder and under each of the other Credit Documents pursuant to the Subsidiary Guaranty delivered on or before the Closing Date and (2) the Subsidiary Guarantors which are Domestic Subsidiaries have irrevocably and unconditionally guaranteed the due and punctual payment of all Obligations of all Borrowers hereunder and under each of the other Credit Documents.



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                  (f) Waivers, etc.

                           (i) Each of the Borrowers and Holdings agrees that its joint and several and/or guaranty obligations under this SECTION
         11.21 (collectively, the "GUARANTIED OBLIGATIONS") may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this SECTION 11.21 notwithstanding any extension, renewal or other alteration of any Guarantied Obligation.

                           (ii) Each of the Borrowers and Holdings waives presentation of, demand of, and protest of any Guarantied Obligation and also waives notice of protest for nonpayment. The obligations of the Borrowers and Holdings under this SECTION 11.21 shall not be affected by:

                                    (A) the failure of any Agent or Lender (each
                  a "Guarantied Party" and collectively, the "Guarantied Parties") or any other Person to assert any claim or demand or to enforce any right or remedy against Holdings, any Borrower or any Subsidiary under the provisions of this Credit Agreement, any other Credit Document or any other agreement or otherwise,

                                    (B) any extension or renewal of any
                  provision of any thereof,

                                    (C) any rescission, waiver, amendment or
                  modification of any of the terms or provisions of this Credit Agreement, any other Credit Document, or any instrument or agreement executed pursuant hereto or thereto,

                                    (D) the failure to perfect any security
                  interest in, or the release of, any of the security held by any Guarantied Party or any other Person for any of the Guarantied Obligations, or

                                    (E) the failure of any Guarantied Party or
                  any other Person to exercise any right or remedy against Holdings, any Borrower or any other guarantor of any of the Guarantied Obligations.

                           (iii) Holdings and each of the Borrowers, to the extent their joint and several obligations under this SECTION 11.21 are determined by a court of competent jurisdiction to be obligations in the nature of a surety or guaranty rather than primary obligations, further agree that their obligations under this SECTION 11.21 constitute a guaranty of payment when due and not of collection and waives any right to require that any resort be had by any Guarantied Party or any other Person to any of the security held for payment of any of the Guarantied Obligations or to any balance of any deposit account or credit on the books of any Guarantied Party or any other Person in favor of a Borrower or any other Person.

                           (iv) The obligations of Holdings and the Borrowers under this SECTION 11.21 shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Guarantied Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations, the discharge of any Borrower or any other guarantor from any of the Guarantied Obligations in a bankruptcy or similar proceeding, or otherwise. Without limiting the generality of the foregoing, the obligations of Holdings and the Borrowers under this SECTION 11.21 shall not be discharged or impaired or otherwise affected by the failure of any Guarantied Party or any other Person to assert any claim or demand or to enforce any remedy under this Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any hereof or thereof, by any default, or any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Holdings or any Borrower or which would otherwise operate as a discharge of Holdings or any Borrower as a matter of law or equity.

                           (v) Holdings and each Borrower further agrees that this SECTION 11.21 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, interest on or any other amount with respect to any Guarantied Obligation is rescinded or must otherwise be restored by any Guarantied Party, or any other Person upon the bankruptcy or reorganization of Holdings, any Borrower, any other Person or otherwise.

                           (vi) Holdings and each Borrower further agree, in furtherance of the foregoing and not in limitation of any other right which any Guarantied Party or any other Person may have at law or in equity against Holdings or such Borrower by virtue hereof, upon the failure of any Borrower to whom a Loan is made pay any of the Guarantied Obligations in respect thereof when and as the same shall become due, whether by required prepayment, declaration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada)), Holdings and each Borrower jointly and severally liable for such Guarantied Obligation will forthwith pay, or cause to be paid, in cash, to US Agent (or in the case of Canadian Borrowers, Canadian Agent) for the ratable benefit of Guarantied Parties as set forth in this Credit Agreement, an amount equal to the sum of the unpaid principal amount of such Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to any Borrower, would have accrued on such Guarantied Obligations) and all other Guarantied Obligations then owed to Guarantied Parties as aforesaid. All such payments shall be applied promptly from time to time by US Agent as set forth in Section 2.5.

                           (vii) Holdings and each Borrower hereby waive any claim, right or remedy, direct or indirect, that it now has or may hereafter have against any Borrower or any of its assets in connection with this SECTION 11.21 or the performance by Holdings or any Borrower of its obligations under this SECTION 11.21, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that Holdings or any Borrower now has or may hereafter have against any Borrower or Subsidiary thereof, (b) any right to enforce, or to participate in, any claim, right or remedy that any Guarantied Party now has or may hereafter have against any Borrower or a Subsidiary thereof, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Guarantied Party. In addition, until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, Holdings and each Borrower shall withhold exercise of any right of contribution it may have against any other guarantor of the Guarantied Obligations as a result of any payment hereunder. Holdings and each Borrower further agree that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights of subrogation, reimbursement or indemnification Holdings or any Borrower may have against any Borrower or against any collateral or security, and any such rights of contribution Holdings or any Borrower may have against any such other guarantor, shall be junior and subordinate to any rights any Guarantied Party may have against any Borrower or other guarantor, to all right, title and interest any Guarantied Party may have in any such collateral or security, and to any right any Guarantied Party may have against such other guarantor. If any amount shall be paid to Holdings on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Agents on behalf of Guarantied Parties and shall forthwith be paid over to US Agent (or, in the case of a payment by a Canadian Borrower, to Canadian Agent) for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

                           (viii) Following indefeasible payment in full in cash of the Obligations, termination of the Commitments and expiration or cancellation of all Letters of Credit, to the extent that any Borrower shall have made a payment under this SECTION 11.21 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a "GUARANTOR PAYMENT") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower having the same joint and several or guaranty obligation under this SECTION 11.21, exceeds the amount that such Borrower would otherwise have paid if each Borrower having the same joint and several or guaranty obligation under this SECTION 11.21 had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers having the same joint and several or guaranty obligation under this SECTION 11.21 as determined immediately prior to the making of such Guarantor Payment, then, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower having the same joint and several or guaranty obligation under this SECTION 11.21 for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the "ALLOCABLE AMOUNT" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this
         SECTION 11.21 without rendering such claim voidable or avoidable under
         Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law or, in the case of a Canadian

         Borrower, under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or similar statute or common law. This SECTION 11.21 is intended only to define the relative rights of Borrowers and nothing set forth in this SECTION 11.21 is intended to or shall impair the obligations of Borrowers, jointly and severally as set forth in this SECTION 11.21, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Credit Agreement, including SECTION 11.21(a). Nothing contained in this SECTION 11.21 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and Expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against other Credit Parties under this SECTION 11.21 shall only be exercisable upon the full and indefeasible payment of the Obligations, the termination of the Commitments and the expiration or cancellation of all Letters of Credit.

                           (ix) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any similar statute or common law) then the Obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code and, in the case of the Canadian Borrowers, the Bankruptcy and Insolvency Act (Canada), and the Companies' Creditors Arrangement Act (Canada)).

                  (g) The liability of Holdings and each of the Borrowers under this SECTION 11.21 is in addition to and shall be cumulative with all liabilities of each Borrower to Agents and Lenders under this Credit Agreement and the other Credit Documents to which such Borrower is a party, without any limitation as to amount.

                  (h) Notwithstanding anything to the contrary in this Credit Agreement, the Canadian Borrowers are not liable, pursuant to any provision of this Credit Agreement (including, without limitation, indemnification provisions), with respect to any Obligations that do not relate to the Canadian Loans, Collateral securing Canadian Loans or the Canadian Borrowers.

         11.22 APPOINTMENT AND AUTHORIZATION OF FUNDS ADMINISTRATORS.

                  (a) Each US Borrower hereby designates, appoints, authorizes and empowers Grant Prideco, LP as its agent to act as specified in the capacity of US Funds Administrator under this Credit Agreement and each of the other Credit Documents and Grant Prideco, LP hereby acknowledges such designation, authorization and empowerment, and accepts such appointment. Each US Borrower hereby irrevocably authorizes and directs the US Funds Administrator to take such action on its behalf under the respective provisions of this Credit Agreement and the other Credit Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the US Funds Administrator by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower's behalf:

                           (i) to submit on behalf of each US Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation to Agent in accordance with the provisions of this Credit Agreement, each such notice to be submitted by the US Funds Administrator to Agent as soon as practicable after its receipt of a request to do so from a Borrower; and

                           (ii) to submit on behalf of each US Borrower requests for the issuance of US Letters of Credit in accordance with the provisions of this Credit Agreement, each such request for the issuance of a Letter of Credit to be submitted by the US Funds Administrator as soon as practicable after its receipt of a request to do so from any US Borrower.

         The US Funds Administrator is further authorized and directed by each of the US Borrowers to take all such actions on behalf of such Borrower necessary to exercise the specific powers granted in CLAUSES (i) and
         (ii) above and to perform such other duties hereunder and under the other Credit Documents, and deliver such documents as delegated to or required of the US Funds Administrator by the terms hereof or thereof. Agent and each Lender may regard any notice or other communication pursuant to any Credit Documents from the US Funds Administrator as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any US Borrower or US Borrowers hereunder to the US Funds Administrator on behalf of such Borrower or Borrowers. Each US Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the US Funds Administrator shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

                  (b) The US Funds Administrator may perform any of its duties hereunder or under any of the other Credit Documents by or through its agents or employees.

                  (c) Each Canadian Borrower hereby designates, appoints, authorizes and empowers Grant Prideco Canada Ltd. as its agent to act as specified in the capacity of Canadian Funds Administrator under this Credit Agreement and each of the other Credit Documents and Grant Prideco Canada Ltd. hereby acknowledges such designation, authorization and empowerment, and accepts such appointment. Each Canadian Borrower hereby irrevocably authorizes and directs the Canadian Funds Administrator to take such action on its behalf under the respective provisions of this Credit Agreement and the other Credit Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Canadian Funds Administrator by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower's behalf:

                           (i) to submit on behalf of each Canadian Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation to Agent in accordance with the provisions of this Credit Agreement, each such notice to be submitted by the Canadian Funds Administrator to Agent as soon as practicable after its receipt of a request to do so from a Borrower; and

                           (ii) To submit on behalf of each Canadian Borrower requests for the issuance of Canadian Letters of Credit in accordance with the provisions of this Credit Agreement, each such request for the issuance of a Letter of Credit to be submitted by the Canadian Funds Administrator as soon as practicable after its receipt of a request to do so from any Canadian Borrower.

         The Canadian Funds Administrator is further authorized and directed by each of the Canadian Borrowers to take all such actions on behalf of such Borrower necessary to exercise the specific powers granted in CLAUSES (i) and (ii) above and to perform such other duties hereunder and under the other Credit Documents, and deliver such documents as delegated to or required of the Canadian Funds Administrator by the terms hereof or thereof. Agent and each Lender may regard any notice or other communication pursuant to any Credit Documents from the Canadian Funds Administrator as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Canadian Borrower or Canadian Borrowers hereunder to the US Funds Administrator on behalf of such Borrower or Borrowers. Each Canadian Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Canadian Funds Administrator shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

                  (d) The Canadian Funds Administrator may perform any of its duties hereunder or under any of the other Credit Documents by or through its agents or employees.

         11.23 DESIGNATION OF NEW BORROWERS. The Funds Administrators may from time to time submit new Borrowers to Agents for their sole discretion approval. If Agent so approves a new Borrower, such new Borrower shall execute a counterpart signature page to this Credit Agreement and all other applicable Credit Documents, and the US Agent or the Canadian Agent, as appropriate, shall receive security interests in 100% of the Capital Securities of such New Borrower and substantially all assets of such New Borrower. The Agents shall not approve a new Canadian Borrower if the joint and several obligations of such new Canadian Borrower and the other Canadian Borrowers pursuant to this Credit Agreement or any other applicable Credit Document (a) could constitute financial assistance that is prohibited by the laws of the jurisdiction of incorporation of the relevant Canadian Borrower; or (b) require reference to any solvency or other financial test to determine whether such joint and several obligations could constitute such prohibited financial assistance. Notwithstanding anything to the contrary in the foregoing, no new Borrower may be admitted if such Person is not a wholly-owned subsidiary, directly or indirectly, of Holdings.

         11.24 JUDGMENT CURRENCY.

                  (a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the "ORIGINAL CURRENCY") into another currency (the "OTHER CURRENCY"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

                  (b) The obligations of a Borrower in respect of any sum due in the Original Currency from it to a Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Other Currency, such Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify such Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, such Lender shall remit such excess to such Borrower.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

                                    BORROWERS:

                                    GRANT PRIDECO, LP, individually, as
                                    a Borrower and as US Funds Administrator

                                    By: Reed-Hycalog, LLC, its general partner

                                    By:
                                       -----------------------------------------
                                            Philip A. Choyce
                                    Title:  Vice President

                                    XL SYSTEMS, L.P.,

                                    By: Grant Prideco Holding, LLC, its general
                                    partner

                                    By:
                                       -----------------------------------------
                                            Philip A. Choyce
                                    Title:  Vice President

                                    TEXAS ARAI, INC.,

                                    By:
                                       -----------------------------------------
                                            Philip A. Choyce
                                    Title:  Vice President

                                    TUBE-ALLOY CORPORATION,

                                    By:
                                       -----------------------------------------
                                            Philip A. Choyce
                                    Title:  Vice President

                                    STAR OPERATING COMPANY,

                                    By:
                                       -----------------------------------------
                                            Philip A. Choyce
                                    Title:  Vice President

                                    REED-HYCALOG OPERATING, L.P.,

                                    By: Grant Prideco Holding, LLC, its general
                                    partner

                                    By:
                                       -----------------------------------------
                                            Philip A. Choyce
                                    Title:  Vice President

                                    GRANT PRIDECO CANADA LTD., individually, as a Borrower and as Canadian Funds Administrator

                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------


                                    GUARANTOR:

                                    GRANT PRIDECO, INC.,


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------


                                    AGENT:

                                    DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                    as Agent


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------


                                    CANADIAN AGENT:

                                    DEUTSCHE BANK AG, CANADA BRANCH,
                                    as Canadian Agent


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------

                                    DOCUMENTATION AGENT:

                                    TRANSAMERICA BUSINESS CAPITAL CORPORATION

                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------


                                    CO-SYNDICATION AGENTS:

                                    JPMORGAN CHASE BANK

                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------


                                    MERRILL LYNCH CAPITAL,
                                    A DIVISION OF MERRILL LYNCH BUSINESS
                                    FINANCIAL SERVICES INC.

                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------


                                    LENDERS:

                                    DEUTSCHE BANK TRUST COMPANY AMERICAS


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------


                                    DEUTSCHE BANK AG, CANADA BRANCH


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------

                                   SCHEDULE A
                                       TO
                                CREDIT AGREEMENT
                          DATED AS OF DECEMBER 19, 2002

                              CLOSING DOCUMENT LIST

         A. CREDIT PARTY DOCUMENTS.

                  (i) Copies of the Governing Documents of each Credit Party, certified by the Secretary of State or equivalent Government Authority of its jurisdiction of organization and dated a recent date prior to the Closing Date or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Credit Party, together with a good standing certificate from the Secretary of State or equivalent Government Authority of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

                  (ii) Resolutions of the Governing Body of such Credit Party approving and authorizing the execution, delivery and performance of the Credit Documents and Related Agreements to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Credit Party as being in full force and effect without modification or amendment;

                  (iii) Signature and incumbency certificates of the officers of such Credit Party executing the Loan Documents to which it is a party;

                  (iv) Executed originals of the Loan Documents to which such Credit Party is a party; and

                  (v) Such other documents as US Agent may reasonably request.

                  B. FINANCIAL STATEMENTS; PRO FORMA BALANCE SHEET. On or before the Closing Date, Lenders shall have received from Holdings (i) audited financial statements of the Subject Business and its Subsidiaries for Fiscal Years 1999, 2000 and 2001, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Years, (ii) unaudited financial statements of the Subject Business and its Subsidiaries as at September 30, 2002, consisting of a balance sheet and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for the 9-month period ending on such date, all in reasonable detail and certified by the chief financial officer of Holdings that they fairly present the financial condition of the Subject Business and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (iii) pro forma consolidated and consolidating balance sheets of Holdings and its Subsidiaries prepared based on financial statements as at September 30, 2002, prepared in accordance with GAAP and reflecting the consummation of the Acquisition, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, which pro forma financial statements shall be in form and substance satisfactory to Agent along with a certificate signed by a duly authorized Officer of Borrowers that there has not been a material change in Holdings and its Subsidiaries since October 31, 2002.

                  C. OPINIONS OF COUNSEL TO CREDIT PARTIES. Lenders shall have received (i) originally executed copies of one or more favorable written opinions of Fulbright & Jaworski, counsel for Credit Parties, and other counsel to the Credit Parties approved by Agent, in form and substance reasonably satisfactory to Agents and their counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit F annexed hereto and as to such other matters as Agents acting on behalf of Lenders may reasonably request (this Credit Agreement constituting a written request by Borrowers to such counsel to deliver such opinions to Lenders) and
(ii) copies of all opinions issued by counsel to any Loan Party or issued to any Credit Party relating to any transactions occurring on or about the Closing Date pursuant to any of the Credit Documents or any of the Related Agreements, each of which opinions shall be accompanied by a written authorization from counsel issuing such opinion stating that US Agent and Lenders may rely on such opinions as though such opinions were addressed to US Agent and Lenders.

                  D. SOLVENCY ASSURANCES. On the Closing Date, Agents and Lenders shall have received an Officer's Certificate of Holdings and each Subsidiary Guarantor dated the Closing Date, substantially in the form of Exhibit G annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by the Credit Documents, Holdings and each Subsidiary Guarantor will be solvent.

                  E. EVIDENCE OF INSURANCE. Agents shall have reviewed the adequacy of the types and amounts of Credit Parties' insurance coverage, including without limitation, casualty, hazard, title, business interruption and product liability insurance, and such review shall be in form and substance satisfactory to Agents. Agents shall have received a certificate from Borrowers' insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 7.8 is in full force and effect and that an Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under Section 7.8.

                  F. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. Agents shall have received evidence satisfactory to it that each Credit Party shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary or, in the opinion of Agents, desirable in order to create in favor of Agents, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

                  (i) Schedules to Collateral Documents. Delivery to Agents of accurate and complete schedules to all of the applicable Collateral Documents;

                  (ii) Stock Certificates and Instruments. Delivery to Agents of
(a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Agents) representing all Capital

Securities pledged pursuant to the Security Agreement and all Foreign Pledge Agreements and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Agents) evidencing any Collateral, it being agreed, however, that "Collateral" shall not include loans by Holdings to Grant Prideco Canada, Ltd. treated as equity investments for purposes of US tax reporting;

                  (iii) Lien Searches and UCC Termination Statements. Delivery to Agents of (a) the results of a recent search, by a Person satisfactory to Agents, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Credit Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Credit Agreement);

                  (iv) UCC Financing Statements and Fixture Filings. Prior filing of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Credit Party (if required) with respect to all personal and mixed property Collateral of such Credit Party, for filing in all jurisdictions as may be necessary or, in the opinion of Agents, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

                  (v) PTO Cover Sheets, Etc. Delivery to US Agent of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of any IP Collateral;

                  (vi) Cash Management. Delivery to Agents of a Control Agreement executed by each Person that is a party thereto with respect to each Depository Account and a Control Agreement with respect to each Concentration Account;

                  (vii) Foreign Pledge Agreements. Execution and delivery to Agent of Foreign Pledge Agreements with respect to 65% of the Capital Securities owned by Holdings or a Domestic Subsidiary of all Foreign Subsidiaries and Canadian Borrowers, in each case, with respect to which an Agent deems a Foreign Pledge Agreement necessary or advisable to perfect or otherwise protect the First Priority Liens granted to such Agent on behalf of Lenders in such Capital Securities, and the taking of all such other actions under the laws of such jurisdictions as such Agent may deem necessary or advisable to perfect or otherwise protect such Liens; and

                  (viii) Opinions of Local Counsel. Upon request by an Agent, delivery to such Agent of (a) an opinion of counsel (which counsel shall be reasonably satisfactory to such Agent) with respect to the creation and perfection of the security interests in favor of such Agent in such personal or mixed property Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as such Agent may reasonably request, and (b) an opinion of counsel (which counsel shall be reasonably satisfactory to such Agent) under the laws of each jurisdiction in which any Loan Party or any personal or mixed property Collateral is located with respect to the creation and perfection of the security interests in favor of Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent.

                  G. CLOSING DATE MORTGAGES; CLOSING DATE MORTGAGE POLICIES; ETC. Agent shall have received from Borrowers and each applicable Subsidiary
Guarantor:

                  (i) Closing Date Mortgages. Fully executed and notarized Mortgages (each a "CLOSING DATE MORTGAGE" and, collectively, the "CLOSING DATE MORTGAGES"), duly recorded in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule A-Part G annexed hereto (each a "CLOSING DATE MORTGAGED PROPERTY" and, collectively, the "CLOSING DATE MORTGAGED PROPERTIES");

                  (ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Agents) in each state or other jurisdiction in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Agents reasonably request, in each case in form and substance reasonably satisfactory to Agents;

                  (iii) Landlord Consents and Estoppels; Recorded Leasehold Interests. In the case of each Closing Date Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel with respect thereto and
(b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

                  (iv) Title Insurance. (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the "CLOSING DATE MORTGAGE POLICIES") issued by the Title Company with respect to the Closing Date Mortgaged Properties listed in Part A of Schedule A-Part G) annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Closing Date Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Closing Date Mortgaged Property vested in such Credit Party and assuring Agent that the applicable Closing Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception, which Closing Date Mortgage Policies (1) shall include an endorsement for mechanics' liens, for future advances under this Credit Agreement and for any other matters reasonably requested by Agent and (2) shall provide for affirmative insurance and such reinsurance as Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Agent; and (b) evidence satisfactory to Agent that such Credit Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

                  (v) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to paragraph (v), above;

                  (vi) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program,
(b) if there are any such Flood Hazard Properties, such Credit Party's written acknowledgement of receipt of written notification from Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

                  (vii) Environmental Indemnity. If requested by an Agent, an environmental indemnity agreement, satisfactory in form and substance to such Agent and its counsel, with respect to the indemnification of such Agent and Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials Activity.

                  H. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Credit Parties shall have delivered to US Agent an Officer's Certificate, in form and substance satisfactory to US Agent, to the effect that the representations and warranties in Section 6 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Credit Parties shall have performed in all material respects all agreements and satisfied all conditions which this Credit Agreement provides shall be performed or satisfied by them on or before the Closing Date except as otherwise disclosed to and agreed to in writing by US Agent; provided that where a representation and warranty, covenant or condition is qualified as to materiality, such materiality qualifier shall be disregarded for purposes of this condition.

                  I. BORROWING BASE CERTIFICATE. On or before the Closing Date, Borrowers shall have delivered to Agents and Lenders a Borrowing Base Certificate relating to the Borrowing Base for each Borrower substantially in the form of Exhibit E annexed hereto, prepared as of a recent date prior to the Closing Date.

                  J. COLLATERAL AUDITS AND APPRAISALS. Agents shall have received (i) audits of the Inventory and Accounts of each Borrower and other Collateral designated by the Agents in form, scope and substance satisfactory to Agents, and (ii) appraisals, in form, scope and substance satisfactory to Agents, concerning (a) the value of any Real Property Assets constituting Closing Date Mortgaged Properties, and (b) the value of machinery and equipment of Borrowers and their Subsidiaries designated by Agent, in each case to the extent required by an Agent in its sole discretion.

                  K. RELATED AGREEMENTS. Agents and Requisite Lenders shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith, and each Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Agent or Requisite Lenders to be material, in each case without the consent of Agent and Requisite Lenders, and Agent shall have received an Officer's Certificate of Company to that effect. Related Agreements shall not have been amended after the execution and delivery thereof (except as approved by US Agent and Requisite Lenders), and the Related Agreements shall each be satisfactory in form and substance to Agent and Requisite Lenders.

                                   SCHEDULE L

               CERTAIN PROVISIONS RELATING TO BANKERS' ACCEPTANCES

                  This Schedule L sets forth certain terms and conditions relating to the obligation of the Canadian Lenders to make loans to any Canadian Borrower pursuant to Section 2.1(c) of the Credit Agreement by way of Bankers' Acceptances. Capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

                  (a) Availability. Each Notice of Borrowing, Notice of Conversion or Notice of Continuation for Bankers' Acceptances shall be in a minimum aggregate Face Amount of Cdn.$1,000,000 or a multiple of Cdn. $1,000,000 in excess thereof, and a Canadian Lender shall not be obliged to accept any
Draft:

                  (i) which is drawn on or which matures on a day which is not a Business Day;

                  (ii) which matures on a day subsequent to the Expiration Date;

                  (iii) which has a term other than approximately 30, 60 or 90 days;

                  (iv) which is denominated in any currency other than Canadian Dollars;

                  (v) which is not in a form satisfactory to such Canadian Lender or the Canadian Agent;

                  (vi) which has a Face Amount of less than Cdn. $1,000,000 or the Face Amount of which is not an integral multiple of Cdn. $1,000,000;

                  (vii) in respect of which the applicable Canadian Borrower has not then paid the applicable Acceptance Fee; or

                  (vii) if a Default or an Event of Default has occurred and is continuing.

                  (b) Grace. Each Canadian Borrower hereby renounces, and shall not claim or request or require any Canadian Lender to claim, any days of grace for the payment of any Bankers' Acceptance.

                  (c) Bankers' Acceptances in Blank. To facilitate the acceptance by the Canadian Lenders of Drafts as contemplated by the Credit Agreement and this Schedule L, each Canadian Borrower that wishes to borrow Bankers' Acceptance Loans shall, on the date of the initial Credit Event and from time to time as required, supply each Canadian Lender with such numbers of Drafts as it may request, each executed and endorsed in blank by such Canadian Borrower. Each Canadian Lender shall exercise such care in the custody and safekeeping of such bills as they give to similar property owned by them. Each Canadian Lender is hereby authorized to issue such Bankers' Acceptances endorsed in blank in such Face Amounts as may be determined by such Canadian Lender, provided that the aggregate amount thereof is equal to the aggregate amount of Bankers' Acceptances required to be accepted by such Canadian Lender. No Canadian Lender shall be responsible or liable for its failure to accept a Bankers' Acceptance if the cause of such failure is, in whole or in part, due to the failure of any Canadian Borrower to provide duly executed and endorsed Drafts to such Canadian Lender on a timely basis, nor shall any Canadian Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except loss or improper use to the extent same has been finally judicially determined to have arisen by reason of the gross negligence or willful misconduct of such Canadian Lender, its officers, employees, agents or representatives. Each Canadian Lender shall maintain a record with respect to Bankers' Acceptances (i) received by it from the Canadian Borrower in blank hereunder, (ii) voided by it for any reason, (iii) accepted by it hereunder,
(iv) purchased by it hereunder, and (v) canceled at their respective maturity dates.

                  (d) Execution of Bankers' Acceptances. Drafts of any Canadian Borrower to be accepted as Bankers' Acceptances hereunder shall be duly executed on behalf of such Canadian Borrower and upon the request of any Canadian Lender, each Canadian Borrower shall provide to such Canadian Lender a power of attorney to complete, sign, endorse and issue Bankers' Acceptances on behalf of such Canadian Borrower in form and substance satisfactory to such Canadian Lender. Notwithstanding that any one or more of the individuals whose manual or facsimile signature appears on any bill as a signatory on behalf of any Canadian Borrower may no longer hold office at the date of such bill or at the date of its acceptance by any Canadian Lender hereunder, or at any time thereafter, any Bankers' Acceptance signed as aforesaid on behalf of such Canadian Borrower shall be valid and binding upon such Canadian Borrower. Alternatively, at the request of any Canadian Lender, each Canadian Borrower shall deliver to such Canadian Lender a "depository note" which complies with the requirements of the Depository Bills and Notes Act (Canada), and hereby consents to the deposit of any Bankers' Acceptance in the form of a depository note in the book-based debt clearance system maintained by the Canadian Depository of Securities Limited or other recognized clearing house. In such circumstances, the delivery of Bankers' Acceptances shall be governed by the clearance procedures established thereunder.

                  (e) Issuance of Bankers' Acceptances. Promptly following receipt of a notice of borrowing, conversion or continuation by way of Bankers' Acceptances, the Canadian Agent shall so advise the Canadian Lenders and shall advise each Canadian Lender of the Face Amount of each Bankers' Acceptance to be accepted by it and the term thereof. The aggregate Face Amount of Bankers' Acceptances to be accepted by a Canadian Lender shall be determined by the Canadian Agent on a pro rata basis by reference to, in the case of a Bankers' Acceptance Loan that is a Canadian Revolving Loan, the respective Canadian Revolving Loan Commitments of the Canadian Lenders, or, in the case of a Bankers' Acceptance Loan that is a Canadian Term Loan, the respective Canadian Term Loan Commitments of the Canadian Lenders, except that, if the Face Amount of the Bankers' Acceptance that would otherwise be accepted by a Canadian Lender, would not be Cdn. $1,000,000 or a multiple thereof, such Face Amount shall be increased or reduced by the Canadian Agent in its sole discretion to the nearest multiple of Cdn. $1,000,000.

                  Notwithstanding the foregoing, if by reason of any increase or reduction described in the immediately preceding sentence, any Canadian Lender shall have a Canadian Revolving Loan Exposure in excess of its respective Canadian Revolving Loan Commitment or a Canadian Term Loan Exposure in excess of its respective Canadian Term Loan Commitment (any such Canadian Lender being herein called an "Over-Allotted Lender"), then at any time following the occurrence and during the continuance of an Event of Default, each other Canadian Lender agrees, upon request of the Over-Allotted Lender, to promptly purchase from such Over-Allotted Lender participations in (or, if and to the extent specified by any such purchasing Lender, direct interests in) the Canadian Revolving Loans or Canadian Term Loans, as applicable, owing to the Over-Allotted Lender (and in interest due thereon, as the case may be) in such amounts, and to make such other adjustments from time to time as shall be equitable, such that all the Canadian Lenders shall hold the Canadian Revolving Loans and Canadian Term Loans ratably according to their respective Canadian Revolving Loan Commitments or Canadian Term Loan Commitments, as the case may be.

                  (f) Purchase of Bankers' Acceptances: Continuations as and Conversions into Bankers' Acceptance Loans. Subject to clause (k) below, upon the acceptance of a Bankers' Acceptance by a Canadian Lender, such Canadian Lender shall purchase, or arrange the purchase of, each Bankers' Acceptance from the respective Canadian Borrower at a price equal to the BA Discount Proceeds of such Bankers' Acceptance and provide to the Canadian Agent an amount in Canadian Dollars equal to such BA Discount Proceeds for the account of the respective Canadian Borrower. The BA Discount Proceeds so received by the Canadian Agent from the Canadian Lenders shall be retained by the Canadian Agent and applied as follows: (i) in the case of a conversion of a Canadian Prime Rate Loan made in Canadian Dollars to a Bankers Acceptance Loan, to the payment of the applicable Canadian Prime Rate Loan, (ii) in the case of a continuance of Bankers' Acceptance Loans to new Bankers' Acceptance Loans, to the payment of the applicable Bankers' Acceptance Loans maturing on such date, and (iii) in all other cases, remitted to the respective Canadian Borrower; provided that in the case of any such conversion or continuation of Canadian Loans, the respective Canadian Borrower shall pay to the Canadian Agent for account of the respective Canadian Lenders such additional amounts, if any, as shall be necessary to effect the payment in full of the respective Canadian Prime Rate Loans or LIBOR Rate Loans, as the case may be, being repaid, or the Bankers' Acceptances maturing, on such date.

                  On any date on which a borrowing, conversion or continuation shall occur, the Canadian Agent shall be entitled to net all amounts payable on such date by the Canadian Agent to a Canadian Lender against all amounts payable on such date by such Canadian Lender to the Canadian Agent. Similarly, on any such date, each Canadian Borrower hereby authorizes each Canadian Lender to net all amounts payable on such date by such Canadian Lender to the Canadian Agent for the account of such Canadian Borrower, against all amounts (including without limitation, Acceptance Fees under clause (g) below) payable on such date by such Canadian Borrower to such Canadian Lender in accordance with the Canadian Agent's calculations.

                  (g) Acceptance Fees. Each Canadian Borrower shall pay to the Canadian Agent, in advance, for distribution to each Canadian Lender which accepts a Bankers' Acceptance, an Acceptance Fee in respect of the Face Amount of such Bankers' Acceptance, which shall be payable on or before the date of acceptance of such Bankers' Acceptance.

                  (h) Prepayments and Payments. Subject to clause (j) of this Schedule L, no prepayment of any Bankers' Acceptances shall be made by any Canadian Borrower prior to the maturity date of such Bankers' Acceptance. Each Canadian Borrower hereby unconditionally agrees to pay to the Canadian Agent for the account of each Canadian Lender an amount in Canadian Dollars equal to the Face Amount of each Bankers' Acceptance created by such Canadian Lender for the account of such Borrower on the maturity date thereof (whether at stated maturity, by acceleration or otherwise and notwithstanding that the Canadian Lender may be the holder of it at maturity).

                  (i) Conversion to Canadian Prime Rate Loans upon Maturity. Unless a Bankers' Acceptance is paid in full at the maturity thereof, or continued as another Bankers' Acceptance Loan, the obligation of any Canadian Borrower to any Canadian Lender in respect of a maturing Bankers' Acceptance accepted by such Canadian Lender shall be deemed to be converted automatically into a Canadian Prime Rate Loan in an amount equal to the full Face Amount of the maturing Bankers' Acceptance. Such Canadian Prime Rate Loan shall be subject to all of the provisions of the Credit Agreement applicable to a Canadian Prime Rate Loan, including in particular the obligation to pay interest, from and after the maturity date of such Bankers' Acceptance. Each Canadian Lender shall be obligated to make the Canadian Prime Rate Loan contemplated under this clause
(i) regardless of whether the conditions precedent to borrowing set forth in the Credit Agreement are then satisfied.

                  (j) Default. Upon the Canadian Loans becoming due and payable pursuant to Article 9 of the Credit Agreement (whether by action of the Canadian Agent, upon the written request of the Majority Lenders, or automatically by reason of the occurrence of an Event of Default referred to in Section 9.1(e) with respect to any Credit Party), each Canadian Borrower shall pay to the Canadian Agent in satisfaction of the obligations of such Canadian Borrower to the Canadian Lenders in respect of then-outstanding Bankers' Acceptances, and there shall become immediately due and payable, an amount equal to: (i) the aggregate Face Amount of all outstanding Bankers' Acceptances thereof; and (ii) all unpaid Acceptance Fees, if any.

                  (k) Circumstances Making Bankers' Acceptances Unavailable. If the Canadian Agent shall have reasonably determined (which determination shall be conclusive and binding upon all parties hereto) and notified the Canadian Funds Administrator and each of the Canadian Lenders that, by reason of circumstances arising after the date of the initial Credit Event and affecting the Canadian money market (i) there is no market for Bankers' Acceptances or
(ii) the demand for Bankers' Acceptances is insufficient to allow the sale or trading of the Bankers' Acceptances created and purchased hereunder, then the right of any Canadian Borrower to request that any Canadian Lender accept a Bankers' Acceptance shall be suspended until the Canadian Agent determines that the circumstances giving rise to such suspension no longer exist and the Canadian Agent so notifies the Canadian Funds Administrator.

                  (l) Indemnification in Respect of Bankers' Acceptances. In addition to any liability of any Canadian Borrower to any Lender or Agent under any other provision hereof, each Canadian Borrower shall indemnify each Canadian Lender and the Canadian Agent and hold each of them harmless against any loss or expense incurred by such Canadian Lender or the Canadian Agent as a result of
(x) any failure by such Canadian Borrower to fulfill any of its obligations hereunder including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by any Canadian Lender to fund any Bankers' Acceptance as a result of the failure of such Canadian Borrower to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder or under the Credit Agreement; or (y) such Canadian Borrower's failure to provide for the payment to the Canadian Agent, for the account of each of the Canadian Lenders, of the full Face Amount of each Bankers' Acceptance on its maturity date.

                  (m) Canadian Lenders as Holders. Bankers' Acceptances purchased by a Canadian Lender may be held by it for its own account until the maturity date or sold by it at any time prior to that date in any relevant Canadian market in such Canadian Lender's sole discretion.

                  (n) Utilizations under Canadian Dollar Loans Commitment. For the purposes of the Credit Agreement and this Schedule L, each Bankers' Acceptance shall be considered to be a Canadian Loan in an amount equal to the aggregate Face Amount of such Bankers' Acceptance and, for greater certainty and without limiting the generality of the foregoing, in any calculation of the amount of any Canadian Revolving Loans or Canadian Term Loans, there shall be included in such calculation the Face Amount of all outstanding Bankers' Acceptances accepted by the Canadian Lenders pursuant to the Canadian Revolving Loan Commitment or the Canadian Term Loan Commitment, as the case may be.